Exhibit 10.3

AMENDED AND RESTATED REVOLVING CREDIT

AND

SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS LENDER AND AS AGENT)

WITH

GPM EMPIRE, LLC

GPM RE LP

GPM TRANSPORTATION COMPANY, LLC

(AS BORROWERS)

February 13, 2026

TABLE OF CONTENTS

Page

I.	DEFINITIONS	1
1.1.	Accounting Terms	1
1.2.	General Terms	2
1.3.	Uniform Commercial Code Terms	54
1.4.	Certain Matters of Construction	54
1.5.	Term SOFR Notification.	55
1.6.	Conforming Changes Relating to Term SOFR Rate	55
II.	ADVANCES, PAYMENTS	55
2.1.	Revolving Advances	55
2.2.	Procedure for Revolving Advances Borrowing	57
2.3.	Disbursement of Advance Proceeds	59
2.4.	Swing Loans	59
2.5.	Maximum Advances	60
2.6.	Repayment of Advances	60
2.7.	Repayment of Excess Advances	61
2.8.	Statement of Account	61
2.9.	Letters of Credit	62
2.10.	Issuance of Letters of Credit	62
2.11.	Requirements For Issuance of Letters of Credit	64
2.12.	Disbursements, Reimbursement	64
2.13.	Repayment of Participation Advances	66
2.14.	Documentation	66
2.15.	Determination to Honor Drawing Request	67
2.16.	Nature of Participation and Reimbursement Obligations	67
2.17.	Indemnity	68
2.18.	Liability for Acts and Omissions	68
2.19.	Additional Payments	70
2.20.	Manner of Borrowing and Payment	70
2.21.	Mandatory Prepayments	71
2.22.	Use of Proceeds	72
2.23.	Defaulting Lender	72
2.24.	Existing Indebtedness	75
III.	INTEREST AND FEES	75
3.1.	Interest	75
3.2.	Letter of Credit Fees	76
3.3.	Reserved	76
3.4.	Payment of Fees	76
3.5.	Computation of Interest and Fees	77
3.6.	Maximum Charges	77
3.7.	Increased Costs	77
3.8.	Alternate Rate of Interest	78

i

3.9.	Capital Adequacy	83
3.10.	Taxes	84
3.11.	Replacement of Lenders	87
IV.	COLLATERAL: GENERAL TERMS	87
4.1.	Security Interest in the Collateral	87
4.2.	Perfection of Security Interest	87
4.3.	[Reserved]	88
4.4.	Preservation of Collateral	88
4.5.	Ownership of Collateral	88
4.6.	Defense of Agent’s and Lenders’ Interests	89
4.7.	Books and Records	89
4.8.	Financial Disclosure	90
4.9.	Compliance with Laws	90
4.10.	Inspection of Premises	90
4.11.	Insurance	90
4.12.	Failure to Pay Insurance	92
4.13.	Payment of Taxes	92
4.14.	Payment of Leasehold Obligations	92
4.15.	Receivables	92
4.16.	Inventory	96
4.17.	Maintenance of Equipment	96
4.18.	Exculpation of Liability	96
4.19.	Environmental Matters	96
4.20.	Financing Statements	97
4.21.	Appraisals	97
V.	REPRESENTATIONS AND WARRANTIES	98
5.1.	Authority	98
5.2.	Formation and Qualification	98
5.3.	Survival of Representations and Warranties	99
5.4.	Tax Returns	99
5.5.	Financial Statements	99
5.6.	Entity Names	100
5.7.	O.S.H.A. and Environmental Compliance	100
5.8.	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance	101
5.9.	Patents, Trademarks, Copyrights and Licenses	102
5.10.	Licenses and Permits	102
5.11.	Default of Indebtedness	103
5.12.	No Default	103
5.13.	No Burdensome Restrictions	103
5.14.	No Labor Disputes	103
5.15.	Margin Regulations	103
5.16.	Investment Company Act	103
5.17.	Disclosure	103
5.18.	[Reserved]	104

5.19.	Swaps	104
5.20.	Conflicting Agreements	104
5.21.	Application of Certain Laws and Regulations	104
5.22.	Business and Property of Borrowers	104
5.23.	Ineligible Securities	104
5.24.	Reserved	105
5.25.	Reserved	105
5.26.	Federal Securities Laws	105
5.27.	Equity Interests	105
5.28.	Commercial Tort Claims	105
5.29.	Letter of Credit Rights	105
5.30.	Material Contracts	105
5.31.	Credit Card Arrangements	105
5.32.	Petroleum Practices Laws	105
5.33.	[Reserved]	105
5.34.	Reserved	105
5.35.	RAMCO, LLC and Pine Belt Oil Company, LLC	106
5.36.	Certificate of Beneficial Ownership	106
5.37.	Sanctions and International Trade Laws	106
5.38.	Anti-Corruption Laws	106
VI.	AFFIRMATIVE COVENANTS	107
6.1.	Payment of Fees	107
6.2.	Conduct of Business and Maintenance of Existence and Assets	107
6.3.	Violations	107
6.4.	Government Receivables	107
6.5.	Financial Covenant	107
6.6.	Execution of Supplemental Instruments	108
6.7.	Payment of Indebtedness and Leasehold Obligations	108
6.8.	Standards of Financial Statements	109
6.9.	Federal Securities Laws	109
6.10.	Certificate of Beneficial Ownership and Other Additional Information	109
6.11.	Keepwell	109
6.12.	Credit Enhancements	109
6.13.	[Reserved]	109
6.14.	Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws	110
VII.	NEGATIVE COVENANTS	110
7.1.	Merger, Consolidation, Acquisition and Dispositions	110
7.2.	Creation of Liens	114
7.3.	Reserved	117
7.4.	Investments	117
7.5.	[Reserved]	120
7.6.	[Reserved]	120
7.7.	Restricted Payments, etc	120
7.8.	Indebtedness	122

7.9.	Nature of Business	125
7.10.	Transactions with Affiliates	125
7.11.	[Reserved]	126
7.12.	Subsidiaries	126
7.13.	Fiscal Year and Accounting Changes	127
7.14.	Pledge of Credit	127
7.15.	Modification of Certain Agreements	127
7.16.	Compliance with ERISA	127
7.17.	Payment of Junior Indebtedness	128
7.18.	[Reserved]	128
7.19.	[Reserved]	128
7.20.	Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws	128
7.21.	Material Amendments	129
7.22.	Credit Card Arrangements	129
7.23.	Non-DACA Deposit Accounts	129
7.24.	[Reserved]	129
7.25.	Restrictive Agreements, etc	129
7.26.	Hedges	130
7.27.	Sale and Lease-Back Transactions	131
7.28.	Real Property	131
VIII.	CONDITIONS PRECEDENT	131
8.1.	Conditions to Initial Advances	131
8.2.	Conditions to Each Advance	134
IX.	INFORMATION AS TO BORROWERS	135
9.1.	Disclosure of Material Matters	135
9.2.	Schedules	135
9.3.	Environmental Reports	136
9.4.	Litigation	136
9.5.	Material Occurrences	136
9.6.	Government Receivables	136
9.7.	Annual Financial Statements	137
9.8.	Quarterly Financial Statements	137
9.9.	Monthly Financial Statements	137
9.10.	Other Reports	138
9.11.	Additional Information	138
9.12.	Projected Operating Budget	138
9.13.	Variances From Operating Budget	138
9.14.	Notice of Suits, Adverse Events	138
9.15.	ERISA Notices and Requests	139
9.16.	Additional Documents	139
9.17.	Environmental Assessment Reports	139
9.18.	Updates to Certain Schedules	139
X.	EVENTS OF DEFAULT	140

10.1.	Nonpayment	140
10.2.	Breach of Representation	140
10.3.	Financial Information	140
10.4.	Judicial Actions	140
10.5.	Noncompliance	140
10.6.	Judgments	140
10.7.	Bankruptcy	141
10.8.	Inability to Pay	141
10.9.	Affiliate Bankruptcy	141
10.10.	Material Adverse Effect	141
10.11.	Lien Priority	141
10.12.	Reserved	141
10.13.	Cross Default	141
10.14.	Breach of Guaranty	141
10.15.	Change of Ownership	141
10.16.	Invalidity	142
10.17.	Licenses	142
10.18.	Seizures	142
10.19.	Operations	142
10.20.	Pension Plans	142
10.21.	Breach of Supply Agreements	143
10.22.	Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws	143
10.23.	2021 Note Purchase Obligations	143
10.24.	[Reserved];	143
10.25.	Breach of GPME Supply Agreement	143
10.26.	Enforcement of the GPME Supplier Guaranty	143
10.27.	MLP Capital One Loans	143
XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT	143
11.1.	Rights and Remedies	143
11.2.	Agent’s Discretion	145
11.3.	Setoff	145
11.4.	Rights and Remedies not Exclusive	145
11.5.	Allocation of Payments After Event of Default	145
XII.	WAIVERS AND JUDICIAL PROCEEDINGS	147
12.1.	Waiver of Notice	147
12.2.	Delay	147
12.3.	Jury Waiver	147
XIII.	EFFECTIVE DATE AND TERMINATION	147
13.1.	Term	147
13.2.	Termination	147
XIV.	REGARDING AGENT	148
14.1.	Appointment	148

v

14.2.	Nature of Duties	148
14.3.	Lack of Reliance on Agent and Resignation	149
14.4.	Certain Rights of Agent	150
14.5.	Reliance	150
14.6.	Notice of Default	150
14.7.	Indemnification	150
14.8.	Agent in its Individual Capacity	150
14.9.	Delivery of Documents	151
14.10.	Borrowers’ Undertaking to Agent	151
14.11.	No Reliance on Agent’s Customer Identification Program	151
14.12.	Other Agreements	151
14.13.	Erroneous Payments	151
14.14.	Certain ERISA Matters	154
XV.	BORROWING AGENCY	155
15.1.	Borrowing Agency Provisions	155
15.2.	Waiver of Subrogation	156
XVI.	MISCELLANEOUS	156
16.1.	Governing Law	156
16.2.	Entire Understanding	156
16.3.	Successors and Assigns; Participations; New Lenders	159
16.4.	Application of Payments	161
16.5.	Indemnity and Release	162
16.6.	Notice	163
16.7.	Survival	163
16.8.	Severability	164
16.9.	Expenses	164
16.10.	Injunctive Relief	164
16.11.	Consequential Damages	164
16.12.	Captions	164
16.13.	Counterparts; Facsimile Signatures	164
16.14.	Construction	164
16.15.	Confidentiality; Sharing Information	165
16.16.	Publicity	165
16.17.	Certifications From Banks and Participants; USA PATRIOT Act	165
16.18.	[Reserved]	166
16.19.	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	166

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2 Borrowing Base Certificate

Exhibit 1.2(a) Compliance Certificate

Exhibit 2.1(a) Revolving Credit Note

Exhibit 2.4 Swing Loan Note

Exhibit 2.25 Lender Joinder and Assumption Agreement

Exhibit 4.15(d)(ii) Credit Card Notifications

Exhibit 8.1(h) Financial Condition Certificate

Exhibit 16.3 Commitment Transfer Supplement

Schedules

Schedule A Lender Commitments

Schedule 1.2 Financing Statements

Schedule 1.6 Processor Agreements

Schedule 4.5 Inventory Locations; Place of Business, Chief Executive Office, Real Property

Schedule 4.15(h) Deposit and Investment Accounts

Schedule 5.1 Consents

Schedule 5.2(a) States of Qualification and Good Standing

Schedule 5.2(b) Subsidiaries

Schedule 5.4 Federal Tax Identification Number

Schedule 5.6 Prior Names

Schedule 5.7(c) Environmental

Schedule 5.8(b) Litigation

Schedule 5.8(d) Plans

Schedule 5.9 Intellectual Property, Source Code Escrow Agreements

Schedule 5.10 Licenses and Permits

Schedule 5.14 Labor Disputes

Schedule 5.27 Equity Interests

Schedule 5.28 Commercial Tort Claims

Schedule 5.29 Letter of Credit Rights

Schedule 5.31 Credit Card Processors

Schedule 7.2 Permitted Encumbrances

Schedule 7.4 Investments

Schedule 7.8 Indebtedness

Schedule 7.10 Transactions with Affiliates

Schedule 7.23 Other Deposit Accounts

Schedule 16.6 Notice Addresses

AMENDED AND RESTATED REVOLVING CREDIT

AND

SECURITY AGREEMENT

Amended and Restated Revolving Credit and Security Agreement dated as of February 13, 2026 among GPM Empire, LLC, a Delaware limited liability company (“GPM Empire”), GPM RE LP, a Delaware limited partnership (“GPM RE”), GPM Transportation Company, LLC, a Delaware limited liability company (“GPM Transportation”, and together with GPM Empire, GPM RE and each Person joined hereto as a borrower from time to time, collectively, the “Borrowers,” and each a “Borrower”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”) and PNC Bank, National Association (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

WHEREAS, immediately prior to the effectiveness of this Agreement, Borrowers were party to that certain Third Amended, Restated and Consolidated Revolving Credit and Security Agreement, dated as of February 28, 2020 (as amended, restated, amended and restated or otherwise modified from time to time immediately prior to the Effectiveness of this Agreement, the “Existing Credit Agreement,” together with all instruments, documents and agreements executed in connection therewith, the “Existing Loan Documents”), by and among GPM Investments, LLC, a Delaware limited liability company (“GPM Investments”), the Subsidiaries of GPM Investments party thereto from time to time, the financial institutions party thereto from time to time and PNC, as agent thereunder. The “Obligations” (as defined in the Existing Credit Agreement) of the Borrowers under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement are referred to herein as the “Existing Obligations”.

WHEREAS, on the Closing Date, upon the effectiveness of this Agreement and the GPMI Amendment, (a) the Borrowers shall be released from the Existing Loan Documents and (b) the Existing Obligations of the Borrowers shall be amended and restated, and deemed to be part of the Obligations, under this Agreement.

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrowers, Lenders and Agent hereby agree as follows:

I. DEFINITIONS.

1.1. Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrowers for the fiscal year ended December 31, 2024. If there occurs after the Closing Date any change in GAAP that materially affects in any respect the calculation of any covenant contained in this Agreement or the definition of any term defined under GAAP used in such calculations, Agent, Lenders and Borrowers shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Agent, Lenders and Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of December 31, 2024, provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and Borrowers shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Agent may reasonably require in order to provide the appropriate financial information required hereunder with respect to Borrowers both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP. Notwithstanding the foregoing, for purposes of representations, covenants, definitions (including any term defined under GAAP) and calculations made pursuant to the terms of this Agreement or with respect to any other provisions herein, GAAP will be deemed to treat operating leases and finance leases in a manner consistent with their treatment under GAAP prior to the implementation of ASC 842 on January 1, 2019.

1.2. General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“2021 Note Purchase Agreement” shall mean the Purchase Agreement dated on or about October 14, 2021 by and among ARKO Corp., GPM Investments and the Subsidiaries of GPM Investments party thereto as guarantors, the Borrowers party thereto as guarantors, and the 2021 Notes Trustee.

“2021 Note Purchase Closing Date” shall mean the “Closing Date” as defined in the 2021 Note Purchase Agreement.

“2021 Note Purchase Documents” shall mean, collectively, the 2021 Note Purchase Agreement, the 2021 Notes, the 2021 Notes Indenture, and any and all of the other documents, agreements, and instruments evidencing the 2021 Note Purchase Obligations or otherwise executed in connection therewith, in each case, as amended, restated, amended and restated or otherwise modified from time to time in accordance with the terms hereof.

“2021 Note Purchase Obligations” shall mean the Indebtedness owing by ARKO Corp. and the applicable Borrowers, as guarantors, to the 2021 Note Purchasers, pursuant to the 2021 Note Purchase Documents.

“2021 Note Purchasers” shall mean, collectively, the holders of the 2021 Notes.

“2021 Notes” shall mean those certain unsecured notes dated on or about the 2021 Note Purchase Closing Date issued by ARKO Corp. in the original principal amount of $450,000,000.

“2021 Notes Indenture” shall mean that certain Indenture dated on or about the 2021 Note Purchase Closing Date, between ARKO Corp., the Borrowers party thereto as guarantors and U.S. Bank National Association, as trustee (the “2021 Notes Trustee”), as amended, modified, supplemented, renewed, restated or replaced from time to time in accordance with the terms hereof.

“2021 Notes Trustee” has the meaning set forth in the definition of “2021 Notes Indenture”.

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Additional Reporting Period” shall mean, any period commencing when (a) Undrawn Availability is less than fifteen percent (15%) of the Maximum Revolving Advance Amount for five (5) consecutive Business Days, (b) Undrawn Availability is less than ten percent (10%) of the Maximum Revolving Advance Amount at any time (the “One Day Additional Reporting Trigger”); provided, however, that, if the One Day Additional Reporting Trigger occurs on a Business Day immediately following a legal holiday on which commercial banks are authorized or required by Law to be closed for business in East Brunswick, New Jersey, then Undrawn Availability shall be calculated on the next Business Day for purposes of determining compliance with this clause (b) or (c) an Event of Default has occurred and is continuing, and shall continue until (and shall no longer be effective following), with respect to clauses (a) and (b), Undrawn Availability exceeds 20% of the Maximum Revolving Advance Amount for thirty (30) consecutive Business Days, and with respect to clause (c), such time as such Event of Default has been waived in writing as required under this Agreement.

“Advance Rates” shall have the meaning set forth in Section 2.1(a)(y)(vi) hereof.

“Advances” shall mean and include the Revolving Advances, Letters of Credit and the Swing Loans.

“Affected Lender” shall have the meaning giving to such term in Section 3.11 hereof.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 5% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Aggregate Cap” shall mean 15% of Consolidated EBITDA for the relevant Test Period (calculated prior to giving effect to any add-backs subject to the Aggregate Cap).

“Agreement” shall mean this Amended and Restated Revolving Credit and Security Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Overnight Bank Funding Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily Simple SOFR in effect on such day plus one percent (1.0%), so long as a Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Alternate Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Alternate Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Alternate Source” shall have the meaning set forth in the definition of Overnight Bank Funding Rate.

“Anti-Corruption Laws” shall mean (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other applicable Law relating to anti-bribery or anti-corruption in any jurisdiction in which any Borrower or Guarantor is located or doing business.

“Anti-Money Laundering Laws” shall mean (a) the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001; (b) the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017, as amended, and the Terrorist Asset-Freezing etc. Act 2010; and (c) any other applicable Law relating to anti-money laundering and countering the financing of terrorism in any jurisdiction in which any Borrower or Guarantor is located or doing business.

“APC” shall mean ARKO Petroleum, Corp., a Delaware corporation, and its successors and assigns.

“APC Offering” shall mean any issuance of common Equity Interests of APC (i) in an initial primary public offering pursuant to an effective registration statement on Form S-1 filed with the SEC in accordance with the Securities Act to be consummated within one hundred twenty (120) days of the Second Amendment Effective Date (as defined in the MLP Capital One Credit Agreement) or (ii) to a third party in a private placement resulting in net cash proceeds of no less than the amount included in the marketing materials provided to Lenders consummated on or prior to the Second Amendment Effective Date.

“APC Offering Paydown Amount” shall mean the amount of net cash proceeds of any APC Offering that is used to make a prepayment under the MLP Capital One Credit Agreement in accordance with Section 2.6(a) thereto, which amount shall be permanently reduced by the amount of consideration paid by the MLP for Permitted Paydown Permitted Acquisitions (as defined in the MLP Capital One Credit Agreement as in effect on the date hereof) and the amount of Permitted Paydown Restricted Payments (as defined in the MLP Capital One Credit Agreement as in effect on the date hereof) made by the MLP.

“Applicable Law” shall mean all Laws applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” shall mean effective as of the Closing Date through and including December 31, 2025 and on the first day of each three (3) month period thereafter (each an “Applicable Margin Adjustment Date”), the Applicable Margin for Advances and for Letter of Credit Fees shall be adjusted, if necessary, to the applicable percentage per annum set forth in the pricing table below corresponding to the Quarterly Average Undrawn Availability ending on the last day of the most recently completed three (3) months prior to the Applicable Margin Adjustment Date:

Level	Quarterly Average Undrawn Availability	Applicable Margin for Revolving Advances which are Term SOFR Rate Loans	Applicable Margin for (x) Revolving Advances which are Domestic Rate Loans and (y) Swing Loans	Applicable Margin for Letter of Credit Fees
1	Greater than or equal to 50% of the Maximum Revolving Advance Amount	1.25%	0%	1.00%
2	Less than 50% and greater than or equal to 25% of the Maximum Revolving Advance Amount	1.50%	0.25%	1.25%
3	Less than 25% of the Maximum Revolving Advance Amount	1.75%	0.50%	1.50%

Notwithstanding anything to the contrary set forth herein, (x) no downward adjustment in any Applicable Margin shall be made on any Applicable Margin Adjustment Date on which an Event of Default shall have occurred and be continuing and (y) immediately and automatically upon the occurrence of an Event of Default, each Applicable Margin shall increase to and equal the highest Applicable Margin specified in the pricing table set forth above and shall continue at such highest Applicable Margin until the date (if any) on which such Event of Default shall be waived in accordance with the provisions of this Agreement. Any increase in interest rates and/or Letter of Credit Fees payable by Borrowers under this Agreement and the Other Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates and/or Letter of Credit Fees resulting from the occurrence of any Event of Default and/or the effectiveness of the Default Rate provisions of Sections 3.1 or Section 3.2 hereof.

“Arko” shall mean Arko Convenience Stores, LLC, a Delaware limited liability company, and its successors and assigns.

“Arko 21” shall mean Arko 21, LLC, a Delaware limited liability company, and its successors and assigns.

“ARKO Corp.” shall mean ARKO Corp., a publicly traded Delaware corporation.

“Arko Holdings” shall mean ARKO Holdings, Ltd., an Israeli company, and its successors and assigns.

“Attributable Indebtedness” shall mean, on any date, in respect of any Financing Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, excluding Financing Leases relating to real estate (such exclusion shall also include other financial liabilities resulting from failed sale and leaseback transactions).

“Authority” shall have the meaning set forth in Section 4.19(d) hereof.

“Authorized Officer” shall mean, with respect to any Person, any of the following officers or other senior staff members of such Person: Chief Executive Officer, President, Executive Vice President, General Counsel, Secretary, Chief Financial Officer (including Interim), Vice President-Finance, Vice President Financial Reporting, Treasurer and/or Controller (a) with respect to whom Agent has completed all required “know your customer” regulatory compliance and background checks have been completed and the results thereof are satisfactory to Agent in its sole discretion and (b) whose incumbency has been certified to Agent.

“Available Amounts Basket” shall mean, on any date of determination, without duplication, an amount equal to (a) the sum of (i) the amount of Retained Excess Cash Flow on such date, plus (ii) the aggregate amount of net cash proceeds received by the Borrowers (and contributed to the Borrowers) after the Closing Date (and prior to the date of such determination) pursuant to equity contributions or issuances in the form of Qualified Equity Interests of the Borrowers (or a direct or indirect parent entity thereof) (other than any such proceeds (A) received pursuant to a Cure Right or (B) applied to repay any Indebtedness) to the extent such proceeds have not been previously utilized in accordance with the terms of this Agreement, plus (iii) the aggregate amount of (x) all cash dividends and other cash distributions received by the Borrowers or any Subsidiary from any Investments made pursuant to Section 7.4(l) and (y) without duplication of amounts included in the preceding clause (x), net disposition proceeds received by the Borrowers or any Subsidiary from the Disposition of any Investments made pursuant to Section 7.4(l) that are not required to be applied to prepay the Obligations pursuant to Section 2.21 hereof (in each case under this clause (iii), in an amount not to exceed the amount of the subject Investment made utilizing the Available Amounts Basket) after the Closing Date through and including such date of determination to the extent such proceeds have not been previously utilized in accordance with the terms of this Agreement; minus (b) the aggregate amount, as of such date, of the Available Amounts Basket previously utilized for Permitted Acquisitions, Investments, voluntary prepayments or repurchases of Junior Indebtedness and Restricted Payments.

“Average Cost” shall mean average cost net of certain vendor rebates and credits utilizing the first-in-first-out basis.

“Average Undrawn Availability” shall mean an amount equal to (a) the sum of Borrowers’ Undrawn Availability for the prior thirty (30) days, divided by (b) thirty (30).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 44 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the Bail-In Legislation Schedule.

“Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Beneficial Owner” shall mean, for each Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Borrower.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender” shall have the meaning set forth in Section 2.20(d) hereof.

“Blocked Accounts” shall have the meaning set forth in Section 4.15(h) hereof.

“Blocked Account Bank” shall have the meaning set forth in Section 4.15(h) hereof.

“Blocked Person” shall have the meaning set forth in Section 5.24(b) hereof.

“Blocked Property” shall mean any property: (a) owned, directly or indirectly, by a Sanctioned Person; (b) due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) located in a Sanctioned Jurisdiction; or (e) that otherwise could cause any actual or possible violation by the Lenders or Agent of any applicable International Trade Law if the Lenders or Agent were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrowers on a Combined Basis” shall mean the combination in accordance with GAAP of the accounts or other items of the Borrowers and their respective Subsidiaries.

“Borrowers’ Account” shall have the meaning set forth in Section 2.8 hereof.

“Borrowing Agent” shall mean GPM Empire.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 duly executed by an Authorized Officer of the Borrowing Agent and delivered to the Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof, as of the date of such certificate.

“BP” shall mean BP Products North America, Inc.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by Law to be closed for business in East Brunswick, New Jersey; provided that when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including assets acquired through financing leases, which, in accordance with GAAP, would be classified on the balance sheet as property, plant and equipment.

“Cardlock Receivables” shall mean Receivables arising from the sale of petroleum and DEF at GPME operated unmanned cardlocks and purchases by Quarles credit card customers of fuel and fuel related products at non-GPME operated fueling locations.

“Cardlock Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(v) hereof.

“Cash Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(vi) hereof.

“Cash Dominion Period” shall mean, any period commencing when (a) Undrawn Availability is less than fifteen percent (15%) of the Maximum Revolving Advance Amount for five (5) consecutive Business Days, (b) Undrawn Availability is less than ten percent (10%) of the Maximum Revolving Advance Amount at any time (the “One Day Cash Dominion Trigger”); provided, however, that, if the One Day Cash Dominion Trigger occurs on a Business Day immediately following a legal holiday on which commercial banks are authorized or required by Law to be closed for business in East Brunswick, New Jersey, then Undrawn Availability shall be calculated on the next Business Day for purposes of determining compliance with this clause (b) or (c) an Event of Default has occurred and is continuing, and shall continue until (and shall no longer be effective following), with respect to clauses (a) and (b), Undrawn Availability exceeds 20% of the Maximum Revolving Advance Amount for thirty (30) consecutive Business Days, and with respect to clause (c), such time as such Event of Default has been waived in writing as required under this Agreement.

“Cash Equivalents” shall mean:

(a) any direct obligation of (or unconditional guarantee by) the United States (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States) maturing not more than one year after the date of acquisition thereof;

(b) commercial paper maturing not more than one year from the date of issue and issued by (i) a corporation (other than an Affiliate of any Borrower) organized under the laws of any state of the United States or of the District of Columbia and, at the time of acquisition thereof, rated A-1 (or the then equivalent grade) or higher by S&P or P-1 (or the then equivalent grade) or higher by Moody’s, or (ii) any Lender (or its holding company);

(c) any certificate of deposit, time deposit or bankers’ acceptance, maturing not more than one year after its date of issuance, which is issued by either: (i) a bank organized under the laws of the United States (or any state thereof) or the District of Columbia (or is the principal banking subsidiary of a bank holding company organized under the laws of the United States (or any state thereof) or the District of Columbia) which has, at the time of acquisition thereof, (A) a credit rating of A-2 (or the then equivalent grade) or higher from Moody’s or A (or the then equivalent grade) or higher from S&P and (B) a combined capital and surplus greater than $500,000,000, or (ii) a Lender;

(d) any repurchase agreement having a term of thirty (30) days or less entered into with any Lender or any commercial banking institution satisfying, at the time of acquisition thereof, the criteria set forth in clause (c)(i) which (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender or commercial banking institution thereunder;

(e) investments in money market funds investing primarily in assets described in clauses (a) through (d) of this definition;

(f) demand deposit accounts or securities accounts holding cash; and

(g) other short-term investments in investments of a type analogous to the foregoing utilized by foreign Subsidiaries.

“Cash Management Liabilities” shall mean the indebtedness, obligations and liabilities of any Borrower to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider). For purposes of this Agreement and all of the Other Documents, all Cash Management Liabilities of any Borrower owing to any of Agent, any Lender or any Affiliate of Agent or any Lender shall be “Obligations” hereunder and under the Other Documents, and the Liens securing such Cash Management Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Cash Management Products and Services” shall mean agreements or other arrangements under which Agent, any Lender or any Affiliate of Agent or any Lender provides any of the following products or services to any Borrower: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts and interstate depository network services.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Certificate of Beneficial Ownership” shall mean, for each Borrower, a certificate in form and substance acceptable to Agent (as amended or modified by Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Borrower.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Ownership” shall mean:

(a) if during any twelve (12) consecutive month period, a majority of the members of the board of directors of APC cease to be composed of individuals (i) who were members of the APC board of directors on the first day of such period, (ii) whose election or nomination as directors of APC was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the directors, or (iii) whose election or nomination as directors by stockholders of APC was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the directors;

(b) ARKO Corp. and the Permitted Holders shall cease to beneficially own and Control, of record and beneficially, directly or indirectly, at least 35% of the outstanding voting or economic Equity Interests of APC;

(c) any Person, entity or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding ARKO Corp. and the Permitted Holders) shall have acquired beneficial ownership or control of more than 50% of the outstanding voting or economic Equity Interests of APC;

(d) any Person, entity or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any Permitted Holder) shall have acquired beneficial ownership or control of more than 50% of the outstanding voting or economic Equity Interests of ARKO Corp.;

(e) APC shall cease to beneficially own and Control, of record and beneficially, directly or indirectly, 100% of the outstanding voting or economic Equity Interests of GPM Empire;

(f) APC shall cease to beneficially own and Control, of record and beneficially, directly or indirectly, 100% of the outstanding voting or economic Equity Interests of GPM RE;

(g) 100% of the voting or economic Equity Interests of GPM Transportation are no longer owned or controlled, directly or indirectly, by GPM Empire;

(h) 100% of the limited partner Equity Interests of the MLP or 100% of the voting or economic Equity Interests of the OpCo are no longer owned or controlled, directly or indirectly, by APC;

(i) any merger, consolidation or sale of substantially all of the property or assets of any Borrower except with or into another Borrower and except as otherwise permitted herein; or

(j) Arie Kotler shall cease to hold office as or perform the day-to-day duties of the Chief Executive Officer of Borrowers, unless, prior to such event, the Borrowers shall have retained a replacement officer in place of such individual who is reasonably acceptable to the Agent.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Borrower or any of its Affiliates.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include:

(a) all Receivables (including Credit Card Receivables) and all supporting obligations relating thereto;

(b) all Inventory;

(c) all chattel paper;

(d) all deposit accounts and all other demand, deposit, time, savings, cash management, passbook and similar accounts maintained with any bank or other financial institution and all monies, securities, instruments and other investments deposited or required to be deposited in any of the foregoing;

(e) to the extent evidencing or governing any of the items referred to in the preceding clauses (a) through (d), all payment intangibles, letters of credit (whether or not the respective letter of credit is evidenced by a writing), letter-of-credit rights, instruments and documents;

(f) all guaranties, contracts of suretyship, letters of credit, letter-of-credit rights, security and other credit enhancements (including repurchase agreements) and other supporting obligations evidencing or relating to or provided in connection with the property described in clauses (a) through (e) of this definition;

(g) all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records, in each case to the extent related to the property described in clauses (a) through (f) of this definition;

(h) all claims under policies of business interruption insurance and proceeds of business interruption insurance, in each case to the extent reasonably relating to any of the foregoing, including the collection of any of the foregoing or claims with respect to any of the foregoing, including, without limitation, any claims of setoff or recoupment; and

(i) all cash and noncash proceeds of the property described in clauses (a) through and including (h) of this definition, including insurance proceeds, in whatever form.

Notwithstanding the foregoing, Collateral shall not include the Excluded Collateral. Additionally, if and for so long as the grant of such security interest in any of the foregoing shall constitute or result in a breach or termination pursuant to the terms of, or a default under, any agreements concerning any of the foregoing property (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law including the bankruptcy and insolvency laws, or principles of equity), such property shall be deemed Excluded Collateral; provided, however, that, upon the termination or lapse of any such provision, the applicable Borrower shall, automatically and without the necessity of any further action on the part of such Borrower or any other Person, be deemed to have granted to Secured Party a security interest in and Lien upon all of such Borrower’s right, title and interest in such property and the same shall constitute Collateral hereunder, all as if such provision had never been effective; and provided further that nothing in this sentence shall limit or restrict the assignment or grant of a security interest by any Borrower in any cash or non-cash proceeds (including without limitation any going concern proceeds derived or generated from or related to such property) of such agreement.

“Collection Account” shall have the meaning given to such term in Section 4.15(h) hereof.

“Commitment Percentage” shall mean the Revolving Commitment Percentage.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Compliance Authority” shall mean (a) the United States government or any agency or political subdivision thereof, including, without limitation, the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of the Treasury and its Office of Foreign Assets Control, and the U.S. Customs and Border Protection agency; (b) the government of Canada or any agency thereof; (c) the European Union or any agency thereof; (d) the government of the United Kingdom or any agency thereof; (e) the United Nations Security Council; and (f) any other Governmental Body with jurisdiction to administer Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws with respect to the conduct of a Covered Entity.

“Compliance Certificate” shall mean a compliance certificate substantially in the form attached hereto as Exhibit 1.2(a) to be signed by an Authorized Officer of Borrowing Agent, which shall state that, based on an examination sufficient to permit such officer to make an informed statement, (a) to best of such officer’s knowledge, no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 6.5, 7.2, 7.4, 7.7, 7.8 and 7.10; and (b) that to the best of such officer’s knowledge, each Borrower is in compliance in all material respects with all federal, state and local Environmental Laws (which compliance may include remediation in process), or if such is not the case, specifying all areas of non-compliance and the proposed action such Borrower will implement in order to achieve full compliance.

“Conforming Changes” shall mean, with respect to the Term SOFR Rate or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the Other Documents).

“Consents” shall mean (a) all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents and the 2021 Note Purchase Documents, including any Consents required under all applicable federal, state or other Applicable Law, and (b) with respect to any Permitted Acquisition, those filings and licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, to be obtained for the execution, delivery or performance of the acquisition agreement related thereto and material to the operations of the Borrowers’ business.

“Consigned Inventory” shall mean Inventory of any Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Consigned Inventory Locations” shall mean, collectively, each location where any Consigned Inventory is stored or maintained by a Person on such Person’s premises from time to time.

“Consigned Notice” a notification to each secured party of record of the applicable consignee holding a Lien on Inventory of the applicable consignee of Borrowers’ and Agent’s interest in such Inventory, in form and substance satisfactory to Agent.

“Consigned UCC Filing” shall mean the filing of a UCC-1 financing statement by Borrowers against the applicable consignee, in form and substance satisfactory to Agent.

“Consignment Access Agreement” shall mean, collectively, those certain access agreements (in form and substance satisfactory to Agent) between Agent and the consignees, which agreements shall include a waiver of any interest such consignee may ever have with respect to the Consigned Inventory while owned by the Borrowers.

“Consolidated EBITDA” shall mean net income of Borrowers on a Combined Basis (without duplication), plus (in each case, solely to the extent deducted in arriving at net income):

(i) Consolidated Interest Expense for such period;

(ii) federal, state and local income tax expense (including Tax Distributions), taxes on profit or capital (including without limitation, state franchise and similar taxes), and foreign franchise tax, withholding tax and like income tax paid or accrued by the Borrowers and their Subsidiaries for such period;

(iii) depreciation and amortization expenses for such period;

(iv) [reserved];

(v) fees, expenses and other charges related to Permitted Acquisitions, investments or Dispositions to the extent permitted under the Other Documents (including those undertaken but not completed and those for which a purchase agreement was not signed), provided that the amounts set forth in this clause (v) shall not exceed the greater of (x) $10,000,000 or (y) 7.5% of the purchase price for all Permitted Acquisitions, in each case, in the aggregate for the applicable Test Period; provided, further, (A) that the amounts set forth in this clause (v) in respect of such Permitted Acquisitions, investments or Dispositions for which a purchase agreement has not been signed shall not exceed $2,500,000 in the aggregate for the applicable Test Period and (B) the dollar caps in this clause (v) shall not include purchases that occurred prior to the Closing Date;

(vi) any losses, charges or expenses that are extraordinary, unusual or non-recurring (including losses on sale of assets or businesses outside the ordinary course of business and relating to or arising in connection with claims or litigation (including legal fees, settlements, judgments and awards)), provided that such amounts, taken together with all other add-backs that are subject to the Aggregate Cap, do not exceed the Aggregate Cap;

(vii) any non-cash expenses, losses, charges or impairments, amortization charges or asset write offs and write downs (but excluding any write offs or write downs of inventory), including any non-cash compensation charges, non-cash rent expenses and expenses or relating to the incurrence of obligations in respect of an “earn-out” or similar contingent obligations (but only for so long as such expense, loss or charge remains a non-cash contingent obligation); provided that if any such non-cash expenses, losses, charges or impairments represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period;

(viii) non-recurring cash expenses for restructuring charges or expenses, dealerization project expenses, integration expenses, accruals, reserves and business optimization expenses (including store opening and closing costs); provided that such amounts, taken together with all other add-backs that are subject to the Aggregate Cap, do not exceed the Aggregate Cap;

(ix) net unrealized losses on Interest Rate Hedges and fuel hedges permitted under Section 7.26; and

(x) (A) net cost savings and operating expense reductions actually implemented by the Borrowers or any Subsidiary of a Borrower or related to the Transactions or a Permitted Acquisition, which are expected to be realized in the good faith judgment of the Borrowers within 18 months from the end of the applicable Test Period, or from the consummation of the Permitted Acquisition, as applicable, and (B) synergies projected to be realized as a result of actions taken which are expected to be realized in the good faith judgment of the Borrowers within 18 months from the end of the applicable Test Period, or from the consummation of the Permitted Acquisition, as applicable, so long as (A) and (B) are reasonably identifiable and factually supportable as certified by a responsible officer of the Borrowers; provided that such amounts, taken together with all other add-backs that are subject to the Aggregate Cap, do not exceed the Aggregate Cap; minus (in each case, solely to the extent included in arriving at net income);

(xi) unusual, extraordinary or non-recurring gains;

(xii) all non-cash items increasing net income of Borrowers on a Combined Basis in such period except for non-cash items that amortize for cash or equipment in a prior period; and

(xiii) net unrealized gains on Interest Rate Hedges and fuel hedges permitted under Section 7.26.

Notwithstanding the foregoing or anything herein to the contrary, (x) for the purpose of calculating Consolidated EBITDA for any Test Period, if during such Test Period Borrowers or any Subsidiary shall have made a Permitted Acquisition, Consolidated EBITDA for such Test Period shall be calculated after giving effect on a pro forma basis to the earnings before interest, taxes, depreciation and amortization of any acquired entity, including, in each case during such period, as if such Permitted Acquisition had occurred on the first day of such period and (y) for purposes of calculating Consolidated EBITDA with respect to any Subsidiary that is not a wholly-owned Subsidiary, such calculation shall exclude the pro rata portion of gains and losses that are (i) attributable to minority interests in such Subsidiary or (ii) not available for distribution to or for the account of a Borrower or its Subsidiary that is a wholly-owned Subsidiary.

“Consolidated Interest Expense” shall mean, for any specified period, for Borrowers on a Combined Basis, the sum of: (a) all interest, premium payments, debt discount, fees, charges and related expenses (including exchange rate differences) in respect of Indebtedness for borrowed money (including, without limitation, the interest component of any payments in respect of Financing Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period), in each case, to the extent treated as interest in accordance with GAAP, plus (b) commissions, discounts and other fees and charges owed by Borrowers or any of their Subsidiaries in respect of letters of credit securing financial obligations and bankers’ acceptance financings, plus (c) the net amount payable (or minus the net amount receivable) in respect of Interest Rate Hedges relating to interest during such period but excluding unrealized gains and losses with respect to any such Interest Rate Hedges.

“Contingent Liability” shall mean, for any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Equity Interests of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be (x) the outstanding principal amount of the debt, obligation or other liability guaranteed thereby or (y) if such Contingent Liability is secured by a Lien on any assets of such Person, the lesser of (A) the amount of the Indebtedness secured by such Lien and (B) the value of the assets subject to such Lien.

“Contract Rate” shall have the meaning set forth in Section 3.1 hereof.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Affiliates” shall mean, with respect to any Person, Affiliates of such Person who are directly or indirectly, under the Control of, or controlling, such Person. For the purposes of this definition, “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlled Group” shall mean, at any time, each Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

“Controlled Investment Affiliate” shall mean, as to any Person, any other Person that (a) directly or indirectly, is in Control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For the purposes of this definition, “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Covered Entity” shall mean each Borrower, each Borrower’s Affiliates and Subsidiaries, all Guarantors, pledgors of Collateral, all owners of the foregoing, and all brokers or other agents of any Borrower acting in any capacity in connection with the Obligations.

“Credit Card Notifications” shall have the meaning set forth in Section 4.15(d)(ii) hereof.

“Credit Card Receivables” means each “Account” (as defined in the UCC) (other than a Cardlock Receivable) together with all income, payments and proceeds thereof, owed by a major credit or debit card issuer (including, but not limited to, Visa, Mastercard and American Express and such other issuers approved by the Agent in its sole discretion) to a Borrower resulting from charges by a Customer of a Borrower on credit or debit cards issued by such issuer in connection with the sale of goods by a Borrower in the Ordinary Course of Business.

“Cure Amount” shall have the meaning set forth in Section 6.5(b).

“Cure Deadline” shall have the meaning set forth in Section 6.5(b).

“Cure Proceeds” shall have the meaning set forth in Section 6.5(b).

“Cure Right” shall have the meaning set forth in Section 6.5(b).

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

“Customs” shall have the meaning set forth in Section 2.11(b) hereof.

“Daily Cash Amounts” shall mean cash of Borrowers (i) stored in the cash registers or in the store safes from time to time in the Ordinary Course of Business; provided such cash shall not exceed at any one time an amount equal to an average of $6,000 per location, (ii) stored in the ATM machines in the Ordinary Course of Business and (iii) in-transit from either (A) one location of a Borrower to another location of a Borrower in the Ordinary Course of Business or (B) from a location of a Borrower to a depository institution for purposes of depositing such cash into a Blocked Account.

“Daily Simple SOFR” shall mean, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, at the Agent’s discretion, to the nearest 1/100th of 1%) (A) SOFR for the day (the “SOFR Determination Date”) that is two (2) Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrowers, effective on the date of any such change.

“Dealer Receivables” shall mean and include all of the Receivables owing to a Borrower arising out of or in connection with the sale of Fuel Inventory by a Borrower to Customers that constitute fuel dealers and also amounts owed for real estate and equipment lease payments, taxes, underpull charges, and reimbursable charges, but shall exclude Credit Card Receivables and Cardlock Receivables.

“Debt Payments” shall mean and include (a) all cash actually expended by any Borrower to make interest payments on any Advances hereunder, plus (b) accrued but unpaid interest on account of Term SOFR Rate Loans hereunder, plus (c) all cash actually expended by any Borrower to make payments for all fees, commissions and charges set forth herein and with respect to any Advances hereunder (other than the float charges set forth in Section 2.6(b) of this Agreement), plus (d) all cash actually expended by any Borrower to make payments on Attributable Indebtedness, plus (e) all cash actually expended by any Borrower to make payments with respect to any other Indebtedness for borrowed money (including, without limitation, any payments under the Supplier Notes, unless a third party is providing funds to offset amounts paid under the applicable Supplier Note and excluding, for the avoidance of doubt, principal payments on the Revolving Advances), plus (f) all cash actually expended by any Borrower to make interest payments and scheduled principal payments on the 2021 Note Purchase Obligations, provided, however, that (x) non-cash amortization (which does not include any payment made by virtue of any set-off) of the Supplier Notes and (y) cash payments towards satisfaction of the Insurance Notes shall not constitute Debt Payments.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Commitment Percentage of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or Swing Loans or (iii) pay over to the Agent, the Issuer, Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified the Borrowers or the Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two Business Days after request by the Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Agent’s receipt of such certification in form and substance satisfactory to the Agent; (d) has become the subject of an Insolvency Event; (e) has failed at any time to comply with the provisions of Section 2.20(d) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders; or (f) has become the subject of a Bail-In Action.

“Depository Accounts” shall have the meaning set forth in Section 4.15(h) hereof.

“Designated Lender” shall have the meaning set forth in Section 16.2(b) hereof.

“Disposition” shall mean, with respect to any Person, any sale, transfer, lease (as lessor), contribution or other conveyance (including by way of merger, consolidation, division, liquidation,

or distribution) of, or the granting of options, warrants or other rights to, any of such Person’s or their respective Subsidiaries’ assets (including Receivables and Equity Interests of Subsidiaries) to any other Person in a single transaction or series of transactions and shall also include the allocation of any assets to any series of such Person.

“Disqualified Equity Interests” shall mean any Equity Interests which, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition, (a) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof, in whole or in part, on or prior to the date which is 91 days following the last day of the Term (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the Payment in Full of the Obligations), (b) are convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case, at any time on or prior to the date which is 91 days following the last day of the Term, or (c) are entitled to receive scheduled dividends or distributions in cash prior to the time that the Obligations are Paid in Full.

“Dividend Policy” shall mean that certain Cash Dividend Policy of APC under the header “Cash Dividend Policy” in the effective registration statement on Form S-1 filed with the SEC in accordance with the Securities Act, which shall be substantially similar to the Cash Dividend Policy provided to the Agent on or about January 21, 2026 (the “Initial Dividend Policy”) subject to the blanks being completed in the Initial Dividend Policy.

“Document” shall have the meaning given to the term “document” in the Uniform Commercial Code.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Drawing Date” shall have the meaning set forth in Section 2.12(b) hereof.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Eligibility Date” shall mean, with respect to each Borrower and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Borrower, and otherwise it shall be the Effective Date of this Agreement and/or such Other Documents to which such Borrower is a party).

“Eligible Cardlock Receivables” shall mean and include with respect to Borrowers, each Cardlock Receivable of Borrowers, arising in the Ordinary Course of Business and which Agent, in its sole discretion, shall deem to be permitted to be included in the Formula Amount, based on such considerations as Agent may from time to time deem appropriate; provided, however, that no such Cardlock Receivable shall be permitted to be included in the Formula Amount until Agent has completed and reviewed a field examination in respect of such type of Cardlock Receivable in form and substance reasonably satisfactory to Agent; provided, further, however, that a Cardlock Receivable shall not be deemed eligible unless such Cardlock Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent.

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible Credit Card Receivables” shall mean and include with respect to Borrowers, each Credit Card Receivable of Borrowers arising in the Ordinary Course of Business and which Agent, in its sole credit judgment, shall deem to be an Eligible Credit Card Receivable, based on such considerations as Agent may from time to time deem appropriate. A Credit Card Receivable shall not be deemed eligible unless such Credit Card Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Credit Card Receivable shall be an Eligible Credit Card Receivable if:

(a) such Credit Card Receivable is outstanding for more than ten (10) Business Days from the date of sale; provided, however any Credit Card Receivable which is owed by Fuelman shall not be an Eligible Credit Card Receivable if such Credit Card Receivable is outstanding more than eighteen (18) Business Days from the date of sale;

(b) the applicable Borrower does not have good, valid and marketable title, free and clear of any Lien (other than a Permitted Encumbrance) with respect to such Credit Card Receivables;

(c) such Credit Card Receivable is not subject to a first priority security interest in favor of the Agent (it being the intent that chargebacks in the ordinary course by the credit card processors shall not be deemed violative of this clause) (including due to its designation as Excluded Collateral on account of it arising from car wash sales, restaurant franchises, or other ancillary services that are subject to a credit card processor agreement that prohibits the grant of a security interest in such Credit Card Receivables);

(d) such Credit Card Receivable is in dispute, is with recourse to the applicable Borrower, or subject to a claim, counterclaim, offset or chargeback (to the extent of such claim, counterclaim, offset or chargeback);

(e) such Credit Card Receivable is subject to a repurchase obligation by Borrowers in favor of the credit card processor;

(f) such Credit Card Receivable is due from an issuer or payment processor of the applicable credit card which is the subject of any bankruptcy or insolvency proceedings;

(g) such Credit Card Receivable is not a valid, legally enforceable obligation of the applicable issuer with respect thereto;

(h) such Credit Card Receivable does not conform to all representations, warranties or other provisions in this Agreement or the Other Documents relating to Credit Card Receivables;

(i) such Credit Card Receivable is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Agent, and to the extent necessary or appropriate, endorsed to the Agent;

(j) the processor of such Credit Card Receivable is not obligated to remit the proceeds of such Credit Card Receivable to a Blocked Account; or

(k) Agent has determined in its sole discretion that such Credit Card Receivable is uncertain of collection.

Based upon the results of the field examination conducted by Agent, Agent acknowledges that the Credit Card Receivables owed by any of the issuers (i) of an in-house fleet card, (ii) of a third party fleet card processed by a processor other than by a major oil company processor, (iii) of a Subway credit card, or (iv) pursuant to the agreements specified on Schedule 1.6 hereto, that are not otherwise ineligible due to any of the conditions set forth above shall be considered Eligible Credit Card Receivables.

“Eligible Dealer Receivables” shall mean and include each Dealer Receivable arising in the Ordinary Course of Business and which Agent, in its Permitted Discretion, shall deem to be an Eligible Dealer Receivable, based on such considerations as Agent may from time to time deem appropriate. A Dealer Receivable shall not be deemed eligible unless such Dealer Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Dealer Receivable shall be an Eligible Dealer Receivable if:

(a) it arises out of a sale made to an Affiliate of Borrowers or to a Person controlled by an Affiliate of Borrowers;

(b) it is due or unpaid more than fourteen (14) days after the original invoice date unless such invoice is subject to terms of between fifteen (15) and thirty (30) days and is not past-due;

(c) twenty-five percent (25%) or more of the Dealer Receivables from such Customer are not deemed Eligible Dealer Receivables hereunder (other than pursuant to clause (p) below). Such percentage may, in Agent’s sole discretion, be increased or decreased from time to time;

(d) any covenant, representation or warranty contained in Section 4.15 of this Agreement with respect to such Dealer Receivable has been breached;

(e) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case or proceeding under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(f) the sale is to a Customer outside the continental United States of America, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its sole discretion;

(g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h) Agent believes, in its sole Permitted Discretion, that collection of such Dealer Receivable is insecure or that such Dealer Receivable may not be paid by reason of the Customer’s financial inability to pay;

(i) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Dealer Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

(j) the goods giving rise to such Dealer Receivable have not been delivered to and accepted by the Customer or the Dealer Receivable otherwise does not represent a final sale;

(k) the Dealer Receivables of the Customer exceed a credit limit determined by Agent, in its Permitted Discretion, to the extent such Dealer Receivable exceeds such limit;

(l) the Dealer Receivable is subject to any offset, deduction, defense, dispute, or counterclaim (to the extent of such offset, deduction, defense or counterclaim), the Customer is also a creditor or supplier of a Borrower or the Dealer Receivable is contingent in any respect or for any reason;

(m) Borrowers have made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(o) such Dealer Receivable is not payable to a Borrower;

(p) with respect to a Dealer Receivable all or a portion of which arises from the sale of branded Fuel Inventory, the amount of such Dealer Receivable that exceeds seventy percent (70%) of the face value of such Dealer Receivable, provided such percentage may, in Agent’s sole discretion, be increased or decreased from time to time with respect to all or a subset of Dealer Receivables; or

(q) such Dealer Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its discretion in a reasonable manner.

“Eligible Fuel Inventory” shall mean and include Inventory which constitutes Eligible Inventory with respect to Borrowers, except for the fact that it is Fuel Inventory, valued at Average Cost, and which Agent, in its Permitted Discretion, shall not deem ineligible Fuel Inventory, based on such considerations as Agent may from time to time deem appropriate including whether the Fuel Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance).

“Eligible Inventory” shall mean and include Inventory, excluding work in process, with respect to Borrowers, valued on Borrowers’ perpetual inventory based on Average Cost, which is not, in Agent’s Permitted Discretion, obsolete, slow moving or unmerchantable and which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance). Inventory shall not be Eligible Inventory if it:

(a) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof;

(b) except as permitted below, is in-transit;

(c) is located outside the continental United States or at a location that is not otherwise in compliance with this Agreement;

(d) constitutes Consigned Inventory, unless, however, with respect to consignments only, such Borrower can establish with respect to an item of Inventory that: (1) a Consigned Notice has been given by such Borrower to any secured parties of such consignee having a security interest in Inventory of the consignee prior to delivery of such item of Inventory to such consignee, (2) a Consigned UCC Filing has been filed by such Borrower against such consignee prior to such delivery of such item of Inventory to the consignee, in form and substance reasonably satisfactory to Agent, and assigned to Agent pursuant to a UCC assignment in form and substance reasonably satisfactory to Agent, (3) Agent has received a fully executed Consignment Access Agreement from the consignee for the location where such Consigned Inventory is held and (4) Borrowers have delivered to Agent lien searches (certified, if offered by the applicable jurisdiction) with respect to the applicable consignee in the jurisdiction of organization of such consignee; provided, however, notwithstanding that such Inventory would otherwise be Eligible Inventory hereunder, such Inventory shall be deemed to not be Eligible Inventory if the regular reporting with respect to such Inventory provided by such third Person to the applicable Borrower and the Agent is not acceptable to the Agent in its Permitted Discretion;

(e) is the subject of an Intellectual Property Claim;

(f) is subject to a License Agreement or other agreement that limits, conditions or restricts any Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement;

(g) is situated at a location not owned by a Borrower unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement or Agent has accepted, and Borrower has applied, a rent Reserve in lieu thereof; or

(h) constitutes Fuel Inventory.

“Eligible Receivables” shall mean and include with respect to Borrowers, each Receivable (other than Credit Card Receivables, Dealer Receivables and Cardlock Receivables) of Borrowers arising in the Ordinary Course of Business and which Agent, in its Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Receivable shall be an Eligible Receivable if:

(a) it arises out of a sale made by the applicable Borrower to an Affiliate of Borrowers or to a Person controlled by an Affiliate of Borrowers;

(b) it is due or unpaid more than ten (10) days after the original invoice date;

(c) twenty-five percent (25%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder. Such percentage may, in Agent’s sole discretion, be increased or decreased from time to time;

(d) any covenant, representation or warranty contained in Section 4.15 of this Agreement with respect to such Receivable has been breached;

(e) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case or proceeding under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(f) the sale is to a Customer outside the continental United States of America, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its sole discretion;

(g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h) Agent believes, in its sole Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(i) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

(j) the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by Borrowers and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(k) the Receivables of the Customer exceed a credit limit determined by Agent, in its Permitted Discretion, to the extent such Receivable exceeds such limit;

(l) the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim (to the extent of such offset, deduction, defense or counterclaim), the Customer is also a creditor or supplier of a Borrower or the Receivable is contingent in any respect or for any reason;

(m) a Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(o) such Receivable is not payable to a Borrower;

(p) it arises out of a sale that is subject to tribal law unless Agent, in its Permitted Discretion, consents to the inclusion of such Receivable in the Formula Amount; or

(q) such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its discretion in a reasonable manner.

“Environmental Complaint” shall have the meaning set forth in Section 4.19(d) hereof.

“Environmental Consultant” shall mean Crawford Environmental Services or such successor consultant which prepares Borrowers’ environmental accrual report and is approved by the Agent in its reasonable discretion.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation Laws relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean and include as to each Borrower all of such Borrower’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Erroneous Payment” has the meaning assigned to it in Section 14.13(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 14.13(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 14.13(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 14.13(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 14.13(d).

“Event of Default” shall have the meaning set forth in Article X hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Collateral” shall mean collectively, (a) all of each Borrower’s right, title and interest in and to, whether now owned or hereafter acquired and wherever located, all funds received in connection with the payment of utility bills or similar arrangements, (b) any agreement permitted to be excluded by Agent in its sole discretion, if and for so long as the grant of such security interest in such agreement shall constitute or result in a breach or termination pursuant to the terms of, or a default under, such agreements (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law including the bankruptcy and insolvency laws, or principles of equity); provided, however, that, upon the termination or lapse of any such provision, such Borrower shall, automatically and without the necessity of any further action on the part of such Borrower or any other Person, be deemed to have granted to Agent a security interest in and Lien upon all of such Borrower’s right, title and interest in and to such agreement, and the same shall constitute Collateral hereunder, all as if such provision had never been effective; and provided further that nothing in this sentence shall limit or restrict the assignment or grant of a security interest by any Borrower in any cash or non-cash Proceeds (including without limitation any going concern proceeds derived or generated from or related to such property) of such agreement, (c) all MLP Capital One Facility Collateral, (d) [reserved], (e) [reserved], (f) any real estate, (g) [reserved], (h) [reserved], (i) the UST Systems, Operating Equipment and Non-movable Fixtures (as such terms are defined in the Unitary Net Lease Agreement between GPM Southeast and GTY-GPM/EZ Leasing, LLC dated as of April 17, 2018 or in any other lease with Getty Realty or any Affiliate of Getty Realty, if and for so long as the grant of such security interest in such property shall constitute or result in a breach or termination pursuant to the terms of, or a default under, such agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law including the bankruptcy and insolvency laws, or principles of equity); provided, however, that, upon the termination or lapse of any such provision, such Borrower shall, automatically and without the necessity of any further action on the part of such Borrower or any other Person, be deemed to have granted to Agent a security interest in and Lien upon all of such Borrower’s right, title and interest in and to such property and the same shall constitute Collateral hereunder, all as if such provision had never been effective; and provided further that nothing in this sentence shall limit or restrict the assignment or grant of a security interest by any Borrower in any cash or non-cash Proceeds (including without limitation any going concern proceeds derived or generated from or related to such property) of such agreement and (j) Credit Card Receivables of Borrowers arising from car wash sales, restaurant franchises, or other ancillary services that are subject to a credit card processor agreement that prohibits the grant of a security interest in such Credit Card Receivables.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Borrower, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any

Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Borrower’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding the foregoing or any other provision of this Agreement or any Other Document to the contrary, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Borrower, but not all of them, the definition of “Excluded Hedge Liability or Liabilities” with respect to each such Borrower shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Borrower, and (ii) the particular Borrower with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Taxes” shall mean, with respect to the Agent, any Lender, Participant, Issuer, Swing Loan Lender or any other recipient of any payment to be made by or on account of any Obligations, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized, or in which it is otherwise treated for tax purposes as doing business, or in which its principal office is located or, in the case of any Lender, Participant, Issuer or Swing Loan Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Sections 3.10(e) (f), or (g) (whether or not such Payee was legally entitled to deliver such documentation), except to the extent that such Foreign Lender or Participant (or its permitted assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.10(a), or (d) any Taxes imposed on any “withholding payment” payable to such recipient as a result of the failure of such recipient to satisfy the requirements set forth in FATCA.

“Existing Obligations” has the meaning specified in the recitals hereto.

“Exxon” shall mean Exxon Mobil Oil Corporation.

“FATCA” shall mean Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act, as of the date of this Agreement (or any amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) calculated by the Federal Reserve Bank of New York (or any successor), based on such day’s federal funds transactions by depositary institutions, as determined in such matter as such Federal Reserve Bank (or any successor) shall set forth on its public website from time to time, and as published on the next succeeding Business Day by such Federal Reserve Bank as the “Federal Funds Effective Rate”; provided, if such Federal Reserve Bank (or its successor) does not publish such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Fee Letter” shall mean the Fee Letter dated as of the Closing Date among Borrowers and PNC (as the same may be amended, modified, supplemented, renewed, restated or replaced).

“Financial Covenant or Financial Reporting Event of Default” shall mean any Event of Default arising under Section 10.5(a) hereof (solely with respect to a breach under Section 6.5 hereof or a failure to comply with Sections 9.7 or 9.8, hereof).

“Financial Information Projections” shall have the meaning specified in Section 5.5(b) hereof.

“Financing Lease Obligation” shall mean, as applied to any Person, all obligations under Financing Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Financing Leases” shall mean, as applied to any Person, all leases of property that have been or should be, in accordance with GAAP, recorded as financing leases on the balance sheet of such Person or any of its Subsidiaries, on a consolidated basis; provided, that for all purposes hereunder the amount of obligations under any Financing Lease shall be the amount thereof accounted for as a financing lease liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) Consolidated EBITDA, minus Unfunded Capital Expenditures made during such period, minus distributions (including Tax Distributions) and dividends made during such period to a party that is not a Borrower, minus cash taxes paid during such period, plus cash tax refunds received during such period, to (b) all Debt Payments made during such period.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Borrower or any of their respective Subsidiaries.

“Foreign Currency Hedge Liabilities” shall mean the liabilities of the Borrowers and their Subsidiaries owing to the provider of a Foreign Currency Hedge. For purposes of this Agreement and all of the Other Documents, all Foreign Currency Hedge Liabilities of any Borrower or Subsidiary that is party to any Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all of the Other Documents, be “Obligations” of such Person and of each other Borrower, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Foreign Lender” shall mean any Lender that is organized under the Laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any direct or indirect Subsidiary of the Borrower that is organized under the Applicable Laws of any jurisdiction other than the United States, any state thereof, or the District of Columbia.

“Formula Amount” shall have the meaning set forth in Section 2.1(a) hereof.

“Fuel Inventory” shall mean and include Inventory of Borrowers, or any of them, consisting of gasoline, kerosene, diesel, other motor fuels and fuel oils.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Acts” shall have the meaning set forth in Section 2.17 hereof.

“Governmental Body” shall mean the government of the United States of America or of any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Government Official” shall mean any officer, employee, official, representative, or any Person acting for or on behalf of any Governmental Body, government-owned or government-controlled association, organization, business, or enterprise, or public international organization, any political party or official thereof and any candidate for political office.

“GPM Empire” has the meaning specified in the recitals hereto.

“GPM Investments” has the meaning specified in the recitals hereto.

“GPM Investments Amendment” shall mean the Ninth Amendment to the GPM Investments Loan Agreement dated as of the Closing Date, by and among GPM Investments, PNC and the other parties party thereto.

“GPM Investments Loan Agreement” shall mean that certain Third Amended, Restated and Consolidated Credit and Security Agreement dated as of the Closing Date, among GPM Investments, the Subsidiaries of GPM Investments party thereto, the financial institutions party thereto as lenders and PNC, as agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“GPM RE” has the meaning specified in the recitals hereto.

“GPM Transportation” has the meaning specified in the recitals hereto.

“GPME Supplier Guaranty” shall mean those certain guaranty agreements made by GPM Investments in favor of the suppliers of fuel, suppliers of transportation and certain jurisdictions providing for deferred taxes.

“GPME Supply Agreement” shall mean the wholesale fuel supply agreement pursuant to which GPM Empire supplies fuel to all of the convenience stores and cardlock locations operated by, or supplied with fuel from, GPM Investments and its Subsidiaries which operate convenience stores, cardlock locations, or sell fuel to dealers (or receives a fee with respect to locations where it does not supply fuel).

“Grace Period” shall have the meaning set forth in Section 6.5(a).

“Guarantee Obligations” shall mean, as to any Person, any Contingent Liability of such Person or other obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, that the term “Guarantee Obligations” shall not include (x) endorsements of instruments for deposit or collection in the Ordinary Course of Business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than with respect to Indebtedness) or (y) Excluded Hedge Liabilities. The amount of any

Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantor” shall mean APC or any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Guaranty” shall mean any guaranty of the Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent.

“Hazardous Discharge” shall have the meaning set forth in Section 4.19(d) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 5101, et seq.), RCRA, or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state Law, and any other applicable Federal and state Laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall mean, collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

“Increasing Lender” shall have the meaning set forth in Section 2.25(a) hereof.

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance GAAP:

(a) all indebtedness of such Person for borrowed money and purchase money indebtedness, and all other indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all obligations of such Person arising under letters of credit (including standby and commercial), of bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net Hedge Liabilities of such Person;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than earn-outs and ordinary course trade payables);

(e) indebtedness of others (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests;

(h) all Guarantee Obligations of such Person in respect of any of the foregoing; and

(i) any earn-out or deferred purchase price adjustment obligation (including seller notes) with respect to (x) a Permitted Acquisition, (y) a permitted Investment or (z) any acquisition consummated on or prior to the Closing Date, in each case, only when such obligation shall become earned and due (and remains unpaid);

provided that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business, (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset, (iii) endorsements of checks or drafts arising in the ordinary course of business, (iv) preferred Equity Interests to the extent not constituting Disqualified Equity Interests, (v) trade accounts payable and other accrued expenses, in each case, incurred in the ordinary course of business other than trade accounts payable in an aggregate amount in excess of $5,000,000 that are more than sixty (60) days past due, (vi) any earn-out or deferred purchase price adjustment obligation with respect to (x) a Permitted Acquisition, (y) a permitted Investment or (z) any acquisition consummated on or prior to the Closing Date, in each case, until such obligation shall become earned and due and not promptly paid, (vii) deferred compensation payable to directors, officers or employees of any Borrower or any Subsidiary of a Borrower, (viii) Financing Leases (including lease liabilities resulting from failed sale and leaseback transactions) other than Attributable Indebtedness, or (ix) operating leases under ASC 842.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or equivalent entity) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited (including by such Person’s pro rata portion of such Indebtedness based on such Person’s pro rata ownership of such partnership or joint venture). The amount of any net Hedge Liabilities on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clause (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Insurance Notes” means those certain Premium Finance Agreements executed by a Borrower, each evidencing the obligation of the Borrower to repay financed insurance premiums in connection with the insurance procured by Borrowers in the ordinary course of Borrowers’ business.

“Intellectual Property” shall mean property constituting under any Applicable Law a patent, patent application, copyright, trademark, service mark, trade name, mask work, trade secret or rights under a license or other right to use any of the foregoing.

“Intellectual Property Claim” shall mean the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that any Borrower’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Intercompany Agreements” shall mean the management services agreement; employee and intercompany matters agreement; and tax matters agreement, each in the form attached to the APC Form S-1 Registration Statement, in each case, with such changes that do not materially affect the Lenders.

“Intercompany Subordination Agreement” shall mean the Intercompany Subordination Agreement, executed and delivered by each Borrower, each of their respective Subsidiaries from time to time party thereto, and the Agent, as amended, restated, supplemented or otherwise modified from time to time, and in form and substance reasonably satisfactory to the Agent.

“Interest Period” shall mean the period provided for any Term SOFR Rate Loan pursuant to Section 2.2(b) hereof.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Borrower, Guarantor and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” shall mean the liabilities owing to the provider of any Interest Rate Hedge. For purposes of this Agreement and all of the Other Documents, all Interest Rate Hedge Liabilities of any Borrower or Subsidiary that is party to any Lender-Provided Interest Rate Hedge shall be “Obligations” hereunder and under the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person, and the Liens securing such Interest Rate Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“International Trade Laws” shall mean all Laws relating to economic and financial sanctions, trade embargoes, export controls, customs and anti-boycott measures.

“Inventory” shall mean and include as to each Borrower all of such Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(iii) hereof.

“Investment” shall mean, relative to any Person, (a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such first Person of any bonds, notes, debentures or other debt securities of any such other Person; (b) Contingent Liabilities in respect of obligations of any other Person; and (c) any Equity Interests or other investment held by such Person in any other Person.

“Investment Property” shall mean and include as to each Borrower, all of such Borrower’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

“Issuer” shall mean any Person who issues a Letter of Credit and/or accepts a draft pursuant to the terms hereof.

“Junior Indebtedness” shall mean (a) Indebtedness for borrowed money which is (i) unsecured or (ii) Subordinated Indebtedness or secured only by Collateral on a junior lien basis to the liens securing the Obligations and which is subject to a subordination agreement with terms that are reasonably acceptable to Agent and (b) the 2021 Note Purchase Obligations.

“Law(s)” shall mean any law(s) (including common law and equitable principles), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, code, release,

ruling, order, executive order, injunction, writ, decree, bond judgment authorization or approval, lien or award of or any settlement arrangement with any Governmental Body, foreign or domestic.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

“Lender-Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is provided by any Lender and for which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which the Agent confirms meets the following requirements: such Interest Rate Hedge (a) is documented in a standard International Swap Dealer Association Agreement, (b) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes.

“Letter of Credit Application” shall have the meaning set forth in Section 2.10(a) hereof.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.12(d) hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2 hereof

“Letter of Credit Sublimit” shall mean $25,000,000.

“Letters of Credit” shall have the meaning set forth in Section 2.9 hereof.

“License Agreement” shall mean any agreement between any Borrower and a Licensor pursuant to which such Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Borrower or otherwise in connection with such Borrower’s business operations.

“Licensor” shall mean any Person from whom any Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property pursuant to a License Agreement in connection with such Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Borrower’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and content satisfactory to Agent, by which Agent is given the unqualified right, vis-a-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of any Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Borrower’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive any Lien that such Person may ever have with respect to any of the Collateral and shall authorize Agent from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Inventory.

“Limited Condition Acquisition” shall mean any acquisition or investment permitted hereunder by any Borrower or one or more of its Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Marathon” shall mean Marathon Petroleum Company, LLC.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of, taken as a whole, the operations, assets, business, properties or prospects of any Borrower, (b) any Borrower’s ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of a material portion of the Collateral, or Agent’s Liens on a material portion of the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of Borrowers, or any of them, which are material to any Borrower’s business or which, the failure to comply with, could reasonably be expected to result in a Material Adverse Effect, including, without limitation, the Supply Agreements, the Supplier Notes, the GPME Supply Agreement and the Intercompany Agreements.

“Maximum Face Amount” shall mean, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Maximum Revolving Advance Amount” shall mean $84,000,000.

“Maximum Swing Loan Advance Amount” shall mean $0.

“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“MLP” shall mean GPM Petroleum LP, a Delaware limited partnership.

“MLP Capital One Debt” shall mean the Indebtedness of the MLP and the OpCo owing to Capital One, National Association and certain other financial institutions pursuant to the MLP Capital One Documents.

“MLP Capital One Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement dated as of May 5, 2023, among the MLP, the OpCo, Capital One, National Association, as administrative agent, and certain financial institutions party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“MLP Capital One Documents” shall mean the MLP Capital One Credit Agreement, the MLP Capital One GPME Security and Undertaking Agreement and each other document, agreement and instrument executed in connection therewith, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“MLP Capital One Facility Collateral” shall mean all “Collateral” under, and as defined in, the Capital One GPME Security and Undertaking Agreement, and, for the avoidance of doubt, shall not include any “Excluded Assets” under, and as defined in, the Capital One GPME Security and Undertaking Agreement.

“MLP Capital One GPME Security and Undertaking Agreement” shall mean that certain Security Agreement, Undertaking Agreement and Guarantee dated as of February 13, 2026, by and between GPM Empire, as grantor, and Capital One, National Association, as administrative agent for the Secured Creditors (as defined therein), as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“MLP Intercreditor Agreement” shall mean the Collateral Rights Agreement dated as of the Closing Date, by and between Capital One, National Association and Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d) hereof.

“Motiva” shall mean Motiva Enterprises LLC.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA to which contributions are required by any Borrower or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Borrower or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“New Lender” shall have the meaning set forth in Section 2.25(a) hereof.

“Non-Defaulting Lender” shall mean, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“Non-Qualifying Party” shall mean any Borrower that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Notes” shall mean, collectively, the Revolving Credit Note and the Swing Loan Note.

“Obligations” shall mean and include any and all loans (including without limitation, all Advances and Swing Loans), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Borrower or Guarantor to Issuer, Swing Loan Lender, Lenders or Agent (or to any other direct or indirect subsidiary or affiliate of Issuer, any Lender, Swing Loan Lender or Agent) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Borrower and any indemnification obligations payable by any Borrower arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not for the payment of money, whether arising by reason of an extension of credit, opening or issuance of a letter of credit, loan, equipment lease, establishment of any purchase card or similar facility or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortuous, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement, instrument or document (including this Agreement, the Other Documents, Lender-Provided Interest Rate Hedges, Lender-Provided Foreign Currency Hedges and any Cash Management Products and Services), in any such case to the extent advanced to or owing by any Borrower or Guarantor or any Subsidiary of any Borrower or Guarantor under, arising under or out of and/or related to (i) this Agreement, the Other Documents and any amendments, extensions, renewals or increases thereto, including all costs and expenses of Agent, Issuer, and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Borrower to Agent, Issuer or Lenders to perform acts or refrain from taking any action, (ii) all Hedge Liabilities and (iii) all Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“OpCo” shall mean GPM Petroleum, LLC, a Delaware limited liability company.

“Ordinary Course of Business” shall mean with respect to any Borrower, the ordinary course of such Borrower’s business conducted on the Closing Date, as such business may, subject to Section 5.22, change from time to time.

“Other Deposit Accounts” shall have the meaning set forth in Section 7.23 hereof.

“Other Documents” shall mean the Notes, the Fee Letter, any Guaranty, any Guarantor Security Agreement, any Lender-Provided Interest Rate Hedge, any Lender-Provided Foreign Currency Hedge, any Cash Management Products and Services, the Credit Card Notifications, the Intercompany Subordination Agreement, the MLP Intercreditor Agreement, and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Other Real Estate Priority Collateral” means the Real Property, fixtures, equipment and related personal property acquired with the proceeds of, and securing, a Real Estate Facility.

“Other Taxes” shall mean all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document.

“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(b) hereof.

“Overnight Bank Funding Rate” shall mean, for any day, the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by the Agent for the purpose of displaying such rate) (an “Alternate Source”); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowers.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly more than 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participation Advance” shall have the meaning set forth in Section 2.12(d) hereof.

“Participation Commitment” shall mean each Lender’s obligation to buy a participation of the Letters of Credit issued hereunder and in the Swing Loans made by Swing Loan Lender hereunder.

“Payee” shall have the meaning set forth in Section 3.10 hereof.

“Payment Conditions” shall mean, with respect to any transaction referencing the Payment Conditions, the satisfaction of the following conditions:

(a) with respect to such transaction, no Event of Default shall have occurred and be continuing or would occur as a result thereof; and

(b) prior to and after giving effect to such transaction (on a Pro Forma Basis), Borrowers have Undrawn Availability and Average Undrawn Availability of not less than twenty-five percent (25%) of the Maximum Revolving Advance Amount.

“Payment in Full” or “Paid in Full” shall mean, with respect to the Obligations, the indefeasible payment and satisfaction in full in cash of all of the Obligations (other than contingent indemnification liabilities for which a claim has not been made) in cash or in other immediately available funds; provided that (a) in the case of any Obligations with respect to outstanding Letters of Credit, in lieu of the payment in full in cash, the delivery of cash collateral or a backstop letter of credit in form and substance reasonably satisfactory to the applicable Issuer in an amount equal to 105% of the Maximum Undrawn Amount of all outstanding Letters of Credit shall constitute payment in full of such Obligations and (b) in the case of any Obligations with respect to Cash Management Products and Services and any Lender-Provided Interest Rate Hedges or Lender-Provided Foreign Currency Hedges, in lieu of the payment in full in cash, the delivery of cash collateral in such amounts as shall be required by the applicable Lender or other arrangements in form and substance reasonably satisfactory to such Lender in respect thereof shall constitute payment in full of such Obligations. Notwithstanding the foregoing, in the event that, after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue as if such payment or proceeds had not been received by Agent or such Lender.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“Payment Recipient” has the meaning assigned to it in Section 14.13(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (a) is maintained or to which contributions are required by any member of the Controlled Group for employees of any member of the Controlled Group; or (b) has at any time within the preceding five years been maintained or to which contributions have been required by any entity which was at such time a member of the Controlled Group for employees of any entity which was at such time a member of the Controlled Group.

“Permitted Acquisitions” shall mean:

(a) [reserved];

(b) any acquisition that has the closing purchase price funded solely by the MLP or GPM Investments (provided that Borrowers may pay (x) a portion of the purchase price in an amount not to exceed $20,000,000 in the aggregate plus (y) the amount of inventory acquired, funded and to be retained by a Borrower for sale in the ordinary course of business so long as, in each case, at the time of and after giving effect to such payment, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than twenty-five percent (25%) of the Maximum Revolving Advance Amount); or

(c) any other acquisition that meets the following conditions:

(i) at least ten (10) Business Days prior to the date on which any such purchase or acquisition is to be consummated, the Borrowers shall deliver to Agent, on behalf of the Lenders, (i) a description of the proposed acquisition, (ii) to the extent available, a due diligence package (including other customary third party reports that are permitted to be shared), (iii) to the extent available, a quality of earnings report and (iv) such additional information regarding the target of the proposed acquisition as reasonably requested by Agent.

(ii) such Person and its Subsidiaries shall be required to become Borrowers hereunder and under the other applicable Other Documents pursuant to one or more joinder agreements in form reasonably satisfactory to the Agent and otherwise comply with its obligations under Section 7.12 hereof within the timeframes set forth therein; provided, that this clause (ii) shall not apply with respect to Persons (or their assets) and their respective Subsidiaries that are not required to become Borrowers (or assets with respect to which the Agent does not receive a security interest) pursuant to Section 7.12 hereof; provided, further, that the total consideration paid during the term of this Agreement in respect of all Permitted Acquisitions with respect to which the acquisition target does not become a Borrower, as set forth in Section 7.12 hereof, or the purchased assets are not required to become Collateral, as set forth in Section 7.12 hereof, shall not exceed an amount equal to $5,000,000 (provided that any cash and Cash Equivalents in foreign bank accounts of Foreign Subsidiaries shall not be subject to such cap);

(iii) immediately before and immediately after giving effect to any such purchase and any Indebtedness incurred or assumed in connection therewith on a Pro Forma Basis, no Event of Default shall have occurred and be continuing; provided that in connection with a Limited Condition Acquisition, compliance with this clause (iii) shall be required on the date of signing such Limited Condition Acquisition and shall require that no Specified Event of Default shall have occurred and be continuing immediately before and after giving effect to such Permitted Acquisition and any Indebtedness assumed or incurred in connection therewith;

(iv) the acquisition of such Person and its Subsidiaries would not cause the Borrowers to breach the covenant contained in Section 7.9 hereof;

(v) such acquisition is not a hostile or contested acquisition;

(vi) either (A) at the time of and after giving effect to such acquisition, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than twenty-five percent (25%) of the Maximum Revolving Advance Amount or (B) (I) at the time of and after giving effect to such acquisition, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than fifteen percent (15%) of the Maximum Revolving Advance Amount and (II) the Borrowers shall have delivered to Agent a pro forma balance sheet, pro forma financial statements and a compliance certificate demonstrating that, upon giving effect to such acquisition on a Pro Forma Basis, the Fixed Charge Coverage Ratio of the Borrowers on a Combined Basis, would be not less than 1.10 to 1.00, measured as of the most recent Test Period; and

(vii) no assets acquired in any such acquisition shall be included in the Formula Amount until Agent has received a field examination and appraisal of such assets, in form and substance acceptable to Agent; provided, however, that in the case of any Permitted Acquisition where the acquired convenience store assets do not exceed ten percent (10%) of the Formula Amount (before including the acquired assets in the Formula Amount), such convenience store assets may be included in the Formula Amount prior to Agent receiving a field examination or appraisal for such assets to the extent such assets otherwise satisfy the applicable eligibility criteria; provided, further, however, that the aggregate amount of all such acquired convenience store assets included in the Formula Amount prior to the completion of a field examination and appraisal of such assets shall not exceed fifteen (15%) of the Formula Amount at any time.

For the purposes of calculating Undrawn Availability under this definition, any assets being acquired in the proposed acquisition shall be included in the Formula Amount on the date of closing of such acquisition so long as Agent has received an audit or appraisal of such assets as set forth in clause (vii) above, and so long as such assets satisfy the applicable eligibility criteria.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) credit judgment.

“Permitted Distribution” has the meaning set forth in Section 7.7(b) hereof.

“Permitted Encumbrances” shall have the meaning set forth in Section 7.2 hereof.

“Permitted Holders” shall mean any of (a) Arie Kotler, Morris Willner and/or Davidson Kempner Management L.P. and its Controlled Investment Affiliates, (b) the spouse or widow or widower of any person referenced in clause (a), (c) a parent, sibling, or lineal descendant (or spouse of such descendant) of any person referenced in clause (a), (d) the estate or personal representative of any person referenced in clause (a), (e) any trust created for the benefit of anyone referenced in clauses (a), (b) or (c), or (f) any entity (including any corporation, venture (general or limited), partnership (general or limited), limited liability company, association, joint stock company, trust or other business entity or organization) controlled by one or more of the persons or trust(s) referenced in clauses (a), (b), (c) or (e).

“Permitted Refinancing” shall mean a refinancing, replacement, renewal, restatement, extension or exchange of Indebtedness that:

(a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness (including any unfunded commitments) being refinanced, replaced, renewed, restated, extended or exchanged, except by an amount equal to the unpaid accrued interest and premium thereon, defeasance costs and other reasonable amounts paid and fees and expenses incurred in connection therewith;

(b) has a weighted average life to maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged; provided that this clause (b) shall not apply to a refinancing of purchase money Indebtedness and Financing Lease Obligations; provided further that if such purchase money Indebtedness or Financing Lease Obligations has a maturity date (measured as of the date immediately before such refinancing) after the maturity date of this Agreement, the maturity date after such refinancing shall not be shortened to a date before the maturity date of this Agreement;

(c) is not entered into as part of a sale leaseback transaction;

(d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged;

(e) the obligors of which are the same as the obligors of the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged, except that any Borrower may be an obligor thereof if otherwise permitted by this Agreement;

(f) is payment and/or lien subordinated to the Obligations at least to the same extent and in the same manner as the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged; and

(g) is otherwise on terms no less favorable to the Borrowers and their Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Petroleum Practices Laws” means the Petroleum Marketing Practices Act (15 USC §2801 et seq.) and all other applicable federal laws, and applicable laws of the states in which Borrower owns or leases any Real Property, as the same may be amended from time to time.

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan), maintained for employees of any Borrower or any member of the Controlled Group or any such Plan to which any Borrower or any member of the Controlled Group is required to contribute.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“Post-Term Cash Collateral” shall have the meaning set forth in Section 2.10(e)(i) hereof.

“Post-Term Letter of Credit” shall have the meaning set forth in Section 2.10(e) hereof.

“Post-Term Letter of Credit Obligations” shall have the meaning set forth in Section 2.10(e)(i) hereof.

“Postal Agreement” shall mean that certain Business Proposal - Contract Postal Unit Contract No. 2DCPAC-17-B-0035 between GPM Southeast and the United States Postal Service.

“Primary Suppliers” shall mean, collectively, Valero, BP, Exxon, Marathon, Shell and Motiva and each individually referred to as a “Primary Supplier.”

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

“Pro Forma Basis” shall mean, with respect to any period, the proposed incurrence of Indebtedness or making of a Restricted Payment or payment in respect of Indebtedness in respect of which compliance with any financial ratio is by the terms of this Agreement required to be calculated on a Pro Forma Basis as if such event or events had been consummated and incurred at the beginning of the applicable period for any applicable financial covenant, performance or similar test. In making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and not to finance any acquisition) issued, incurred, assumed or permanently repaid during the applicable period shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Consolidated Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in the preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, as reasonably and in good faith calculated by the Borrower as set forth in a certificate of a financial officer of the Borrower. Notwithstanding the foregoing or anything herein to the contrary, Pro Forma Basis shall exclude the pro rata portion of Indebtedness and Consolidated Interest Expense that are attributable to minority interests in any Subsidiary that is not a wholly-owned Subsidiary.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.

“Properly Contested” shall mean, in the case of any Indebtedness or Lien, as applicable, of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof: (a) such Indebtedness or Lien, as applicable, is being properly contested in good faith by appropriate negotiation, and where appropriate, as determined by Agent in its Permitted Discretion, proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness will not have a Material Adverse Effect and will not result in the forfeiture of any assets of such Person; (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of the Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (f) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

“Qualified ECP Loan Party” shall mean each Borrower that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Qualified Equity Interests” shall mean any Equity Interests that are not Disqualified Equity Interests.

“Quarterly Average Undrawn Availability” shall mean an amount equal to (a) the sum of Borrowers’ Undrawn Availability for the prior ninety (90) days, divided by (b) ninety (90).

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Estate Facility” shall have the meaning set forth in Section 7.8(x) hereof.

“Real Property” shall mean all of the real property owned, leased or operated by any Borrower on or after the Closing Date, together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables” shall mean and include, as to each Borrower, all of such Borrower’s accounts, contract rights, instruments (including those evidencing indebtedness owed to such Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Register” shall have the meaning set forth in Section 16.3(e) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.12(b) hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Replacement Notice” shall have the meaning given to such term in Section 3.11 hereof.

“Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder.

“Reportable Compliance Event” shall mean that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty by, or enters into a settlement with, a Governmental Body in connection with any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or any predicate crime to any Anti- Corruption Law, Anti-Money Laundering Law or International Trade Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (b) any Covered Entity engages in a transaction that has caused or would cause any Person hereunder (including the Agent, the Issuer, the Lenders, and any underwriter, advisor, investor, or otherwise) to be in violation of any Anti-Corruption Law or International Trade Law, including a Covered Entity’s use of any proceeds of the Advances hereunder to directly or indirectly fund any activities or business of, with, or for the benefit of any Person that is a Sanctioned Person, or to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction; (c) any pledged Collateral qualifies as Blocked Property; or (d) any Covered Entity otherwise violates, or reasonably believes that it will violate, any of the Anti-Corruption Law-specific or International Trade Law-specific representations and covenants herein.

“Required Lenders” shall mean Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding at least fifty-one percent (51%) of either (a) the aggregate of (x) the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender) and (y) outstanding principal amount of the Term Loan, or (b) after the termination of all commitments of the Lenders hereunder, the sum of (x) the outstanding Revolving Advances and Swing Loans and (y) (i) the aggregate of the Maximum Undrawn Amount of all outstanding Letters of Credit multiplied by (ii) the Revolving Commitments of all Lenders as most recently in effect excluding any Defaulting Lender; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders (excluding any Defaulting Lender).

“Reserves” shall mean, following five (5) Business Days notice to Borrowers (unless exigent circumstances otherwise exist which make such notice unreasonable in the reasonable discretion of Agent, in which case no notice will be required), such reserves against the Maximum Revolving Advance Amount or the Formula Amount, as Agent may reasonably deem proper and necessary from time to time in its Permitted Discretion; provided that rent Reserves shall only be subtracted in calculating the Formula Amount and not subtracted from the Maximum Revolving Advance Amount.

“Restricted Payment” shall mean, with respect to any Person, (a) the declaration or payment of any dividend on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Equity Interests of such Person or any warrants or options to purchase any such Equity Interests, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, (b) any payment of a management fee (or other fee of a similar nature) by such Person to any holder of its Equity Interests or any Affiliate thereof and (c) the payment or prepayment of principal of, or premium or interest on, any Indebtedness subordinate in right of payment to the Obligations unless such payment is permitted under the terms of the subordination agreement applicable thereto.

“Retained Excess Cash Flow” shall mean that portion of excess cash flow, determined on a cumulative basis for the immediately preceding fiscal year of the Borrowers that has not been required, and is not required, to be applied to prepay Indebtedness (or any portion thereof).

“Revolving Advances” shall mean Advances made other than Letters of Credit and the Swing Loans.

“Revolving Credit Note” shall mean the promissory note referred to in Section 2.1(a) hereof.

“Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Swing Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Revolving Commitment Amount (if any) of such Lender.

“Revolving Commitment Amount” shall mean the Revolving Commitment amount (if any) set forth adjacent to such Lender’s name on Schedule A attached hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement).

“Revolving Commitment Percentage” shall mean the Revolving Commitment Percentage (if any) set forth adjacent to such Lender’s name on Schedule A attached hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement).

“Revolving Interest Rate” shall mean (a) with respect to Revolving Advances that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin for Revolving Advances and Swing Loans plus the Alternate Base Rate and (b) with respect to Revolving Advances that are Term SOFR Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin for Revolving Advances plus the Term SOFR Rate.

“Sanctioned Jurisdiction” shall mean, at any time, a country, area, territory, or jurisdiction that is the subject or target of comprehensive U.S. sanctions.

“Sanctioned Person” shall mean any Person that is (a) located in, organized under the laws of, or ordinarily resident in a Sanctioned Jurisdiction; (b) identified on any sanctions-related list maintained by any Compliance Authority; or (c) owned 50% or more, in the aggregate, directly or indirectly by, controlled by, or acting for, on behalf of or at the direction of, one or more Persons described in clauses (a) or (b) above.

“SBI and Fuel Supply Agreement” shall mean that certain Agreement Regarding SBI and Fuel Supply, dated on or about the date hereof, by and among APC, GPM Empire and the OpCo.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Settlement Date” shall have the meaning set forth in Section 2.20(c) hereof.

“Shell” shall mean Equilon Enterprises LLC dba Shell Oil Products US.

“SOFR” shall mean, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Floor” shall mean a rate of interest per annum equal to 0%.

“SOFR Reserve Percentage” shall mean, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.

“Specified Event of Default” shall mean any Event of Default arising under Section 10.1, 10.5(a) (solely as a result of a breach of Section 6.5), or Section 10.7.

“Subordinated Indebtedness” shall mean any Indebtedness of any Borrower or any Subsidiary of any Borrower which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, reasonably satisfactory to Agent, including, without limitation, being subject to a subordination agreement on terms and conditions reasonably satisfactory to Agent.

“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean all of the issued and outstanding Equity Interests of any Subsidiary owned by any Borrower.

“Supplier Capex Obligations” shall mean the liabilities and obligations of Borrowers under the Supplier Notes.

“Supplier Notes” shall mean obligations of a Borrower under an agreement with a fuel supplier or Primary Supplier, or any other agreement to which such Borrower is a party or otherwise bound, pursuant to which such Borrower is obligated to pay, repay, reimburse or indemnify the counterparty(ies) under any such agreement for branding expenses or incentive funds, in each case, resulting from the termination of any such agreement.

“Supply Agreements” shall mean, collectively, (a) those certain agreements between GPM Investments, the MLP, the OpCo or GPM Empire and each of the Primary Suppliers relating to the supply arrangement between the parties, together with any additional supply agreements entered into before or following the Closing Date, and each other agreement, document and instrument executed in connection therewith and (b) the SBI and Fuel Supply Agreement.

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge, or a Lender-Provided Foreign Currency Hedge.

“Swap Termination Value” shall mean, in respect of any one or more Interest Rate Hedges and/or Foreign Currency Hedges, after taking into account the effect of any legally enforceable netting agreement relating to such Interest Rate Hedges and/or Foreign Currency Hedges, (a) for any date on or after the date such Interest Rate Hedges and/or Foreign Currency Hedges have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Interest Rate Hedges and/or Foreign Currency Hedges, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Interest Rate Hedges and/or Foreign Currency Hedges (which may include a Lender or any Affiliate of a Lender).

“Swing Loan Lender” shall mean PNC, in its capacity as lender of the Swing Loans.

“Swing Loan Note” shall mean the promissory note described in Section 2.4(a) hereof.

“Swing Loans” shall mean the Advances made pursuant to Section 2.4 hereof.

“Tax Distribution” shall mean, for each taxable year in which any Borrower is considered a partnership or a “disregarded entity” for U.S. federal income tax purposes, distributions or payments made by such Borrower to its direct or indirect owner(s) related to tax obligations attributable to the operations of such Borrower and its Subsidiaries, provided that the amount of such Tax Distributions with respect to any taxable year does not exceed the amount that the Borrowers and their Subsidiaries would have been required to pay in respect of the income taxes for such taxable year had the Borrowers and their Subsidiaries been a stand alone taxpayer or stand alone group (separate from any such direct or indirect parent company) for the applicable taxable years.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

“Term SOFR Rate” shall mean, with respect to any Term SOFR Rate Loan for any Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, at the Agent’s discretion, to the nearest 1/100th of 1%) (A) the Term SOFR Reference Rate for a tenor comparable to such Interest Period on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor.

“Term SOFR Rate Loan” shall mean an Advance that bears interest based on Term SOFR Rate.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Termination Event” shall mean: (a) a Reportable Event with respect to any Plan; (b) the withdrawal of any Borrower or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the institution by the PBGC of proceedings to terminate a Plan; (e) any event or condition (i) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (f) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Borrower or any member of the Controlled Group from a Multiemployer Plan.

“Test Period” shall mean, for any date of determination under this Agreement, as applicable, the four (4) consecutive fiscal quarters of the Borrowers most recently ended with respect to which Agent has received (or was required to have received) certified financial statements pursuant to Section 9.8 hereof as of such date of determination.

“Toxic Substance” shall mean and include any material present on the Real Property which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transactions” shall have the meaning set forth in Section 5.5 hereof.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount, or (ii) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit less, as applicable, Reserves established hereunder, minus (b) the sum of (i) the outstanding amount of Advances plus (ii) all amounts due and owing to any Borrower’s trade creditors which are outstanding sixty (60) days past their due date in excess of $1,000,000 in the aggregate to the extent such amounts are subject to a bona fide dispute being pursued by Borrowers, plus (iii) fees and expenses for which Borrowers are liable but which have not been paid or charged to Borrowers’ Account.

“Unfunded Capital Expenditures” shall mean Capital Expenditures of Borrowers on a Combined Basis made through Revolving Advances or Swing Loans hereunder or out of a Borrower’s own funds minus to the extent used to fund such Capital Expenditures, the amount of (a) equity contributed subsequent to the Closing Date, (b) purchase money or other financing or lease transactions permitted hereunder, (c) funds provided by a Primary Supplier, any fuel vendor (including fuel vendors of the MLP) or any third party (including a Governmental Body or landlord or a dealer) for the purpose of making capital improvements, (d) net proceeds from the sale of real property and fixed assets including net proceeds used in conjunction with 1031 exchanges, (e)[reserved], and (f) all Capital Expenditures funded by Borrowers’ own funds to the extent such funds are not proceeds of Advances.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“U.S. or United States” shall mean the United States of America.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Valero” shall mean Valero Marketing and Supply Company.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.3. Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the Commonwealth of Pennsylvania from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts,” “chattel paper,” “instruments,” “general intangibles,” “goods,” “payment intangibles,” “proceeds,” “supporting obligations,” “securities,” “investment property,” “documents,” “deposit accounts,” “software,” “letter of credit rights,” “inventory,” “equipment” and “fixtures,” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4. Certain Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in New York, New York. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on average cost relieved on a first-in-first-out basis. Whenever the words “including” or “include” are used, such words shall be understood to mean “including, without limitation” or “include, without limitation.” A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders or all Lenders, as applicable. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Borrowers’ knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of the Authorized Officers of the Borrowers or (ii) the knowledge that the Authorized Officers of Borrowers would have obtained if they had engaged in good faith and diligent performance of their duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

1.5. Term SOFR Notification. Section 3.8.2. of this Agreement provides a mechanism for determining an alternate rate of interest in the event that the Term SOFR Rate is no longer available or in certain other circumstances. The Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Rate or with respect to any alternative or successor rate thereto, or replacement rate therefor.

1.6. Conforming Changes Relating to Term SOFR Rate. With respect to the Term SOFR Rate, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any Other Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Other Document; provided that, with respect to any such amendment effected, the Agent shall provide notice to the Borrowers and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

II. ADVANCES, PAYMENTS.

2.1. Revolving Advances.

(a) Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement including Sections 2.1(b) and (c), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding up to at any time, an amount equal to such Lender’s Revolving Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit less the outstanding amount of Swing Loans less Reserves established hereunder (other than rent Reserves) or (y) an amount equal to the sum of:

(i) up to 85%, subject to the provisions of Section 2.1(b) hereof (“Receivables Advance Rate”), of Eligible Receivables, plus

(ii) up to 90%, subject to the provisions of Section 2.1(b) hereof (“Dealer Receivables Advance Rate”), of Eligible Dealer Receivables; provided, that Revolving Advances attributable to Eligible Dealer Receivables which arise from the sale of branded Fuel Inventory shall not exceed $15,000,000 in the aggregate at any time, plus

(iii) [reserved], plus

(iv) up to 90%, subject to the provisions of Section 2.1(b) hereof (“Credit Card Advance Rate”), of Eligible Credit Card Receivables, plus

(v) up to 85%, subject to the provisions of Section 2.1(b) hereof (“Cardlock Receivables Advance Rate”), of Eligible Cardlock Receivables, plus

(vi) [reserved], plus

(vii) up to 85%, subject to the provisions of Sections 2.1(b) hereof (the “Fuel Inventory Advance Rate”), of the value of the Eligible Fuel Inventory, plus

(viii) during a Cash Dominion Period, 100%, subject to the provisions of Section 2.1(b) hereof (“Cash Advance Rate,” and together with the Receivables Advance Rate, Dealer Receivables Advance Rate, Credit Card Advance Rate, Cardlock Receivables Advance Rate and Fuel Inventory Advance Rate, collectively the “Advance Rates”) of the cash collections in Borrowers’ Depository Accounts mutually agreed by the Agent and the Borrowing Agent, all maintained with Agent existing as of 1:00 p.m. (New York time) on the Business Day in which the Formula Amount is being calculated, minus

(ix) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(x) Reserves established hereunder.

The amount derived from the sum of (x) Sections 2.1(a)(y)(i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) minus (y) Sections 2.1 (a)(y)(ix) and (x) at any time and from time to time shall be referred to as the “Formula Amount.” The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).

(b) Discretionary Rights. The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its Permitted Discretion with respect to all or a subset of Receivables. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing Reserves may limit or restrict Advances requested by Borrowing Agent. Agent shall give Borrowing Agent five (5) Business Days prior written notice of its intention to decrease the Advance Rates. The rights of Agent under this subsection are subject to the provisions of Section 16.2(b).

2.2. Procedure for Revolving Advances Borrowing.

(a) Borrowing Agent on behalf of any Borrower may notify Agent prior to 12:00 P.M. on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation, become due, the same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable.

(b) Notwithstanding the provisions of subsection (a) above, in the event any Borrower desires to obtain a Term SOFR Rate Loan (other than a Swing Loan), Borrowing Agent shall give Agent written notice by no later than 3:00 P.M. on the day which is three (3) Business Days prior to the date such Term SOFR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Advance to be borrowed, which amount shall be in a minimum amount of $1,000,000 and in integral multiples of $100,000 thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for Term SOFR Rate Loans shall be for one or three months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. Any Interest Period that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, no Term SOFR Rate Loan shall be made available to any Borrower. After giving effect to each requested Term SOFR Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(d), there shall not be outstanding more than four (4) Term SOFR Rate Loans, in the aggregate.

(c) Each Interest Period of a Term SOFR Rate Loan shall commence on the date such Term SOFR Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

(d) Borrowing Agent shall elect the initial Interest Period applicable to a Term SOFR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(d), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 3:00 P.M. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such Term SOFR Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.2(d) herein below.

(e) Provided that no Event of Default shall have occurred and be continuing, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding Term SOFR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a Term SOFR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Term SOFR Rate Loan. If Borrowing Agent desires to convert a loan, Borrowing Agent shall give Agent written notice by no later than 3:00 P.M. (i) on the day which is three (3) Business Days’ prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a Term SOFR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a Term SOFR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor.

(f) At its option and upon written notice given prior to 3:00 P.M. at least three (3) Business Days’ prior to the date of such prepayment, any Borrower may prepay the Term SOFR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Advances which are Term SOFR Rate Loans and the amount of such prepayment. In the event that any prepayment of a Term SOFR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g) hereof.

(g) Each Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any Term SOFR Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a Term SOFR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Term SOFR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.

(h) Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (h), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any Term SOFR Rate Loans) to make or maintain its Term SOFR Rate Loans, the obligation of Lenders (or such affected Lender) to make Term SOFR Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected Term SOFR Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Term SOFR Rate Loans or convert such affected Term SOFR Rate Loans into loans of another type. If any such payment or conversion of any Term SOFR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Term SOFR Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts set forth in clause (g) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.

(i) Anything to the contrary contained herein notwithstanding, neither any Agent nor any Lender, nor any of their participants, is required actually to acquire SOFR deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the Term SOFR Rate. The provisions set forth herein shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing based on the Term SOFR Rate by acquiring SOFR deposits for each Interest Period in the amount of the Term SOFR Rate Loans.

2.3. Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to Borrowers’ Account on Agent’s books. During the Term, Borrowers may use the Revolving Advances and Swing Loans by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance or Swing Loan requested by Borrowing Agent on behalf of any Borrower or deemed to have been requested by any Borrower under Sections 2.2(a) or 2.4, hereof shall, with respect to requested Revolving Advances to the extent Lenders make such Revolving Advances, and with respect to Swing Loans made upon any request or deemed request by Borrowing Agent for a Revolving Advance to the extent Swing Loan Lender makes such Swing Loan in accordance with Section 2.4(b) hereof, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by any Borrower or Swing Loans made upon any deemed request for a Revolving Advance by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

2.4. Swing Loans.

(a) Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Agent for administrative convenience, Agent, Revolving Lenders and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to Borrowers as provided for in this Section 2.4 at any time or from time to time after the Closing Date to, but not including, the last day of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount. All Swing Loans shall be Domestic Rate Loans only. Borrowers may borrow (at the option and election of Swing Loan Lender), repay and re-borrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates. All Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”) substantially in the form attached as Exhibit 2.4(a) hereto. Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future.

(b) Upon either (i) any request by Borrowing Agent for a Revolving Advance made pursuant to Section 2.2(a) hereof or (ii) the occurrence of any deemed request by Borrowers for a Revolving Advance pursuant to the provisions of Section 2.2(a) hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowers as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loan Advances if Swing Loan Lender has been notified by Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 8.2 hereof have not been satisfied or the Revolving Commitments have been terminated for any reason.

(c) Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage. Swing Loan Lender or Agent may, at any time, require the Revolving Lenders to fund such participations by means of a Settlement as provided for in Section 2.20(b) hereof. From and after the date, if any, on which any Revolving Lender is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Agent shall promptly distribute to such Lender its Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Swing Loan; provided that no Revolving Lender shall be obligated in any event to make Revolving Advances in an amount in excess of its Revolving Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.23 hereof) of the Maximum Undrawn Amount of all outstanding Letters of Credit.

2.5. Maximum Advances. The aggregate balance of Revolving Advances and Swing Loans outstanding at any time shall not exceed the least of (a) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all issued and outstanding Letters of Credit, or (b) the Formula Amount.

2.6. Repayment of Advances.

(a) The Revolving Advances and Swing Loans shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Advances shall be applied, first to the outstanding Swing Loans and next, pro rata according to the applicable Revolving Commitment Percentages of the Lenders, to the outstanding Revolving Advances (subject to any contrary provisions of Section 2.23).

(b) Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received by Agent. Agent shall conditionally credit Borrowers’ Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Agent. Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers’ Account for the amount of any item of payment which is returned, for any reason whatsoever, to Agent unpaid. Subject to the foregoing, Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by Agent shall be deemed applied by Agent on account of the Obligations on its respective receipt date. All proceeds received by Agent shall be applied to the Obligations in accordance with Section 4.15(h). Agent acknowledges and agrees to continue to provide earned credit as has historically been provided to offset certain treasury management fees.

(c) All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 2:00 P.M. on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.

(d) Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.7. Repayment of Excess Advances. The aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.8. Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of GPM Empire in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.9. Letters of Credit. Subject to the terms and conditions hereof, Agent shall issue or cause the issuance of standby and/or trade letters of credit (“Letters of Credit”) for the account of any Borrower; provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the issuance of such Letters of Credit would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the outstanding Swing Loans, plus (iii) the Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the least of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount (without giving effect to Section 2.1(a)(y)(v)). The Maximum Undrawn Amount of outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the applicable Contract Rate; Letters of Credit that have not been drawn upon shall not bear interest.

2.10. Issuance of Letters of Credit.

(a) Borrowing Agent, on behalf of Borrowers, may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent at the Payment Office, prior to 10:00 A.M., at least five (5) Business Days’ prior to the proposed date of issuance, Agent’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent; and, such other certificates, documents and other papers and information as Agent may reasonably request. Borrowing Agent, on behalf of Borrowers, also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Agent upon any amendment, extension or renewal of any Letter of Credit.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) except as provided for in Section 2.10(e) below, have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”), and any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Agent, and each trade Letter of Credit shall be subject to the UCP.

(c) Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.

(d) Nothing contained in this Agreement shall be construed under any circumstances as an agreement by Agent and/or Lenders to extend the Term or require or obligate in any way Agent, Lenders and/or Issuer to make any Revolving Advances or to issue any new Letters of Credit (or extend or renew any existing Letters of Credit) on or after the last day of the Term.

(e) Borrowers may request and Agent (or any other Issuer) may issue Letters of Credit (and/or renewals or extensions of existing Letters of Credit) hereunder with an expiry date that extends beyond the last day of the Term as then in effect when such Letter of Credit (or the extension or renewal thereof) is requested (any such Letter of Credit so issued, renewed or extended, a “Post-Term Letter of Credit”), subject to all other existing terms and conditions of and provisions in this Agreement regarding Letters of Credit, including any terms, conditions and provisions regarding the requesting and issuance thereof, but provided that, under no circumstances may any such Post-Term Letter of Credit as so issued, renewed or extended have an expiry date later than the twelve-month anniversary of the last day of the Term as in effect when such Post-Term Letter of Credit is so issued, renewed or extended. Borrowers agree and acknowledge that:

(i) all of the obligations, liabilities and indebtedness of any kind or nature of Borrowers with respect to any and all such Post-Term Letters of Credit (including all reimbursement obligations and obligations to pay Letter of Credit Fees and obligations to pay interest in respect of any disbursement made by Agent in connection with a drawing under a Post-Term Letter of Credit that is not immediately reimbursed by Borrowers (including any such interest accruing thereon after the last day of the Term, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding)) (any such obligations, liabilities and indebtedness, the “Post-Term Letter of Credit Obligations”) shall remain Obligations of Borrowers secured by the Collateral pursuant to the Liens created under this Agreement and the Other Documents both prior to and after the expiration of the Term, and Agent and Lenders shall have no obligations to release any Liens on the Collateral notwithstanding the overall termination of this Agreement and of the commitments of the Lenders with respect to Advances, until such time as the last such Post-Term Letter of Credit has expired or been terminated or has been fully drawn and all Post-Term Letter of Credit Obligations (other than contingent indemnities and expense reimbursement obligations to the extent no claim therefore has been made or is reasonably expected to be made) have been paid in full in cash, provided that, notwithstanding the foregoing, on the last day of the Term, Borrowers may provide cash collateral (any such cash collateral, the “Post-Term Cash Collateral”) to Agent to be held as security for such Post-Term Letter of Credit Obligations (and Borrowers hereby grant to Agent a Lien and security interest in any such Post-Term Cash Collateral so provided) in an amount equal to one hundred five percent (105%) of the then-outstanding undrawn face amount of all such Post-Term Letters of Credit, and in the event Borrowers provide the Post-Term Cash Collateral (or enter into such other arrangement acceptable to Agent in respect of the Post-Term Letter of Credit Obligations), if all other Obligations (other than contingent indemnities and expense reimbursement obligations to the extent no claim therefore has been made or is reasonably expected to be made) have been paid in full in cash, Agent and Lenders will agree to release the Liens and security interests on all other Collateral (subject to customary payoff releases and indemnities) in accordance with this Agreement. Agent will deposit such Post-Term Cash

Collateral (less applicable reserves) in a non-interest bearing deposit account maintained at Agent. Borrowers agree that upon the coming due of any such Post-Term Letter of Credit Obligations, Agent may use such Post-Term Cash Collateral to pay and satisfy such Post-Term Letter of Credit Obligations;

(ii) on the last day of the Term (subject to the survival of the provisions thereof that survive termination), (a) all of the terms and applicable provisions of Article II, Sections 2.9, 2.10, 2.11 and Section 3.2 of this Agreement, any Letter of Credit application for any Post-Term Letter of Credit and any other documents executed by and/or between Borrowers, Agent and/or Issuer with respect to any Post-Term Letter of Credit (other than any provisions giving Borrowers the right or ability to request that additional Letters of Credit be issued or that existing Letters of Credit be renewed or extended) shall survive the termination of this Agreement on the last day of the Term for the benefit of Agent and Lenders (but not for the benefit of Borrowers), and (b) Borrowers shall remain bound thereby, including without limitation of the obligations under Section 3.2 of this Agreement for Borrowers to pay Letter of Credit Fees to Agent and Issuer with respect to any Post-Term Letter of Credit for so long as each Post-Term Letter of Credit shall remain outstanding and the obligations under Section 2.9 for Borrowers to pay interest on any disbursements or payments made by Agent and/or Issuer relating to any Post-Term Letter of Credit until reimbursed; and

(iii) nothing contained in this Section 2.10(e) shall be construed under any circumstances as an agreement by Agent and/or Lenders to extend the Term or require or obligate in any way Agent, Lenders and/or Issuer to make any Revolving Advances or to issue any new Letters of Credit (or extend or renew any existing Letters of Credit) on or after the last day of the Term.

2.11. Requirements For Issuance of Letters of Credit.

(a) Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor or any acceptance thereof.

(b) In connection with all Letters of Credit issued or caused to be issued by Agent under this Agreement, each Borrower hereby appoints Agent, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred, (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances, (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of such Borrower or Agent or Agent’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Agent’s, or in the name of Agent’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Agent nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s or its attorney’s gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.12. Disbursements, Reimbursement.

(a) Immediately upon the issuance of each Letter of Credit, each Lender holding a Revolving Commitment Percentage shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolving Commitment Percentage of the Maximum Face Amount of such Letter of Credit and the amount of such drawing, respectively.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Agent will promptly notify Borrowing Agent. Provided that Borrowing Agent shall have received such notice, the Borrowers shall reimburse (such obligation to reimburse Agent shall sometimes be referred to as a “Reimbursement Obligation”) Agent prior to 12:00 Noon, on each date that an amount is paid by Agent under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Agent. In the event Borrowers fail to reimburse Agent for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the Drawing Date, Agent will promptly notify each Lender holding a Revolving Commitment Percentage thereof, and Borrowers shall be deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by the Lenders holding a Revolving Commitment Percentages to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the least of (i) the Maximum Revolving Advance Amount, less the Maximum Undrawn Amount of all outstanding Letters of Credit, (ii) the Formula Amount or (iii) the Average Cash Collection, and, in each case, subject to Section 8.2 hereof. Any notice given by Agent pursuant to this Section 2.12(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each Lender holding a Revolving Commitment Percentage shall upon any notice pursuant to Section 2.12(b) make available to Agent an amount in immediately available funds equal to its Revolving Commitment Percentage of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.12(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in that amount. If any Lender holding a Revolving Commitment Percentage so notified fails to make available to Agent the amount of such Lender’s Revolving Commitment Percentage of such amount by no later than 2:00 P.M., on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first (3) three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loans on and after the fourth day following the Drawing Date. Agent will promptly give notice of the occurrence of the Drawing Date, but failure of Agent to give any such notice on the Drawing Date or in sufficient time to enable any Lender holding a Revolving Commitment Percentage to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.12(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.12(c) (i) and (ii) until and commencing from the date of receipt of notice from Agent of a drawing.

(d) With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.12(b), because of Borrowers’ failure to satisfy the conditions set forth in Section 8.2 hereof (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each Lender’s payment to Agent pursuant to Section 2.12(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment under this Section 2.12.

(e) Each Lender’s Participation Commitment shall continue until the last to occur of any of the following events: (x) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than the Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.13. Repayment of Participation Advances.

(a) Upon (and only upon) receipt by Agent for its account of immediately available funds from Borrowers (i) in reimbursement of any payment made by the Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Agent under such a Letter of Credit, Agent will pay to each Lender, in the same funds as those received by Agent, the amount of such Lender’s Revolving Commitment Percentage of such funds, except Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Lender that did not make a Participation Advance in respect of such payment by Agent (and, to the extent that any of the other Lender(s) holding the Revolving Commitment have funded any portion such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.23, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

(b) If Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Agent pursuant to Section 2.13(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender holding a Revolving Commitment Percentage shall, on demand of Agent, forthwith return to Agent the amount of its Revolving Commitment Percentage of any amounts so returned by Agent plus interest at the Federal Funds Effective Rate.

2.14. Documentation. Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by Agent’s reasonable interpretations of any Letter of Credit issued on behalf of such Borrower and by Agent’s written regulations and customary practices relating to letters of credit, though Agent’s interpretations may be different from such Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrowing Agent’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.15. Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.16. Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.16 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Agent, any Borrower or any other Person for any reason whatsoever;

(ii) the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.12;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by Borrower or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if Agent or any of Agent’s Affiliates has been notified thereof;

(vi) payment by Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the Agent or any of Agent’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless the Agent has received written notice from Borrowing Agent of such failure within three (3) Business Days after the Agent shall have furnished Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any Material Adverse Effect;

(x) any breach of this Agreement or any Other Document by any party thereto;

(xi) the occurrence or continuance of an insolvency proceeding with respect to any Borrower or any Guarantor;

(xii) the fact that a Default or Event of Default shall have occurred and be continuing;

(xiii) the fact that the Term shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.17. Indemnity. In addition to amounts payable as provided in Section 16.5(a), each Borrower hereby agrees to protect, indemnify, pay and save harmless Agent and any of Agent’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Agent or any of Agent’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (a) the gross negligence or willful misconduct of the Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the Agent or any of Agent’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body (all such acts or omissions herein called “Governmental Acts”).

2.18. Liability for Acts and Omissions. As between Borrowers and Issuer, Swing Loan Lender, Agent and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Agent shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Agent shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Agent, including any governmental acts, and none of the above shall affect or impair, or prevent the vesting of, any of Agent’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Agent from liability for Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Agent or Agent’s Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, Agent and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by Agent or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Agent or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Agent or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Agent under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Agent under any resulting liability to any Borrower or any Lender.

2.19. Additional Payments. Any sums expended by Agent or any Lender due to any Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Borrower’s obligations under Sections 3.4, 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to Borrowers’ Account as a Revolving Advance and added to the Obligations.

2.20. Manner of Borrowing and Payment.

(a) Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of Lenders. Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone.

(b) Promptly after receipt by Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) hereof and, with respect to Revolving Advances, to the extent Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.4(a) hereof, Agent shall notify the Revolving Lenders of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Lenders of the requested Revolving Advance as determined by Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Advance to Agent such that Agent is able to, and Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 8.2 hereof, fund such Revolving Advance to Borrowers in U.S. Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.20(c) hereof.

(c) Agent, on behalf of Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with Revolving Lenders on at least a weekly basis, or on any more frequent date that Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying Revolving Lenders of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. on the date of such requested Settlement (the “Settlement Date”). Subject to any contrary provisions of Section 2.23 hereof, each Revolving Lender shall transfer the amount of such Lender’s Revolving Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Agent) of the applicable Swing Loan with respect to which Settlement is requested by Agent, to such account of Agent as Agent may designate not later than 5:00 p.m. on such Settlement Date if requested by Agent by 3:00 p.m., otherwise not later than 5:00 p.m. on the next Business Day. Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 8.2 hereof have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time. All amounts so transferred to Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Lenders accruing interest as Domestic Rate Loans. If any such amount is not transferred to Agent by any Revolving Lender on such Settlement Date, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.20(c) hereof.

(d) If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(e) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Settlement Date and, in reliance upon such assumption, make available to Borrowers a corresponding amount. Agent will promptly notify Borrowing Agent of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Advances hereunder, on demand from Borrowers; provided, however, that Agent’s right to such recovery shall not prejudice or otherwise adversely affect Borrowers’ rights (if any) against such Lender.

2.21. Mandatory Prepayments.

(a) Subject to Section 7.1(b) hereof, when any Borrower sells or otherwise disposes of any Collateral other than Inventory in the Ordinary Course of Business, Borrowers shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions, and after the repayment of any outstanding debt required to be repaid in connection with such sale), such repayments to be made promptly but in no event more than (i) three (3) Business Days following receipt of such net proceeds in the event the disposition resulted in net proceeds in excess of or equal to $200,000 and (ii) five (5) Business Days following receipt of such net proceeds in the event the disposition resulted in net proceeds less than $200,000, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such prepayments shall be applied to the Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b) hereof; provided however that if no Default or Event of Default has occurred and is continuing, such prepayments shall be applied to cash collateralize any Obligations related to outstanding Letters of Credit last) in such order as Agent may determine, subject to Borrowers’ ability to re-borrow Revolving Advances in accordance with the terms hereof.

(b) In the event that any Borrower receives Cure Proceeds with respect to a cure of a financial covenant in Section 6.5(a), Borrowers shall, immediately upon receipt thereof, repay the Advances in an amount equal to 100% of such Cure Proceeds.

2.22. Use of Proceeds.

(a) Borrowers shall apply the proceeds of Advances (i) to pay fees and expenses relating to the Transactions, (ii) to provide for their working capital needs and reimburse drawings under Letters of Credit, (iii) [reserved], (iv) to fund Permitted Acquisitions to be funded by Borrowers under the definition thereof, (v) to pay diligence costs and closing costs in connection with Permitted Acquisitions or acquisitions that were not consummated and (vi) to pay other obligations to the extent permitted herein.

(b) Without limiting the generality of Section 2.22(a) above, neither the Borrowers, the Guarantors nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of any Applicable Law.

2.23. Defaulting Lender.

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.23 so long as such Lender is a Defaulting Lender.

(b)

(i) Except as otherwise expressly provided for in this Section 2.23, Revolving Advances shall be made pro rata from Lenders holding Revolving Commitments which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Lender (other than any Defaulting Lender) holding a Revolving Commitment in accordance with their Revolving Commitment Percentages; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(ii) Fees pursuant to Section 3.3 hereof shall cease to accrue in favor of such Defaulting Lender.

(iii) If any Swing Loans are outstanding or any Letter of Credit Obligations (or drawings under any Letter of Credit for which the Issuer has not been reimbursed) are outstanding or exist at the time any such Lender holding a Revolving Commitment becomes a Defaulting Lender, then:

(A) the Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among the Non-Defaulting Lenders holding Revolving Commitments in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender holding a Revolving Commitment plus such Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, cash collateralize for the benefit of the Issuer the Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding;

(C) if the Borrowers cash collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;

(D) if the Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to the Lenders holding Revolving Commitments pursuant to Section 3.2(a) shall be adjusted and reallocated to the Non-Defaulting Lenders holding Revolving Commitments in accordance with such reallocation; and

(E) if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of the Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Revolving Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized.

(iv) So long as any Lender holding a Revolving Commitment is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and the Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and the Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to the Non-Defaulting Lenders holding Revolving Commitments and/or cash collateral for such Letters of Credit will be provided by the Borrowers in accordance with clauses (A) and (B) above, and participating interests in any newly made Swing Loans or any newly issued or increased Letter of Credit shall be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.23(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).

(c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders,” a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Commitment Percentage, provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clauses (i) or (ii) of Section 16.2(b).

(d) Other than as expressly set forth in this Section 2.23, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.23 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) In the event that the Agent, the Borrowers, Swing Loan Lender and the Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Lender holding a Revolving Commitment, then Participation Commitments of the Lenders holding Revolving Commitments (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Revolving Commitment Percentage.

(f) If Swing Loan Lender or Issuer has a good faith belief that any Lender holding a Revolving Commitment has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

2.24. Existing Indebtedness. This Agreement amends and restates the Existing Obligations and, subject to the consummation of the transactions under the GPMI Amendment, the Existing Obligations shall be deemed to constitute Obligations hereunder. The execution and delivery of this Agreement and the Other Documents, however, does not evidence or represent a refinancing, repayment, accord and/or satisfaction or novation of the Existing Obligations. All liens and security interests previously granted to Agent, for the benefit of Lenders, pursuant to the Existing Loan Documents are acknowledged and reconfirmed and deemed to secure the Obligations hereunder and remain in full force and effect and are not intended to be released, replaced or impaired.

III. INTEREST AND FEES.

3.1. Interest. Interest on Advances shall be payable in arrears on the tenth (10th) day of each month with respect to Domestic Rate Loans and, with respect to Term SOFR Rate Loans, at the end of each Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to the applicable Revolving Interest Rate (as applicable, the “Contract Rate”). Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The Term SOFR Rate shall be adjusted with respect to Term SOFR Rate Loans without notice or demand of any kind on the effective date of any change in the SOFR Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, (i) at the option of Agent or at the direction of Required Lenders, the Obligations other than Term SOFR Rate Loans shall bear interest at the applicable Contract Rate for Domestic Rate Loans plus two (2%) percent per annum and (ii) Term SOFR Rate Loans shall bear interest at the Revolving Interest Rate for Term SOFR Rate Loans plus two (2%) percent per annum (as applicable, the “Default Rate”).

3.2. Letter of Credit Fees.

(a) Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders holding a Revolving Commitment Percentage, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the aggregate daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for Letter of Credit Fees, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each quarter and on the last day of the Term, and (y) to the Issuer, a fronting fee of one eighth of one percent (0.125%) per annum, together with any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by the Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”). All Letter of Credit Fees shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.0%) per annum.

(b) At any time following the occurrence and during the continuance of any Event of Default or the expiration of the Term, Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. No Borrower may withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full of all Obligations; (y) expiration of all Letters of Credit; and (z) termination of this Agreement.

3.3. Reserved.

3.4. Payment of Fees.

(a) Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

(b) All of the fees and out-of-pocket costs and expenses of any appraisals conducted pursuant to Section 4.21 hereof shall be paid for when due, in full and without off-set, by Borrowers.

3.5. Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.

3.6. Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrowers, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7. Increased Costs. In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent, Swing Loan Lender, any Issuer or Lender and any corporation or bank controlling Agent, any Lender or Issuer and the office or branch where Agent, Swing Loan Lender, any Lender or Issuer (as so defined) makes or maintains any Term SOFR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject Agent, Swing Loan Lender, any Lender or Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Term SOFR Rate Loan, or change the basis of taxation of payments to Agent, such Lender or Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.10 and the imposition of, or any change in the rate of, any Excluded Tax payable by Agent, such Lender or the Issuer);

(b) impose, modify or deem applicable any reserve, special deposit, assessment, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent, Swing Loan Lender, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on Agent, Swing Loan Lender, any Lender or Issuer any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to Agent, Swing Loan Lender any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Agent, Swing Loan Lender, such Lender or Issuer deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent, Swing Loan Lender, such Lender or Issuer deems to be material, then, in any case Borrowers shall promptly pay Agent, Swing Loan Lender, such Lender or Issuer, within five (5) days of receiving a reasonably detailed written demand therefor, such additional amount as will compensate Agent, Swing Loan Lender, such Lender or Issuer for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Term SOFR Rate, as the case may be. Agent, Swing Loan Lender, such Lender or Issuer shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error. Each Lender shall give prompt notice to Borrowers of any claim for additional amounts pursuant to this Section 3.7; provided, that any failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.7 shall not constitute a waiver of such Lender's right to demand such compensation; provided further, the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.7 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrowers of the Change in Law or other circumstance giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, the six month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8. Alternate Rate of Interest.

(a) Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(i) reasonable means do not exist for ascertaining the Term SOFR Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(ii) Dollar deposits in the relevant amount and for the relevant maturity are not available, with respect to an outstanding Term SOFR Rate Loan, a proposed Term SOFR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Term SOFR Rate Loan,

(iii) the making, maintenance or funding of any Term SOFR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law), or

(iv) the Term SOFR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any Term SOFR Rate Loan,

then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination. If such notice is given prior to a Benchmark Replacement Date (as defined below), (i) any such requested Term SOFR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 10:00 A.M. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Term SOFR Rate Loan, (ii) any Domestic Rate Loan or Term SOFR Rate Loan which was to have been converted to an affected type of Term SOFR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 10:00 A.M. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Term SOFR Rate Loan, and (iii) any outstanding affected Term SOFR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 10:00 A.M. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Term SOFR Rate Loan, shall be converted into an unaffected type of Term SOFR Rate Loan, on the last Business Day of the then current Interest Period for such affected Term SOFR Rate Loans. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Term SOFR Rate Loan or maintain outstanding affected Term SOFR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of Term SOFR Rate Loan into an affected type of Term SOFR Rate Loan.

(b) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any Other Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be an “Other Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event and related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make

Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in the Other Documents, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Other Document.

(iii) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (d) below and (v) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section.

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any of the Other Documents, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor of such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for an Advance bearing interest based on the Term SOFR Rate, conversion to or continuation of Advances bearing interest based on the Term SOFR Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Domestic Rate Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

(vi) Certain Defined Terms. As used in this Section 3.8(b), the following terms shall have the following meanings:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable (x) if the then current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(1) Daily Simple SOFR;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the Other Documents; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement: the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrowers for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time; provided that, if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.

“Benchmark Replacement Date” means a date and time determined by the Agent, which date shall be at the end of an Interest Period and no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by a Governmental Body having jurisdiction over the Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Body having jurisdiction over the Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with this Section titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with this Section titled “Benchmark Replacement Setting.”

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or, if no floor is specified, zero.

“Reference Time” means, with respect to any setting of the then-current Benchmark, the time determined by the Agent in its reasonable discretion.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

3.9. Capital Adequacy.

(a) In the event that Agent, Swing Loan Lender, any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent, Swing Loan Lender, Issuer or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent, Swing Loan Lender, Issuer or any Lender and any

corporation or bank controlling Agent, Swing Loan Lender, any Lender and the office or branch where Agent, Swing Loan Lender, any Lender (as so defined) makes or maintains any Term SOFR Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent, Swing Loan Lender, any Lender’s capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which Agent, Swing Loan Lender, such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s, Swing Loan Lender’s, such Issuer’s and such Lender’s policies with respect to capital adequacy) by an amount deemed by Agent, Swing Loan Lender, any Lender, any Issuer to be material, then, from time to time, Borrowers shall pay, within ten (10) days of receiving a reasonably detailed written demand therefor, to Agent, Swing Loan Lender, such Issuer or such Lender such additional amount or amounts as will compensate Agent, Swing Loan Lender, such Issuer or such Lender for such reduction. In determining such amount or amounts, Agent, Swing Loan Lender, such Issuer or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent, Swing Loan Lender, each Issuer and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

(b) A certificate of Agent, Swing Loan Lender, such Issuer or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent, Swing Loan Lender, such Issuer or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.

(c) Each Lender shall give prompt notice to Borrowers of any claim for additional amounts pursuant to this Section 3.9; provided, that any failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.9 shall not constitute a waiver of such Lender's right to demand such compensation; provided further that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.9 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrowers of the Change in Law or other circumstance giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, the six month period referred to above shall be extended to include the period of retroactive effect thereof).

3.10. Taxes.

(a) Any and all payments made to the Agent, Lender, Swing Loan Lender, Issuer or Participant (each, individually, a “Payee,” and collectively, the “Payees”) with respect to any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes; provided that if the Borrowers shall be required by Applicable Law to withhold or deduct any Taxes from such payments, then (i) if the Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions or withholding for Indemnified Taxes (including deductions applicable to additional sums payable under this Section 3.10) the Payee or Payees, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deductions been made (the “Gross-Up Payment”), (ii) if such Taxes are Excluded Taxes, the sum payable shall not be increased and any amount withheld or deducted by the Borrower pursuant to clause (iii) shall be treated as paid to such Payee or Payees, as the case may be, for all purposes under this Agreement and the Other Documents, (iii) the Borrowers shall make such withholding or deductions, and (iv) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

(b) Without limiting the provisions of Section 3.10(a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c) Each Borrower shall indemnify Agent, each Lender, Swing Loan Lender, Issuer and any Participant, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, such Lender, Swing Loan Lender, Issuer, or such Participant, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to the Borrowers by any Lender, Participant, Swing Loan Lender or the Issuer (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, Swing Loan Lender or the Issuer, shall be conclusive absent manifest error. The Borrowers shall not be required to compensate any Agent, Lender, Swing Loan Lender, Issuer, or Participant pursuant to the foregoing provisions of this Section 3.10 for any Indemnified Taxes paid more than six (6) months prior to the date that such Agent, Lender, Swing Loan Lender, Issuer, or Participant notifies the Borrower of such payment of Indemnified Taxes and of such Agent, Lender, Swing Loan Lender, Issuer or Participant’s intention to claim compensation therefor.

(d) As soon as practicable after any payment of Indemnified Taxes by any Borrower to a Governmental Body, the Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is formed or is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to the Borrowers (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrowers or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, any Borrower or Agent shall be entitled to withhold United States federal income Taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States income Tax Regulations, FATCA or other Applicable Law. Further, such Borrower or Agent is indemnified under § 1.1461-1(e) of the United States income Tax Regulations or against any claims and demands of any Lender, Issuer or permitted assignee or participant of a Lender or Issuer for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code or FATCA. In addition, any Lender, if requested by the Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or Agent as will enable the Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in or formed under the laws of the United States of America, each State thereof and the District of Columbia, any Foreign Lender (or other Lender) shall deliver to the Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender (or other Lender) becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable:

(i) two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) two (2) duly completed valid originals of IRS Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN, or

(iv) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made.

(f) To the extent that any Lender is not a Foreign Lender, such Lender shall submit to Agent two (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law reasonably requested by Borrowers or Agent demonstrating that such Lender is not a Foreign Lender and not subject to backup withholding.

(g) If a payment made to a Payee under any Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Payee shall deliver to the Agent (in the case of a Lender, Participant or Issuer) and the Borrowers (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) other documentation reasonably requested by the Agent or any Borrower sufficient for Agent and the Borrowers to comply with their obligations under FATCA and to determine that such Payee has complied with such applicable reporting requirements.

(h) If the Agent, a Lender, a Participant, Swing Loan Lender or the Issuer determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); net of all out-of-pocket expenses of the Agent, such Lender, Participant, Swing Loan Lender or the Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that the Borrowers, upon the request of the Agent, such Lender, Participant, Swing Loan Lender or the Issuer, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to the Agent, such Lender, Participant, Swing Loan Lender or the Issuer in the event the Agent, such Lender, Participant, Swing Loan Lender or the Issuer is required to repay such refund to such Governmental Body. This Section shall not be construed to require the Agent, any Lender, Participant, Swing Loan Lender or the Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.11. Replacement of Lenders. If any Lender (an “Affected Lender”) is a Defaulting Lender, Borrowers may, within ninety (90) days of such Lender becoming a Defaulting Lender, by notice (a “Replacement Notice”) in writing to the Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to the Agent and Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage, as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by the Agent in its good faith business judgment. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage, then such Affected Lender shall assign, in accordance with Section 16.3 hereof, all of its Advances and its Revolving Commitment Percentage and other rights and obligations under this Loan Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.

IV. COLLATERAL: GENERAL TERMS

4.1. Security Interest in the Collateral. To secure the prompt payment and performance to Agent and each Lender (and each other holder of any Obligations) of the Obligations, each Borrower hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wherever located. Each Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest.

4.2. Perfection of Security Interest. Each Borrower shall take all action that may be necessary or desirable, or that Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (a) immediately discharging all Liens other than Permitted Encumbrances, (b) obtaining Lien Waiver Agreements, (c) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may reasonably specify, and stamping or marking, in such manner as Agent may reasonably specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (d) entering into warehousing, lockbox and other custodial arrangements reasonably satisfactory to Agent, and (e) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, each Borrower hereby authorizes Agent to file against such Borrower, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance reasonably satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

4.3. [Reserved].

4.4. Preservation of Collateral. Following the occurrence of a Default or Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Borrower’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrowers’ owned or leased property. Each Borrower shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.5. Ownership of Collateral.

(a) With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) each document and agreement executed by each Borrower or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; (iii) all signatures and endorsements of each Borrower that appear on such documents and agreements shall be genuine and each Borrower shall have full capacity to execute same; and (iv) each Borrower’s Inventory shall (I) be located as set forth on Schedule 4.5 or such other location owned or leased by Borrower, or (II) with respect to Inventory, constitute Inventory that is being sold on consignment and meets the requirements set forth in section (d) of the definition of “Eligible Inventory,” and in each such case must remain at one of such locations unless the prior written consent of Agent is obtained, except with respect to the sale of Inventory in the Ordinary Course of Business and for Inventory in transit.

(b) (i) There is no location at which any Borrower has any Inventory (except for Inventory in transit) or other Collateral other than, subject to Section 9.18 hereto, those locations listed on Schedule 4.5 hereto and which Schedule 4.5 should specify which locations constitute Consigned Inventory; (ii) Schedule 4.5 delivered as of the Closing Date contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse or Consigned Location at which Inventory of any Borrower is stored or consigned; none of the receipts received by any Borrower from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.5 delivered as of the Closing Date sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Borrower and (B) the chief executive office of each Borrower; and (iv) Schedule 4.5 delivered as of the Closing Date sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by each Borrower, together with the names and addresses of any landlords.

4.6. Defense of Agent’s and Lenders’ Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period no Borrower shall, without Agent’s prior written consent, pledge, sell (except Inventory in the Ordinary Course of Business or as otherwise permitted under Section 7.1 hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Borrower shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Borrowers shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Each Borrower shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Borrower’s possession, they, and each of them, shall be held by such Borrower in trust as

Agent’s trustee, and such Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.7. Books and Records. Each Borrower shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrowers.

4.8. Financial Disclosure. Each Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by such Borrower at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of such Borrower’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning such Borrower’s financial status and business operations. Each Borrower hereby authorizes all Governmental Bodies to furnish to Agent and each Lender copies of reports or examinations relating to such Borrower, whether made by such Borrower or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from such Borrower prior to obtaining such information or materials from such accountants or Governmental Bodies.

4.9. Compliance with Laws. Each Borrower shall comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Borrower’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect.

4.10. Inspection of Premises. At all reasonable times Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Borrower’s business. Agent, any Lender and their agents may, with respect to dealer locations, following sufficient advance notice to allow Borrowers to inform the operators of such dealer locations, enter upon any premises of any Borrower at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Borrower’s business.

4.11. Insurance.

(a) The assets and properties of each Borrower at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of such Borrower so that such insurance shall remain in full force and effect. As between Lenders and Borrowers, each Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At each Borrower’s own cost and expense in amounts and with carriers reasonably acceptable to Agent, each Borrower shall (a) keep all its insurable properties and properties in which such Borrower has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by special form insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Borrower’s including business interruption insurance; (b) reserved; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance or coverage as may be required under the laws of any state or jurisdiction in which such Borrower is engaged in business; (e) reserved; (f) furnish Agent with (i) evidence of the maintenance of such policies set forth on Acord 25 and 28 by the renewal thereof before any expiration date, (ii) binders with respect to the policies prior to the renewal date, (iii) copies of the policies at least ninety (90) days following the renewal date and (iv) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as a co-insured and lender loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (c) above with respect to the Collateral, and providing (A) that all proceeds thereunder shall be payable to Agent, (B) to the extent available by endorsement, no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Agent. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Borrower to make payment for such loss to Agent and not to such Borrower and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Borrower and Agent jointly, Agent may endorse such Borrower’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. If an Event of Default has occurred and is continuing, Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a) and (c) above. All loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine. Any surplus shall be paid by Agent to Borrowers or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrowers to Agent, on demand. Anything hereinabove to the contrary notwithstanding, and subject to the fulfillment of the conditions set forth below, Agent shall remit to Borrowing Agent insurance proceeds received by Agent during any calendar year under insurance policies procured and maintained by Borrowers which insure Borrowers’ insurable properties to the extent such insurance proceeds do not exceed $5,000,000 in the aggregate during such calendar year or $1,000,000 per occurrence or to the extent such proceeds are recovered from a business interruption insurance policy on account of a business interruption that is not reasonably related to Collateral or recoveries for other items which are not Collateral. In the event the amount of insurance proceeds received by Agent for any occurrence exceeds $1,000,000, then Agent may, in its sole discretion, either remit the insurance proceeds to Borrowing Agent upon Borrowing Agent providing Agent with evidence reasonably satisfactory to Agent that the insurance proceeds will be used by Borrowers to repair, replace or restore the insured property which was the subject of the insurable loss, or apply the proceeds to the Obligations; provided that if any insurance recovery is received after Borrower have already repaired, replaced or restored the insured property which was the subject of the insurable loss, such amount shall be remitted to Borrowing Agent. In the event Borrowing Agent has previously received (or, after giving effect to any proposed remittance by Agent to Borrowing Agent would receive) insurance proceeds which equal or exceed $5,000,000 in the aggregate during any calendar year, then Agent may, in its sole discretion, either remit the insurance proceeds to Borrowing Agent upon Borrowing Agent providing Agent with evidence reasonably satisfactory to Agent that the insurance proceeds will be used by Borrowers to repair, replace or restore the insured property which was the subject of the insurable loss, or apply the proceeds to the Obligations, as aforesaid; provided that if any insurance recovery is received after Borrower have already repaired, replaced or restored the insured property which was the subject of the insurable loss, such amount shall be remitted to Borrowing Agent. The agreement of Agent to remit insurance proceeds to the Borrowing Agent in the manner above provided shall be subject in each instance to satisfaction of each of the following conditions: (x) no Event of Default or Default shall then have occurred, and (y) Borrowers shall use such insurance proceeds to repair, replace or restore the insurable property which was the subject of the insurable loss, or Borrowers shall already have repaired, replaced or restored the insured property, and for no other purpose. At each Borrower’s own cost and expense, each Borrower shall maintain its environmental policy (or obtain replacement coverage) in full force and effect at all times and Borrower shall furnish Agent with (i) evidence of the maintenance of such environmental policy or an alternative environmental policy which provides substantially similar coverage acceptable to Agent in its reasonable discretion prior to the expiration date thereof and (ii) copies of the environmental policies within ninety (90) days following the expiration date thereof.

(b) Each Borrower shall take all actions requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any real property (if any) that will be subject to a mortgage in favor of Agent, for the benefit of the Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by Agent.

4.12. Failure to Pay Insurance. If any Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Borrower, and charge Borrowers’ Account therefor as a Revolving Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations.

4.13. Payment of Taxes. Each Borrower shall pay, when due, all taxes, assessments and other Charges lawfully and properly levied or assessed upon such Borrower or any of the Collateral including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Borrower and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to Borrowers pay the taxes, assessments or other Charges and each Borrower hereby indemnifies and holds Agent and each Lender harmless in respect thereof. The amount of any payment by Agent under this Section 4.13 shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until Borrowers shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrowers’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

4.14. Payment of Leasehold Obligations. Each Borrower shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect, except to the extent the failure to so comply could not reasonably be expected to cause a Material Adverse Effect, and, at Agent’s request will provide evidence of having done so.

4.15. Receivables.

(a) Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Borrower, or work, labor or services theretofore rendered by a Borrower as of the date each Receivable is created. Same shall be due and owing in accordance with the applicable Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowers to Agent.

(b) Solvency of Customers. Each Customer, to the best of each Borrower’s knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of any Borrower who are not solvent such Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c) Location of Borrowers. Each Borrower’s chief executive office is located at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227 (Henrico County). Until written notice is given to Agent by Borrowing Agent of any other office at which any Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office or another office listed on Schedule 4.5.

(d) Collection of Receivables

(i) Borrowers shall instruct their Customers to deliver all remittances upon Receivables to such lockbox account or Blocked Account and/or Depository Accounts (and any associated lockboxes) as Agent shall designate from time to time as contemplated by Section 4.15(h) hereof or as otherwise agreed to from time to time by Agent. Notwithstanding the foregoing, to the extent any Borrower directly receives any remittances upon Receivables, such Borrower will, at such Borrower’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not use the same except to pay Obligations. Each Borrower shall deposit (it being understood that a “night deposit” shall be deemed to be deposited on the day such amounts were deposited in the night drop box) in the Blocked Account and/or Depository Accounts or, upon request by Agent, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness (other than the

Daily Cash Amounts). The Borrowers shall cause the ACH or wire transfer of all payments due from credit card processors, including any remittances from any Primary Supplier of proceeds of the Credit Card Receivables (whether or not there are then any outstanding Obligations), to be made to a Blocked Account and/or Depository Accounts as such presently occurs and with such frequency as is consistent with the Borrowers’ current business practices as in effect on the Closing Date; it being understood that under the Supply Agreements, Borrowers shall only receive the net Receivables. Prior to and after any Cash Dominion Period, payments made by a Borrower’s Customers remitted directly to Agent will be deposited by Agent in the Blocked Accounts, and Customer remittances shall only be treated as a repayment of Advances if the Borrowers so elect in a written notice to Agent.

(ii) Borrowers shall deliver to the Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit 4.15(d)(ii) which have been executed on behalf of such Borrower and delivered to such Borrower’s credit card clearinghouses and processors listed on Schedule 5.31.

(e) Notification of Assignment of Receivables. At any time following the occurrence of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(f) Power of Agent to Act on Borrowers’ Behalf. Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Borrower hereby constitutes Agent or Agent’s designee as such Borrower’s attorney with power (i) at any time; (A) to endorse such Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Borrower’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (C) to send verifications of Receivables to any Customer; (D) to sign such Borrower’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; and (E) to receive, open and dispose of all mail addressed to any Borrower; and (ii) at any time following the occurrence of a Default or Event of Default: (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of such Borrower’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to settle, adjust, compromise, extend or renew the Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign such Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (H) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time to change the address for delivery of mail addressed to any Borrower.

(g) No Liability. Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom. If at any time following the occurrence of an Event of Default, Agent may, without notice or consent from any Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. If at any time following the occurrence of an Event of Default, Agent is authorized and empowered to accept the return of the goods represented by any of the Receivables, without notice to or consent by any Borrower, all without discharging or in any way affecting any Borrower’s liability hereunder.

(h) Establishment of a Lockbox Account, Dominion Account. All proceeds of Collateral shall be deposited by Borrowers into either (i) a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be selected by Borrowing Agent and be acceptable to Agent, (ii) depository accounts (“Depository Accounts”) established at the Agent for the deposit of such proceeds, or (iii) subject to the restrictions contained in Section 7.23, the Other Deposit Accounts. Each applicable Borrower, Agent and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance satisfactory to Agent that is sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such Blocked Accounts. At any time during a Cash Dominion Period, at Agent’s discretion, (i) Agent shall have the sole and exclusive right to direct, and is hereby authorized to give instructions pursuant to such deposit account control agreements directing, the disposition of funds in the Blocked Accounts and Depository Accounts (any such instructions, an “Activation Notice”) to Agent on a daily basis, and (ii) Agent may direct Borrowers to direct, and Borrowers shall so direct, the disposition of funds in the Blocked Accounts, Depository Accounts and/or the Other Deposit Accounts on a daily basis, in the case of clauses (i) and (ii), either to a deposit account maintained by Agent at PNC or by wire transfer to a deposit account at PNC, which such funds may be applied by Agent to repay the Obligations, and, if an Event of Default has occurred and is continuing, to cash collateralize outstanding Letters of Credit in accordance with Section 3.2(b) hereof. If a Cash Dominion Period has not occurred and is continuing, the Borrowers shall retain the right to direct the disposition of funds in the Blocked Accounts, the Depository Accounts and the Other Deposit Accounts. In the event that Agent issues an Activation Notice, Agent agrees to rescind such Activation Notice at such time that no Cash Dominion Period shall exist (it being understood that, notwithstanding any such rescission, Agent shall have the right and is authorized to issue an additional Activation Notice if a subsequent Cash Dominion Period shall exist at any time thereafter). All funds deposited in the Blocked Accounts, Depository Accounts or Other Deposit Accounts shall immediately become subject to the security interest of Agent, for its own benefit and the ratable benefit of the Lenders, and Borrowing Agent shall obtain the agreement by each Blocked Account Bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. All deposit accounts and investment accounts of each Borrower and its Subsidiaries as of the Closing Date are set forth on Schedule 4.15(h).

(i) Adjustments. No Borrower will, without Agent’s consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of such Borrower.

4.16. Inventory. To the extent Inventory held for sale or lease has been produced by any Borrower, it has been and will be produced by such Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.17. Maintenance of Equipment. The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved. No Borrower shall use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation. Each Borrower shall have the right to sell Equipment to the extent set forth in Section 7.1(b) hereof.

4.18. Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as any Borrower’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Borrower’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.

4.19. Environmental Matters.

(a) Borrowers shall ensure that the Real Property and all operations and businesses conducted thereon remains in material compliance with all Environmental Laws and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as permitted by Applicable Law or appropriate governmental authorities.

(b) Borrowers shall establish and maintain an environmental compliance management system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic reviews of such compliance.

(c) Reserved.

(d) In the event any Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any

such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Borrower’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”) which is material, Borrowers shall include such event in the Environmental Consultant report and shall, in the event it is likely that such Environmental Complaint may lead to material monetary liability, within ten (10) Business Days, give written notice of same to Agent detailing facts and circumstances of which any Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(e) Reserved.

(f) Borrowers shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Borrower shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Borrower.

(g) Reserved.

(h) Reserved.

(i) For purposes of Section 4.19 and 5.7, all references to Real Property shall be deemed to include all of each Borrower’s right, title and interest in and to its owned and leased premises.

4.20. Financing Statements. Except as respects the financing statements filed by Agent, the financing statements described on Schedule 1.2 and financing statements filed in connection with Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

4.21. Appraisals. Agent may, in its sole discretion, exercised in a commercially reasonable manner, at any time after the Closing Date, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, for the purpose of appraising the then current values of the Collateral (including, without limitation, the Inventory of Borrowers) at Borrower’s expense; provided, however, so long as no Default or Event of Default has occurred, Borrowers shall only be liable for the costs and expenses related to one appraisal in each calendar year. Absent the occurrence and continuance of an Event of Default at such time, Agent shall consult with Borrowers as to the identity of any such firm. In the event the value of Borrowers’ Inventory, as so determined pursuant to such appraisal, is less than anticipated by Agent or Lenders, such that the Revolving Advances against Eligible Inventory, are in fact in excess of such Advances permitted hereunder, then, promptly upon Agent’s demand for same, Borrowers shall make mandatory prepayments of the then outstanding Revolving Advances made against such Eligible Inventory, as applicable, so as to eliminate the excess Advances.

V. REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1. Authority. Each Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents have been duly executed and delivered by each Borrower, and this Agreement and the Other Documents constitute the legal, valid and binding obligation of such Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents (a) are within such Borrower’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of law or the terms of such Borrower’s certificate or articles of incorporation, certificate of formation, by-laws, operating agreement, as applicable, or other applicable documents relating to such Borrower’s formation or to the conduct of such Borrower’s business or of any material agreement or undertaking to which such Borrower is a party or by which such Borrower is bound (including, without limitation, the 2021 Note Purchase Documents and any Permitted Acquisition Documents), (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Borrower under the provisions of any agreement, charter document, instrument, by-law or other instrument to which such Borrower is a party or by which it or its property is a party or by which it may be bound, including the 2021 Note Purchase Documents and any Permitted Acquisition Documents.

5.2. Formation and Qualification.

(a) Each Borrower is duly formed or incorporated and in good standing under the laws of the state listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for such Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on such Borrower. Each Borrower has delivered to Agent true and complete copies of its certificate of incorporation and by-laws, certificate of formation and operating agreement, as applicable, will promptly notify Agent of any amendment or changes thereto.

(b) The only Subsidiaries of each Borrower are listed on Schedule 5.2(b).

5.3. Survival of Representations and Warranties. All representations and warranties of such Borrower contained in this Agreement and the Other Documents shall be true at the time of such Borrower’s execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4. Tax Returns. Each Borrower’s federal tax identification number is set forth on Schedule 5.4. Each Borrower has filed all federal, state and material local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable. Federal, state and local income tax returns of each Borrower have been reported to the appropriate taxing authority and, to the knowledge of the Borrowers, satisfied for all fiscal years prior to and including the fiscal year ending December 31, 2018. The provision for taxes on the books of each Borrower is adequate for its current fiscal year, and no Borrower has any knowledge of any deficiency or additional assessment in an aggregate amount in excess of $500,000 in connection therewith not provided for on its books, except as provided on Schedule 5.4.

5.5. Financial Statements.

(a) The pro forma balance sheet of Borrowers on a Combined Basis (the “Pro Forma Balance Sheet”) furnished to Agent on or prior to the Closing Date reflects the consummation of the transactions contemplated under this Agreement (collectively, the “Transactions”) and is accurate, complete and correct and fairly reflects, on a material basis, the financial condition of Borrowers on a Combined Basis as of September 30, 2025 after giving effect to the Transactions (except that the Transactions also include certain real estate transferring to GPM RE on December 31, 2025, which real estate will be temporarily leased to GPM Investments or one of its subsidiaries until dealerization and such real estate and rental income is not reflected in the Pro Forma Financial Information), and has been prepared in accordance with GAAP, consistently applied. An Authorized Officer of Borrowing Agent shall certify, in his capacity as such Authorized Officer, that the Pro Forma Balance Sheet has been accurately prepared, is complete and is correct in all material respects. All financial information referred to in this subsection 5.5(a), including the related schedules, have been prepared, in accordance with GAAP, except as may be disclosed in such financial information.

(b) The projections of financial information of Borrowers on a Combined Basis for the period following September 30, 2025 through December 31, 2030 (on a quarterly basis for the quarter ended December 31, 2025 and for 2026, and annually thereafter), including the projected income statements and statements of cash flow, excluding working capital changes (the “Financial Information Projections”), delivered to the Agent prior to the Closing Date were prepared by an Authorized Officer of Borrowing Agent, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Borrowers’ judgment based on present circumstances of the most likely set of conditions and course of action for the projected period. The Financial Information Projections and the Pro Forma Balance Sheet are referred to as the “Pro Forma Financial Information.”

(c) The combined unaudited balance sheet of Borrowers as of December 31, 2024, and the related statement of income, for the period then ended, have been prepared in accordance with GAAP, consistently applied (except for changes in application in which such accountants concur and present fairly the financial position of Borrowers and their Subsidiaries at such date and the results of their operations for such period). Since December 31, 2024, there has been no change in the condition, financial or otherwise, of Borrowers or their Subsidiaries as shown on the combined unaudited balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Borrowers and their respective Subsidiaries, except changes in the Ordinary Course of Business (including dealerization activity), as a consequence of acquisitions consented to by Agent, or as contemplated by the Transactions, none of which individually or in the aggregate has been materially adverse.

(d) The combined unaudited balance sheet of Borrowers, their Subsidiaries and such other Persons described therein (including the accounts of all Subsidiaries for the respective periods during which a subsidiary relationship existed) as of September 30, 2025, and the related income statement for the nine month period ended on such date, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied.

5.6. Entity Names. No Borrower has been known by any other corporate name in the past five years and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has any Borrower been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7. O.S.H.A. and Environmental Compliance.

(a) Each Borrower has duly complied with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, and all applicable Environmental Laws; there have been no material outstanding citations, notices or orders of non-compliance issued to any Borrower or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b) Each Borrower has been issued all required material federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.

(c) Except as has been disclosed on Schedule 5.7(c) hereof, disclosed in any Environmental Consultant report delivered to Agent, or which will be included in the next

Environmental Consultant report delivered to Agent, (i) there are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property including any premises leased by any Borrower, which is material; (ii) there are no polychlorinated biphenyls on the Real Property including any premises leased by any Borrower; and (iii) the Real Property including any premises leased by any Borrower has never been used as a treatment, storage or disposal facility of Hazardous Waste.

(d) All Real Property owned by Borrowers is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Borrower in accordance with prudent business practice in the industry of such Borrower. Each Borrower has taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure located upon any Real Property that will be subject to a mortgage in favor of Agent, for the benefit of the Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

5.8. Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a) Borrowers, on a consolidated basis, are solvent, able to pay their debts as they mature, have capital sufficient to carry on their business and all businesses in which they are about to engage, and (i) as of the Closing Date, the fair present saleable value of their assets, calculated on a going concern basis, is in excess of the amount of their liabilities and (ii) subsequent to the Closing Date, the fair saleable value of their assets (calculated on a going concern basis) will be in excess of the amount of their liabilities.

(b) Except as disclosed in Schedule 5.8(b), no Borrower has (i) any pending or threatened litigation, arbitration, actions or proceedings which involve the possibility of having a Material Adverse Effect and (ii) any liabilities or indebtedness for borrowed money other than the Obligations, the Insurance Notes, the Supplier Capex Obligations, and other Indebtedness permitted by Section 7.8.

(c) No Borrower is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Borrower in violation of any order of any court, Governmental Body or arbitration board or tribunal.

(d) No Borrower nor any member of the Controlled Group maintains or is required to contribute to any Plan other than those of the type listed on Schedule 5.8(d) hereto. (i) No Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, each Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Plan, and each Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under

Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code; (iii) neither any Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) at this time, the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Borrower nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither any Borrower nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither any Borrower nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither any Borrower nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) each Borrower and each member of the Controlled Group has made all contributions due and payable with respect to each Plan; (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period has not been waived; (xi) neither any Borrower nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of any Borrower or any member of the Controlled Group; (xii) neither any Borrower nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither any Borrower nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

5.9. Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames and assumed names, owned by any Borrower are valid. Such rights, along with Borrowers’ trade secrets and rights under License Agreements constitute all of the intellectual property rights which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such patent, trademark, copyright, design rights, tradename, trade secret or license owned by any Borrower and no Borrower is aware of any grounds for any challenge, except as set forth in Schedule 5.9 hereto. The Intellectual Property rights under each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design rights, copyright, copyright application and copyright license owned by any Borrower and all trade secrets used by any Borrower consist of original material or property developed by such Borrower or was lawfully acquired by such Borrower from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof so long as such right continues to be useful in the business of Borrowers.

5.10. Licenses and Permits. Except as set forth in Schedule 5.10, each Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could have a Material Adverse Effect.

5.11. Default of Indebtedness. No Borrower is in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued, the original principal amount outstanding any of which is in excess of $3,000,000, and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder which would permit the holder of such Indebtedness to accelerate such Indebtedness.

5.12. No Default. No Borrower is in material default in the payment or performance of any of its contractual obligations and no Default has occurred; provided, that, Borrowers acknowledge and agree that any breach under any Supply Agreement which would permit the applicable Primary Supplier to terminate the applicable Supply Agreement would constitute a “material” default.

5.13. No Burdensome Restrictions. No Borrower is party to any contract or agreement the performance of which could have a Material Adverse Effect. No Borrower has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14. No Labor Disputes. No Borrower is involved in any labor dispute; there are no strikes or walkouts or union organization of any Borrower’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

5.15. Margin Regulations. No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16. Investment Company Act. No Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17. Disclosure. No factual written information and data (taken as a whole and excluding any projections, estimates and other forward-looking statements and general economic and industry information) made by any Borrower in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of material fact or omits to state any material fact necessary to make the statements herein or therein (taken as a whole) not misleading, in each case, at the time such information was provided in light of the circumstances under which such information or data was furnished; provided, that to the extent such information, report, financial statement, or other factual information or data was based upon or constitutes a forecast or projection or other forward looking information, each of the Borrowers represents only that it acted in good faith and utilized assumptions believed by it to be reasonable at the time such forecasts, projections or information were made available to the Agent or any Lender. Agent and Lenders acknowledge that such forecasts, projections and other forward looking information are not to be viewed as facts and are not a guarantee of financial performance, are subject to significant uncertainties and contingencies, which may be beyond the control of the Borrowers that no assurance is given by any Borrower that the results forecasted in any such projections will be realized, and that actual results covered by such forecasts, projections and other forward looking information may differ from the projected results and that such differences may be material. There is no fact known to any Borrower or which reasonably should be known to such Borrower which such Borrower has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement or the 2021 Note Purchase Documents which could reasonably be expected to have a Material Adverse Effect.

5.18. [Reserved].

5.19. Swaps. No Borrower is a party to, nor will it be a party to, any swap agreement whereby such Borrower has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.20. Conflicting Agreements. No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Borrower or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.21. Application of Certain Laws and Regulations. Neither any Borrower nor any Affiliate of any Borrower is subject to any law, statute, rule or regulation which regulates the incurrence of any Indebtedness, including laws, statutes, rules or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.22. Business and Property of Borrowers. Upon and after the Closing Date, Borrowers do not propose to engage in any business other than wholesale and retail of petroleum products, retail of convenience store merchandise and related and ancillary activities and services, leasing or subleasing properties or portions of properties upon which convenience stores are located or vacant parcels to third parties, the supply of fuel to third parties, the operation of proprietary and third-party cardlock locations, the operation of bulk plants, the sale of lubricants, the issuance of fuel cards, and the operation of transportation division and activities necessary to conduct each of the foregoing. On the Closing Date, each Borrower will own or lease all the property and possess all of the rights and Consents necessary for the conduct of the business of such Borrower.

5.23. Ineligible Securities. Borrowers do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a securities Affiliate of Agent or any Lender.

5.24. Reserved.

5.25. Reserved.

5.26. Federal Securities Laws. Neither any Borrower nor any of its Subsidiaries (a) is required to file periodic reports under the Exchange Act, (b) has any securities registered under the Exchange Act or (c) has filed a registration statement that has not yet become effective under the Securities Act.

5.27. Equity Interests. The authorized and outstanding Equity Interests of each Borrower is as set forth on Schedule 5.27 hereto. All of the Equity Interests of each Borrower has been duly and validly authorized and issued and is fully paid and non-assessable and has been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except for the rights and obligations set forth on Schedule 5.27, there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Borrower or any of the shareholders of any Borrower is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of Borrowers. Except as set forth on Schedule 5.27, Borrowers have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.28. Commercial Tort Claims. No Borrower is a party to any commercial tort claims except as set forth on Schedule 5.28 hereto.

5.29. Letter of Credit Rights. As of the Closing Date, no Borrower has any letter of credit rights, except as set forth on Schedule 5.29 hereto.

5.30. Material Contracts. All Material Contracts are in full force and effect and no material defaults currently exist thereunder.

5.31. Credit Card Arrangements. Attached hereto as Schedule 5.31 is a list describing all arrangements as of the Closing Date to which any Borrower is a party with respect to the processing and/or payment to such Borrower of the proceeds of any Credit Card Receivables (including credit card charges and debit card charges) for sales made by such Borrower.

5.32. Petroleum Practices Laws. No Person (including no Governmental Body) has notified any Borrower regarding a violation of any Petroleum Practices Laws or any other Applicable Law, or made a claim against any Borrower in respect of any Petroleum Practices Laws or any other Applicable Law relating to the business conducted on the Real Property, other than non-material or spurious notices.

5.33. [Reserved].

5.34. Reserved.

5.35. RAMCO, LLC and Pine Belt Oil Company, LLC. RAMCO, LLC, a Mississippi limited liability company, and Pine Belt Oil Company, LLC, a Mississippi limited liability company, do not, individually or in the aggregate, as of the last day of the most recently completed fiscal quarter of the Borrowers, (a) have assets with a value in excess of 5.0% of the total assets of the Borrowers or (b) have revenues exceeding 5.0% of the consolidated revenues of the Borrowers.

5.36. Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to Agent and Lenders for each Borrower on or prior to the Closing Date, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of such date and as of the date any such update is delivered. The Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Other Documents.

5.37. Sanctions and International Trade Laws. Each Covered Entity, and its directors and officers, and any employee, agent, or affiliate acting on behalf of such Covered Entity: (a) is not a Sanctioned Person; (b) does not do any business in or with, or derive any of its operating income from direct or indirect investments in or transactions involving, any Sanctioned Jurisdiction or Sanctioned Person; and (c) is not in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could cause any Covered Entity to be in violation of, applicable International Trade Laws. No Covered Entity nor any of its directors, officers, employees, or, to the knowledge of any Borrower, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, potential violation of any International Trade Laws, or has received a request for information from any Governmental Body regarding International Trade Law matters. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with applicable International Trade Laws. Each Borrower represents and warrants that there is no Blocked Property pledged as Collateral.

5.38. Anti-Corruption Laws. Each Covered Entity, and its directors and officers, and any employee, agent, or affiliate acting on behalf of such Covered Entity, is not in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could cause any Covered Entity to be in violation of Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any other Person to secure any improper advantage or to obtain or retain business. No Covered Entity nor any of its directors, officers, employees, or, to the knowledge of any Borrower, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, potential violation of any Anti-Corruption Laws, or has received a request for information from any Governmental Body regarding Anti-Corruption Law matters. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws.

VI. AFFIRMATIVE COVENANTS.

Each Borrower shall, until payment in full of the Obligations and termination of this Agreement:

6.1. Payment of Fees. Pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.15(h). Agent may, without making demand, charge Borrowers’ Account for all such fees and expenses.

6.2. Conduct of Business and Maintenance of Existence and Assets. (a) Other than the closing or non-renewal of any stores of Borrowers in the Ordinary Course of Business that could not reasonably be expected to cause a Material Adverse Effect, conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any material intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof.

6.3. Violations. Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Borrower which could reasonably be expected to have a Material Adverse Effect.

6.4. Government Receivables. Upon request by Agent, take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between any Borrower and the United States or any state or any department, agency or instrumentality of any of them.

6.5. Financial Covenant.

(a) Minimum Undrawn Availability. Cause to be maintained at all times Undrawn Availability equal to or greater than ten percent (10%) of the Maximum Revolving Advance Amount; provided, however, that, no more than three (3) times per year, the failure to maintain Undrawn Availability equal to or greater than ten percent (10%) of the Maximum

Revolving Advance Amount at any time shall not be deemed an Event of Default hereunder unless Undrawn Availability is less than ten percent (10%) for a period of up to three (3) consecutive Business Days (the “Grace Period”); provided, further, however, that in each period of forty-five (45) consecutive days, no more than one (1) Grace Period shall occur.

(b) Equity Cure Right. In the event that the Borrowers fail to comply with the requirements of Section 6.5(a) (without giving effect to any Grace Period), until the fifth (5th) Business Day after such failure, GPM Empire shall have the right to issue Qualified Equity Interests for cash or otherwise receive cash contributions to its capital (the proceeds thereof being the “Cure Proceeds”), and, in each case, to contribute any such cash to the capital of GPM Empire and apply the amount of the proceeds thereof to increase Undrawn Availability in the case of a breach of Section 6.5(a) (the “Cure Right”); provided that, (i) such proceeds are (x) actually received by GPM Empire no later than five (5) Business Days after the first date on which the failure to maintain the requisite minimum Undrawn Availability occurred and (y) remitted to Agent for application to the Obligations as required under Section 2.21(b) (it being understood and agreed that any equity proceeds received by GPM Empire in excess of the Cure Amount are not required to be so remitted to Agent), (ii) such proceeds do not exceed the aggregate amount necessary to add to Undrawn Availability in the case of a breach of Section 6.5(a) (the “Cure Amount”) to cure the Event of Default arising from failure to comply with Section 6.5(a) (without giving effect to any Grace Period), (iii) the Cure Right shall not be exercised more than three (3) times during the Term, and (iv) in each period of twelve (12) consecutive fiscal months, there shall be at least eleven fiscal (11) months during which the Cure Right is not exercised. If, after giving effect to the addition of the Cure Amount to Undrawn Availability in the case of a breach of Section 6.5(a), the Borrowers are in compliance with the financial covenant set forth in Section 6.5(a) (without giving effect to any Grace Period), the Borrowers shall be deemed to have satisfied the requirements of Section 6.5(a) with the same effect as though there had been no such failure to comply with Section 6.5(a), and the applicable Default and Event of Default arising therefrom shall be deemed not to have occurred for purposes of this Agreement. The parties hereby acknowledge that the exercise of the Cure Right may not be relied on for purposes of calculating any financial performance calculation or other financial test specified in this Agreement or any Other Document other than compliance with Section 6.5(a). Upon receipt by Agent of notice, prior to the expiration of the five (5) Business Day period referred to above (the “Cure Deadline”), that the Borrowers intend to exercise the Cure Right, Agent and the Lenders shall not be permitted to accelerate the Obligations or to exercise remedies against the Collateral on the basis of a failure to comply with the requirements of this Section 6.5(a) (without giving effect to any Grace Period) until such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Cure Deadline; provided, that, a Default shall be deemed to exist under this Agreement for all other purposes until the Cure Right is exercised on or prior to the Cure Deadline. For the avoidance of doubt, the forgiveness of antecedent debt (of any form) shall not constitute Cure Proceeds for purposes of exercising the Cure Right.

6.6. Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.

6.7. Payment of Indebtedness and Leasehold Obligations. Pay, discharge or otherwise satisfy (a) at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lenders and (b) when due its rental obligations under all material leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect.

6.8. Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.10 and 9.12 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.9. Federal Securities Laws. Promptly notify Agent in writing if any Borrower or any of its Subsidiaries (a) is required to file periodic reports under the Exchange Act, (b) registers any securities under the Exchange Act or (c) files a registration statement under the Securities Act.

6.10. Certificate of Beneficial Ownership and Other Additional Information. Provide to Agent and the Lenders: (a) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Agent and Lenders; (b) a new Certificate of Beneficial Ownership, in form and substance acceptable to Agent and each Lenders, when the individual(s) to be identified as a Beneficial Owner have changed; and (c) such other information and documentation as may reasonably be requested by Agent or any Lender from time to time for purposes of compliance by Agent or such Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Agent or such Lender to comply therewith.

6.11. Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non‑Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.11, or otherwise under this Agreement or any Other Document, voidable under Applicable Law, including Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.11 shall remain in full force and effect until the Payment in Full of the Obligations, the termination of the Commitments and the termination of this Agreement and the Other Documents. Each Qualified ECP Loan Party intends that this Section 6.11 constitute, and this Section 6.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18(A)(v)(II) of the CEA.

6.12. Credit Enhancements. If the 2021 Notes Trustee or the 2021 Note Purchasers receive any additional guaranty or other credit enhancement after the 2021 Note Purchase Closing Date from the Borrowers, the Borrowers shall cause the same to be granted to Agent or Lenders at the Agent or such Lender’s request.

6.13. [Reserved].

6.14. Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws. (a) immediately notify the Agent and each of the Lenders in writing upon the occurrence of a Reportable Compliance Event; (b) immediately provide substitute Collateral to the Agent if, at any time, any Collateral becomes Blocked Property; and (c) conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws and maintain in effect policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws by each Covered Entity, and its directors and officers, and any employee, agent or affiliate on behalf of such Covered Entity in connection with this Agreement.

VII. NEGATIVE COVENANTS.

The Borrowers hereby covenant and agree that on the Closing Date and thereafter, until Payment in Full of the Obligations incurred hereunder and the termination of this Agreement:

7.1. Merger, Consolidation, Acquisition and Dispositions.

(a) Each Borrower will not, and will not permit any of its Subsidiaries, to liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets or Equity Interests of any Person (or any division thereof) other than in connection with a Permitted Acquisition, provided, that (i) any Borrower (other than GPM Empire) or a Subsidiary of any Borrower may liquidate or dissolve voluntarily into, and may merge with and into, any Borrower, so long as, to the extent GPM Empire is a party to such merger, GPM Empire is the surviving entity, (ii) any Subsidiary of a Borrower may liquidate or dissolve voluntarily into, and may merge with and into, GPM Empire, so long as, after giving effect to such liquidation, dissolution or merger, GPM Empire is in compliance with Section 7.9 hereof, (iii) [reserved], (iv) any Subsidiary of a Borrower that is not itself a Borrower may liquidate or dissolve voluntarily into, and may merge with and into any Subsidiary of a Borrower that is not itself a Borrower, (v) the assets or Equity Interests of any Borrower (other than GPM Empire) or Subsidiary of any Borrower may be purchased or otherwise acquired by any Borrower, (vi) [reserved], (vii) the assets or Equity Interests of any Subsidiary that is not itself a Borrower may be purchased or otherwise acquired by any Borrower or Subsidiary of a Borrower and (viii) subject to Section 7.12 hereof, any Borrower and its Subsidiaries may create wholly-owned Subsidiaries to the extent the Investment therein or thereto is permitted under Section 7.4 (including any Permitted Acquisitions) and any Borrower and its Subsidiaries may consummate any Investments permitted by Section 7.4. In addition, no Borrower shall, and no Borrower shall cause or permit any of its Subsidiaries to, file a certificate of division, adopt a plan of division or otherwise take any action to effectuate a division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any analogous action taken pursuant to Applicable Law with respect to any corporation, limited liability company, partnership or other entity), unless (i) to the extent any Borrower is consummating the division, each such corporation, limited liability company, partnership or other entity, as applicable, existing following the division of any Borrower, shall individually be added as a Borrower by (A) causing such Subsidiary to enter into a joinder to this Agreement and applicable Other Documents and taking such other actions and delivering such other documentation and instruments as are reasonably satisfactory to the Agent and (B) delivering such proof of corporate, partnership or limited liability company action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered pursuant to Section 8.1(a) hereof or as the Agent or shall have reasonably requested or (ii) to the extent any Subsidiary of a Borrower that is not itself a Borrower is consummating the division, its assets and liabilities, immediately upon the consummation of the division, are held by a Borrower or a Subsidiary of a Borrower. In addition, with respect to any Subsidiary identified in Section 5.35 hereof (each an “Immaterial Subsidiary”), so long as such Immaterial Subsidiary has no operations or material assets, Borrowers may cause the dissolution of such Immaterial Subsidiary, so long as (i) no other provision of this Agreement would be violated thereby, (ii) Borrowers provide Agent with a true, correct and complete copy of the certificate of dissolution to be filed with the appropriate Secretary of State (with a copy as filed promptly after such filing), and (iii) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such dissolution.

(b) Each Borrower will not, and will not permit any of its Subsidiaries to, make a Disposition, or enter into any agreement to make a Disposition not permitted under this Section 7.1(b) (unless such agreement is conditioned on the Payment in Full of the Obligations and termination of this Agreement or receipt of consent by Agent and the applicable Lenders), of such Borrower’s or such other Person’s assets (including Receivables and Equity Interests of Subsidiaries) to any Person in one transaction or a series of transactions unless such Disposition:

(i) is of obsolete or worn out property or property no longer used or useful in its business;

(ii) is for fair market value and the following conditions are met: (A) to the extent required by Section 2.21 hereof, the Borrower has applied any net cash proceeds arising therefrom pursuant to Section 2.21 hereof; (B) no less than seventy-five percent (75%) of the consideration received for such Disposition is received in cash or Cash Equivalents (provided that Borrowers may designate any non-cash consideration (including notes payable) in an aggregate amount not to exceed $10,000,000 to constitute cash for purposes of this clause (ii)); (C) no Default or Event of Default shall have occurred and be continuing or would result from the Disposition thereof; and (D) no Dispositions of Collateral may be made under this clause (ii); provided, however, that the aggregate amount of all such Dispositions under this clause (ii) shall not exceed, at any time, the greater of (x) $15,000,000 and (y) 10% of Consolidated EBITDA as of the last day of the most recently ended Test Period;

(iii) is a sale of Inventory in the Ordinary Course of Business;

(iv) is the leasing, subleasing or licensing of real or personal property (including the provision of software under an open source license) which (A) does not materially interfere with the business of the Borrowers and their Subsidiaries or (B) relate to closed facilities or units;

(v) is a sale or disposition of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property, or the proceeds of such Dispositions are reasonably promptly applied to the purchase price of similar replacement property, all in the Ordinary Course of Business in accordance with Section 2.21;

(vi) is expressly otherwise permitted by Section 7.4 or 7.7 hereof;

(vii) is by (A) any Borrower or Subsidiary thereof to any other Borrower or Subsidiary; provided that the aggregate amount of assets that may be sold or otherwise disposed of by any Borrower to any Subsidiary that is not a Borrower (x) shall be for fair market value and (y) together with the outstanding aggregate principal amount of Indebtedness incurred under Section 7.8(p) hereof, shall not exceed $5,000,000 in any fiscal year, (B) any Subsidiary of a Borrower to any Borrower, or (C) any Subsidiary that itself is not a Borrower to any other Subsidiary that itself is not a Borrower;

(viii) cancellations of any intercompany Indebtedness among the Borrowers;

(ix) is (A) the licensing of non-material Intellectual Property to third Persons in the Ordinary Course of Business, (B) the transfer, abandonment, lapse or other disposition of Intellectual Property that is, in the applicable Borrower’s reasonable business judgment, not material to the business and no longer economically practicable or commercially desirable to maintain, or used or useful in its business, in each case, in the Ordinary Course of Business consistent with past practice, or (C) the expiration of Intellectual Property in accordance with its maximum statutory term;

(x) the sale, lease, sub-lease, license, sub-license or consignment of personal property of the Borrowers or their Subsidiaries in the Ordinary Course of Business consistent with past practice and leases or subleases of real property and any Equipment or fixtures used in connection with the operation or maintenance of such real property in the Ordinary Course of Business, for which the lessee is obligated to pay rent on a periodic basis over the term thereof;

(xi) the settlement or write-off of Receivables or sale, discount or compromise of overdue Receivables for collection (A) in the Ordinary Course of Business consistent with past practice and (B) with respect to Receivables acquired with a Permitted Acquisition, consistent with prudent business practice;

(xii) use or exchange of cash and Cash Equivalents in the Ordinary Course of Business;

(xiii) to the extent required by Applicable Law, the sale or other disposition of a nominal amount of Equity Interests in any Subsidiary in order to qualify members of the board of directors or equivalent governing body of such Subsidiary;

(xiv) (A) Dispositions constituting a taking by condemnation or eminent domain or transfer in lieu thereof that do not constitute an Event of Default under Section 10.18, or (B) a Disposition consisting of or subsequent to a total loss or constructive total loss of property, in the case of (B), to the extent required by Section 4.11(a) hereof, the Borrowers have applied any net cash proceeds arising therefrom pursuant to Section 4.11(a) hereof;

(xv) sales of non-core assets (“non-core assets” to be determined by a Borrowers in their exercise of its reasonable good faith business judgment) acquired with a Permitted Acquisition or other Investment permitted hereunder and sales of real property acquired in connection with a Permitted Acquisition or portions of real property acquired in connection with the acquisition or construction of a new location which are not necessary for the operation of such location, in each case, and designated in writing to the Agent within ninety (90) days of the acquisition thereof as being held for sale and not for the continued operation of the Borrowers or any of their Subsidiaries or any of their respective businesses;

(xvi) unwinding of Interest Rate Hedges, Foreign Currency Hedges, or Cash Management Products and Services in the Ordinary Course of Business;

(xvii) any grant of an option to purchase, lease or acquire property in the Ordinary Course of Business, so long as such Disposition resulting from the exercise of such option would otherwise be permitted under this Section 7.1(b);

(xviii) the surrender or waiver of contractual rights or the settlement, release or surrender of contract, tort or other litigation claims in the Ordinary Course of Business;

(xix) the granting, creation or existence of a Permitted Encumbrance, and any dispositions of assets pursuant to an exercise of remedies, including by way of foreclosure, against the underlying assets subject to such Permitted Encumbrances;

(xx) dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venturers or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(xxi) (A) the sale or issuance of any Subsidiary’s Equity Interests to any Borrower or any Subsidiary that is the direct parent of such Subsidiary (it being understood that any consideration transferred from a Borrower in connection with any such transactions must be separately permitted under Section 7.4) and (B) the issuance of Equity Interests of GPM Empire so long as no Change of Ownership occurs;

(xxii) sale-leaseback transactions permitted under Section 7.27 hereof;

(xxiii) expiration or termination of leases or subleases in the Ordinary Course of Business;

(xxiv) other Dispositions by any Borrower in an amount not to exceed $10,000,000 during each fiscal year;

(xxv) contributions of any acquired supplier based intangible to the MLP (or the OpCo) so long as (A) the portion of the purchase price attributable to such acquired supplier based intangible is funded by the MLP (or the OpCo) and (ii) the MLP (or the OpCo), as applicable, licenses back to such Borrower the right, title and interest in and to such supplier based intangible pursuant to, or on a consistent basis with, the terms of the SBI and Fuel Supply Agreement; and

(xxvi) exchange transactions under Section 1031 of the Code;

provided, that, notwithstanding the foregoing, in no event shall any Borrower, or shall any Borrower permit any of its Subsidiaries to, directly or indirectly, file a certificate of division, adopt a plan of division or otherwise take any action to effectuate a division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any analogous action taken pursuant to Applicable Law with respect to any corporation, limited liability company, partnership or other entity) unless such transaction is otherwise permitted hereunder or the divided entity becomes a Borrower substantially concurrently with such division.

7.2. Creation of Liens. Each Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of any such Person (including its Equity Interests), whether now owned or hereafter acquired, except for the following (collectively, the “Permitted Encumbrances”):

(a) Liens securing payment of the Obligations;

(b) Liens identified in Schedule 7.2 hereof, including replacements, extensions, modifications or renewals of such Liens on the property subject to such Liens on the Closing Date; provided, that such replaced, extended or modified Lien does not extend to any additional property other than (i) after acquired property that is affixed or incorporated into the property covered by such Lien and (ii) proceeds and products thereof;

(c) Liens securing Indebtedness of the type permitted under Section 7.8(d) hereof; provided, that (i) such Lien is granted within the applicable time period set forth in Section 7.8(d), (ii) the Indebtedness secured thereby does not exceed the cost of the applicable property, improvements or equipment at the time of such acquisition (or the value as of the completion of construction) and (iii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause;

(d) Liens arising by operation of law in favor of carriers, warehousemen, mechanics, materialmen, repairmen, contractors, subcontractors, suppliers and landlords, Liens in respect of taxes, and other similar Liens, in each case, incurred in the Ordinary Course of Business for amounts (i) not yet overdue or who have been bonded or filed or signed lien waivers for all payments due, (ii) which remain payable without penalty for a period not greater than one hundred eighty (180) days or (iii) which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been established on its books;

(e) Liens incurred or pledges or deposits made in the Ordinary Course of Business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the Ordinary Course of Business or to secure obligations on surety, stay, customs, appeal or performance bonds;

(f) judgment Liens, judicial attachments or similar Liens which do not otherwise result in an Event of Default under Section 10.6 hereof that (i) are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been established on its books to the extent that such Liens are being diligently protested by appropriate means or (ii) have not been discharged within thirty (30) days after the filing thereof;

(g) easements, encroachments, protrusions, covenants, equitable servitudes, rights-of-way, land use, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material manner with the value or use of the property to which such Lien is attached and in the case of any real property, encumbrances disclosed in the title insurance policy issued to the Agent;

(h) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent, or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been established on its books;

(i) Liens arising in the Ordinary Course of Business and consistent with past practice by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary and Liens deemed to exist in connection with investments in repurchase agreements constituting Cash Equivalents;

(j) any interest or title of a lessor, licensor or sublessor under any lease (including any ground lease), license or sublease entered into by any such Borrower or Subsidiary in the ordinary course of its business and covering only the assets so leased, licensed or subleased;

(k) licenses, sublicenses, leases or subleases with respect to any asset granted to any Persons in the Ordinary Course of Business; provided, that the same do not materially and adversely affect the business of the Borrowers or their Subsidiaries or materially detract from the value of the assets of the Borrowers or their Subsidiaries, taken as a whole, or secure any Indebtedness for borrowed money;

(l) deposits (including letters of credit) to secure the performance of bids, government contracts, trade contracts and leases (other than Indebtedness), statutory obligations, utilities, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business;

(m) Liens which arise under Article 4 of the Uniform Commercial Code in any applicable jurisdictions on items in collection and documents and proceeds related thereto;

(n) Liens on the MLP Capital One Facility Collateral granted by GPM Empire to secure the MLP Capital One Debt, so long as such Liens (i) are subject to the MLP Intercreditor Agreement and (ii) do not attach to any of the Collateral;

(o) customary Liens granted on the Equity Interests of any Subsidiary that is not a Borrower to the stockholders of such Subsidiary pursuant to the organizational documents of such Subsidiary;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(q) Liens in connection with the purchase or shipping of goods or assets on the related goods or assets and proceeds thereof in favor of the seller or shipper of such goods or assets or pursuant to customary reservations or retentions of title arising in the Ordinary Course of Business and consistent with past practice and in any case not securing Indebtedness;

(r) Liens attaching to cash earnest money deposits in connection with any letter of intent or purchase agreement in respect of a purchase that would reasonably be expected to result in a Permitted Acquisition or Investment permitted hereunder;

(s) Liens arising by virtue of deposits made in the Ordinary Course of Business or on insurance policies and the proceeds thereof to secure liability for premiums to insurance carriers, including liens on unearned insurance premiums securing the financing thereof;

(t) Liens consisting of contractual obligations of any Borrower to consummate a Disposition that is permitted under Section 7.1(b) hereof to the extent such Liens do not secure monetary obligations of the Borrowers to applicable purchaser and escrow arrangements with respect to such Dispositions, and Liens arising out of consignment, conditional sale, title retention or similar arrangements for the sale of goods in the Ordinary Course of Business and consistent with past practice to the extent such Liens attach solely to the goods subject to such consignment, conditional sale, title retention or similar arrangement;

(u) restrictions in joint venture agreements on the applicable joint venture granting Liens on its assets or the equity interests of such joint venture;

(v) Liens on property or assets of a Person (other than any Equity Interests of any Person) existing at the time such assets of such Person are acquired or such Person is merged into or consolidated with the Borrowers or any of their Subsidiaries or becomes a Subsidiary of the any Borrower; provided, that such Lien is not in the nature of a “blanket” or “all assets” Lien and was not created in contemplation of such acquisition, merger, consolidation or investment, and does not extend to any assets other than those acquired, merged or consolidated by the Borrowers; provided further that any Indebtedness or other obligations secured by such Liens shall otherwise be permitted under Section 7.8(p) hereof;

(w) Liens on (i) cash collateral accounts securing liabilities in respect of credit card facilities or merchant accounts, commodities accounts or brokerage accounts in the Ordinary Course of Business and consistent with past practice and (ii) securities that are the subject of permitted repurchase agreements constituting Cash Equivalents;

(x) Liens on escrow accounts in connection with Permitted Acquisitions or Dispositions otherwise permitted hereunder to the extent such escrow arrangement is also permitted hereunder;

(y) Liens on cash in favor of credit card processors in the Ordinary Course of Business and consistent with past practice;

(z) restrictions on cash or other deposits or net worth imposed by customers, suppliers, or landlords under contracts entered into in the Ordinary Course of Business and consistent with past practice or that arise in connection with cash or other deposits permitted under this Section 7.2 and Section 7.4 hereof and limited to such cash or deposit;

(aa) other Liens securing liabilities or Indebtedness permitted under this Agreement in an aggregate principal amount not to exceed $15,000,000, at any time outstanding; provided that such liens shall not be secured by cash and Cash Equivalents, shall not be secured by property other than Collateral and shall rank junior to the Liens securing the Obligations, pursuant to an intercreditor agreement acceptable to the Agent;

(bb) Liens on cash collateral used to secure any judgment appeal in an amount and pursuant to procedures, in each case customary for such judgment appeal Liens;

(cc) Liens consisting of customary assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens and rights reserved in any lease for rent or for compliance with the terms of such lease; and

(dd) Liens securing Indebtedness incurred under Section 7.8(x) (to the extent constituting applicable Other Real Estate Priority Collateral and, to the extent Fuel Inventory is located at or on such Other Real Estate Priority Collateral, subject to a mortgagee agreement in form and substance reasonably acceptable to the Agent).

7.3. Reserved.

7.4. Investments. Each Borrower will not, and will not permit any of its Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a) (i) Investments in Subsidiaries existing on the Closing Date and (ii) other Investments identified in Schedule 7.4;

(b) Investments in cash and Cash Equivalents;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the Ordinary Course of Business;

(d) Investments (w) by any Borrower in any of its Subsidiaries that are Borrowers, (x) by any Subsidiary that is not a Borrower in any other Subsidiaries that are not Borrowers, (y) by any Borrower in any of its Subsidiaries that is not a Borrower in an aggregate amount at any time outstanding, together with the outstanding aggregate principal amount of

Indebtedness incurred under Section 7.8(e)(iii) hereof, not to exceed $10,000,000 at any time outstanding or (z) by any Subsidiary that is not a Borrower in any of its Subsidiaries that are Borrowers (so long as, with respect to this clause (z), such Investment does not cause Agent to have a Lien on less of a percentage of the issued and outstanding Equity Interests of such Borrower than what Agent had before such Investment was made);

(e) Investments constituting (i) Receivables arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case, in the Ordinary Course of Business;

(f) Investments consisting of any non-cash consideration or deferred portion of the sales price received by any Borrower, in each case, in connection with any Disposition permitted under Section 7.1(b) hereof;

(g) intercompany loans permitted pursuant to Section 7.8(e) hereof;

(h) (i) Interest Rate Hedges and Foreign Currency Hedges and (ii) fuel hedge agreements, in each case, permitted under Section 7.26 hereof;

(i) the maintenance of deposit accounts in the Ordinary Course of Business so long as the applicable provisions of Sections 4.15(h) and 7.23 hereof have been complied with in respect of such deposit accounts;

(j) loans and advances to officers, directors and employees of any Borrower for reasonable and customary business purposes or made in the Ordinary Course of Business, including for travel expenses, entertainment expenses, moving expenses and similar expenses, in an aggregate principal amount not to exceed $2,000,000 outstanding at any time;

(k) Permitted Acquisitions (including any earnest money deposits required in connection therewith);

(l) Investments utilizing the Available Amounts Basket; provided that (i) no Event of Default pursuant to Section 10.1 or 10.7 shall have occurred and be continuing or would result therefrom, and (ii) solely for purposes of utilizing availability under clause (a)(i) of the Available Amounts Basket, after giving effect to any such Investment on a Pro Forma Basis, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than twenty-five percent (25%) of the Maximum Revolving Advance Amount;

(m) Guarantee Obligations permitted under Section 7.8 hereof;

(n) loans and advances by a Borrower or a Subsidiary to GPM Empire;

(o) prepaid expenses or lease, utility, deposits with respect to operating leases and other similar deposits, in each case, made in the Ordinary Course of Business;

(p) promissory notes or other obligations of officers or other employees or consultants of such Borrower or Subsidiary acquired in the Ordinary Course of Business in connection with such officer’s or employee’s or consultant’s acquisition of Equity Interests in

GPM Empire (or a direct or indirect parent entity thereof) (to the extent such acquisition is permitted under this Agreement), so long as no cash is advanced by the Borrowers or Subsidiaries in connection with such Investment;

(q) pledges and deposits permitted under Section 7.2 hereof and endorsements for collection or deposit in the Ordinary Course of Business to the extent permitted under Section 7.8 hereof;

(r) [reserved];

(s) mergers, consolidations and other transactions of any Borrower or any Subsidiary of any Borrower permitted under Section 7.1(a)(i), (ii), (iii), (iv), (v), (vi) or (vii) hereof (it being understood that any consideration transferred from a Borrower in connection with any such transactions must be separately permitted under this Section 7.4);

(t) [reserved];

(u) Investments of any Person that becomes a Subsidiary after the Closing Date at the time such Person becomes a Subsidiary; provided, that (i) such Investments are not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Investment exists at the time such Person is acquired, (iii) such Investments are not directly or indirectly recourse to any Borrower or their assets, other than the person that becomes a Subsidiary and (iv) such Investments do not require any further transfers of cash or assets by such Person;

(v) additional Investments by the Borrowers and their Subsidiaries so long as the aggregate amount of such Investments (net of any returns on such Investment) does not exceed at any time outstanding $10,000,000, plus unused amounts reallocated from Section 7.7(j) hereof, so long as prior to and after giving effect to any such Investment, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than twenty percent (20%) of the Maximum Revolving Advance Amount;

(w) (i) the organization or establishment or (ii) the initial capitalization for the purposes of a Permitted Acquisition or other permitted Investment hereunder, of one or more Subsidiaries;

(x) to the extent constituting Investments, advances in respect of transfer pricing and cost sharing arrangements (i.e., “cost plus” arrangements) that are (x) in the Ordinary Course of Business and consistent with Borrowers’ historical practices and (y) funded not more than one hundred twenty (120) days in advance of the applicable transfer pricing and cost sharing payment;

(y) repurchase, retirement or repayment of any Indebtedness to the extent not otherwise prohibited by this Agreement;

(z) Investments acquired in connection with the settlement of delinquent accounts, disputes in the Ordinary Course of Business or in connection with the bankruptcy, insolvency proceedings or reorganization of, or settlement of disputes with, as the case may be, suppliers, trade creditors, account debtors or customers, or upon the foreclosure, deed in lieu of foreclosure, or enforcement of any Lien in favor of a Borrower or its Subsidiaries (including any Equity Interests or other securities held by the Borrowers or their Subsidiaries which are acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Borrower or its Subsidiaries or as security for such Indebtedness or claims, in each case, in the Ordinary Course of Business);

(aa) [reserved];

(bb) [reserved]; and

(cc) additional Investments, so long as the Payment Conditions are satisfied in connection therewith;

provided, that for purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of all dividends, interest, distributions, return of capital and other amounts received or realized in respect of such Investment, if any, up to the original amount of such Investment.

7.5. [Reserved].

7.6. [Reserved].

7.7. Restricted Payments, etc. Each Borrower will not, and will not permit any of its Subsidiaries to, make any Restricted Payment, or make any deposit for any Restricted Payment, other than:

(a) Restricted Payments (i) for customary director indemnification payments to the directors (or equivalent persons) of such Person, (ii) for reasonable and customary fees to outside directors (or equivalent persons) of such Person and for customary director (or equivalent persons) and officers insurance premiums owed by such Person, (iii) for financial, other reporting and similar customary administrative or overhead costs and expenses of such Person, (iv) for obligations incurred in the Ordinary Course of Business to the extent relating to activities permitted under this Agreement and (v) for Tax Distributions;

(b) payments by any Subsidiary of any Borrower to its direct parent (other than GPM Empire to its direct parent or GPM RE to its limited partner) so long as such parent is (i) a direct or indirect wholly-owned Subsidiary of any Borrower, (ii) GPM Empire or (iii) a direct parent (other than GPM Empire or a direct or indirect parent of GPM Empire) of a non-wholly-owned Subsidiary, in which case such payment shall be made pro rata to such parent based on its relative ownership interests in the class of equity receiving such Restricted Payment;

(c) Restricted Payments by any Borrower or any of its Subsidiaries to pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Equity Interests);

(d) Restricted Payments to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of the Borrowers or their Subsidiaries or their parent companies held by any current or former employee, director, consultant or officer (or their transferees, spouses, ex-spouses, estates or beneficiaries under their estates) of any Borrower or Subsidiary of any Borrower pursuant to any employee equity subscription agreement, stock option agreement or stock ownership arrangement, including upon the death, disability, retirement, severance or termination of employment or service of such Persons to the extent (i) not exceeding $1,000,000 in the aggregate during any fiscal year (plus (x) any amounts funded with issuances of Equity Interests of the Borrowers (or any direct or indirect parent entity thereof) or proceeds in respect thereof used to repurchase such Equity Interests and (y) amounts solely in the form of forgiveness of Indebtedness of such Persons owing to the Borrowers on account of redemptions or repurchases of the Equity Interests of the Borrowers held by such Persons) and (ii) both before and after giving effect to any such payment, no Specified Event of Default or Financial Covenant or Financial Reporting Event of Default exists or would immediately thereafter occur as a result thereof; provided that to the extent any amounts remain unused under subclause (i) of this clause (d) in a given fiscal year of the Borrowers may be carried forward and made in the immediately succeeding fiscal year of the Borrowers without regard to any caps set forth herein;

(e) Restricted Payments to pay general operating and compliance costs and expenses (including corporate overhead, legal or similar expenses and customary salary, bonus and other benefits payable to directors, officers, employees, members of management and/or managers of APC), in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors, officers, members of management, managers and/or employees of APC, in each case, to the extent attributable to the ownership or operations of the Borrowers;

(f) payments in respect of indemnification, contribution, adjustment of purchase price or similar obligations (including, without limitation, earn-outs) incurred in connection with a Permitted Acquisition or permitted Investment to the extent made in conformity with the payment terms of Section 7.8(l);

(g) [Reserved];

(h) [Reserved];

(i) to the extent constituting Restricted Payments, payments of Indebtedness permitted pursuant to Section 7.17 hereof;

(j) other Restricted Payments in an aggregate principal amount not to exceed $5,000,000 in the aggregate; provided that no Event of Default shall have occurred and be continuing or would immediately result therefrom; provided further that any unused portion of this clause (j) may be reallocated to Investments in Section 7.4(v) hereof;

(k) Restricted Payments utilizing the Available Amounts Basket; provided that (i) no Event of Default shall have occurred and be continuing or would result therefrom, and (ii) solely for purposes of utilizing availability under clause (a)(i) of the Available Amounts Basket, after giving effect to any such Restricted Payment on a Pro Forma Basis, Borrowers have Undrawn

Availability and Average Undrawn Availability of not less than twenty-five percent (25%) of the Maximum Revolving Advance Amount;

(l) Restricted Payments by a Borrower to APC to enable APC to pay quarterly dividends pursuant to, and in accordance with, the Dividend Policy, so long as immediately prior to and after giving pro forma effect to any such Restricted Payment (i) no Event of Default shall have occurred and be continuing or would occur as a result thereof and (ii) Borrowers have Undrawn Availability and Average Undrawn Availability of not less than twenty percent (20%) of the Maximum Revolving Advance Amount;

(m) Restricted Payments in the form of management fees for shared services under the Intercompany Agreements (and for the avoidance of doubt, not management fees for consulting, structuring or similar fees provided by an equity holder) in an amount equal to the liabilities attributable to the Borrowers and their Subsidiaries for their allocable share (as determined by the Borrowers in their reasonable discretion) of such shared services; and

(n) other Restricted Payments, so long as the Payment Conditions are satisfied in connection therewith.

7.8. Indebtedness. Each Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, suffer to exist or otherwise become directly or indirectly liable, contingently or otherwise with respect to any Indebtedness, except for:

(a) Indebtedness in respect of the Obligations;

(b) Indebtedness representing deferred compensation to directors, officers and employees of the Borrowers or any Subsidiary thereof incurred in the Ordinary Course of Business;

(c) unsecured Indebtedness (i) incurred in the Ordinary Course of Business of such Borrower and its Subsidiaries and consistent with past practice in respect of open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than ninety (90) days or, if overdue for more than ninety (90) days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Borrower and (ii) in respect of performance, surety or appeal bonds provided in the Ordinary Course of Business, but excluding (in each case) Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof;

(d) Indebtedness (i) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment of such Borrower and its Subsidiaries (pursuant to purchase money mortgages, indebtedness or otherwise, whether owed to the seller or a third party) or to construct, replace or improve any fixed or capital assets of any Borrower and its Subsidiaries (provided, that any Indebtedness incurred pursuant to this clause (d) is incurred within one hundred eighty (180) days (or such longer period as agreed to by Agent in its Permitted Discretion) of the acquisition, replacement or completion of construction or improvement of such property) and (ii) constituting Attributable Indebtedness and Permitted Refinancings of such Indebtedness under this clause (d); provided, that the aggregate amount of all Indebtedness outstanding pursuant to this clause (d) shall not at any time exceed $50,000,000;

(e) Indebtedness (i) of a Borrower owing to any other Borrower or of a Borrower to a Subsidiary that is not a Borrower, which Indebtedness, if owed by a Borrower to a Subsidiary that is not a Borrower, shall be subordinated to the Obligations pursuant to the Intercompany Subordination Agreement; (ii) existing as of the Closing Date set forth on Schedule 7.8 and Permitted Refinancings thereof; (iii) of a Subsidiary that is not a Borrower owing to any Borrower; provided that the amount of Indebtedness outstanding under this clause (iii), together with the aggregate amount of Investments made under Section 7.4(d) hereof, shall not exceed $5,000,000 at any time outstanding (net of the repayment of any such Indebtedness) and (iv) of a Subsidiary that is not a Borrower owing to any other Subsidiary that is not a Borrower;

(f) Indebtedness under bids performance or surety bonds, completion guarantees, appeals bonds or with respect to workers’ compensation claims, in each case, incurred in the Ordinary Course of Business;

(g) Guarantee Obligations in respect of Indebtedness otherwise permitted hereunder (other than Indebtedness incurred by entities that are not Borrowers in an aggregate amount at any time outstanding in excess of the amount set forth in the proviso to Section 7.8(e) above unless such Indebtedness is incurred pursuant to Section 7.8(o) below);

(h) unsecured Indebtedness consisting of promissory notes issued by any Borrower to current or former officers, directors and employees (or their estates, spouses or former spouses) of any Borrower or any Subsidiary thereof issued to purchase or redeem Equity Interests of GPM Empire (or any direct or indirect parent thereof) permitted under Section 7.7 hereof;

(i) Indebtedness arising as a result of the endorsement of instruments for deposit in the Ordinary Course of Business;

(j) Indebtedness incurred in the Ordinary Course of Business and consistent with past practice (A) in connection with cash pooling arrangements, cash management, deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit, zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting), payables outsourcing, payroll processing, trade finance services, investment accounts, securities accounts, and other similar arrangements consisting of netting agreements and overdraft protections and (B) in connection with the use of purchasing cards or “P‑cards,” credit cards (including purchase card and commercial card), prepaid cards, including payroll, stored value and gift cards, merchant services processing and debit card services;

(k) Indebtedness consisting of the financing of insurance premiums or take or pay obligations, in each case, in the Ordinary Course of Business;

(l) Indebtedness arising from agreements of the Borrowers or their Subsidiaries providing for indemnification, contribution, adjustment of purchase price or similar obligations (including, without limitation, earn-outs) incurred in connection with a Permitted Acquisition or permitted Investment, in each case, payable solely to the extent that, (i) no Event of Default has occurred or would result therefrom and after giving effect to any such payment, and (ii) prior to and after giving effect to such payment, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than twenty percent (20%) of the Maximum Revolving Advance Amount; provided, however, that Borrowers may make any Fixed Earnout Payment (as defined in the Empire Acquisition Agreement) so long as (x) no Event of Default has occurred or would result therefrom and after giving effect to any such payment, and (y) prior to and after giving effect to such payment, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than ten percent (10%) of the Maximum Revolving Advance Amount;

(m) [reserved];

(n) Indebtedness representing any taxes, assessments or governmental charges to the extent (i) such taxes are being contested in good faith by appropriate proceedings and adequate reserves have been provided therefor in accordance with GAAP or (ii) the payment thereof shall not at any time be required to be made in accordance with Section 4.13 hereof;

(o) Indebtedness in connection with all non-contingent obligations of the Borrowers or any of their Subsidiaries under a fuel supply contract or any other agreement entered into in the Ordinary Course of Business to which any such Borrower or such Subsidiary is a party to pay, repay, reimburse or indemnify any counterparty under any such agreement for branding expenses, in each case, resulting from the termination of any such agreement;

(p) Indebtedness of any Person that becomes a Subsidiary after the Closing Date in connection with any Permitted Acquisition; provided, that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) any refinancing, extensions, renewals or replacements of such Indebtedness to the extent such principal amount of such Indebtedness is not increased (except by accreted value plus an amount equal to accrued but unpaid interest, premiums and fees payable by the terms of such Indebtedness and reasonable fees, expenses, original issue discount and upfront fees incurred in connection with such amendment, restatement, replacement, renewal, extension or refinancing), neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders, and the original obligors in respect of such Indebtedness remain the only obligors thereon, (iii) if such Indebtedness is secured, is only secured by the assets being acquired and not any of the other Collateral and (iv) the aggregate principal amount of any such Indebtedness assumed or incurred pursuant to this clause (p) shall not exceed $25,000,000; provided, that the aggregate principal amount of any such Indebtedness assumed by Subsidiaries that are not Borrowers, together with the aggregate amount of Dispositions made under Section 7.1(b)(vii) hereof, shall not exceed $10,000,000 at any time outstanding;

(q) Guarantee Obligations in respect of the 2021 Note Purchase Obligations in an aggregate principal amount not to exceed $450,000,000;

(r) Indebtedness in respect of obligations owed to any Person in connection with workers’ compensation, health, disability or other employee benefits or unemployment insurance and other social security laws or regulations and premiums related thereto, in each case, in the Ordinary Course of Business;

(s) unsecured Indebtedness owing by a Borrower to GPM Investments in an aggregate amount not to exceed $20,000,000 pursuant to the Subordinated Unsecured Promissory Note(s) dated as of the Closing Date and executed by GPM Empire and GPM RE in favor of GPM Investments, so long as such Indebtedness is subject to a subordination agreement (or subordination terms) in form and substance reasonably acceptable to Agent;

(t) Indebtedness constituting Investments or advances in respect of transfer pricing and cost sharing arrangements (i.e., “cost plus” arrangements) that are (x) in the Ordinary Course of Business and consistent with Borrowers’ historical practices and (y) funded not more than one hundred twenty (120) days in advance of the applicable transfer pricing and cost sharing payment;

(u) [reserved];

(v) additional Indebtedness of the Borrowers or any of their Subsidiaries in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;

(w) Indebtedness consisting of Guarantee Obligations of GPM Empire under the MLP Capital One GPME Security and Undertaking Agreement, so long as (i) such Indebtedness is non-recourse to GPM Empire and (ii) the aggregate liability of GPM Empire with respect to such Indebtedness is limited to the MLP Capital One Facility Collateral;

(x) Indebtedness incurred in connection with the acquisition of any real property acquired after the Closing Date in an aggregate principal amount after giving effect to the borrowing of such Indebtedness not to exceed (A) $15,000,000 in the aggregate at any time outstanding or (B) $60,000,000, so long as, in the case of this clause (B), no Specified Event of Default has occurred or would result therefrom (the “Real Estate Facility”);

(y) [reserved]; and

(z) unsecured Indebtedness of a Borrower owing to APC or any other direct or indirect parent of GPM Empire or the MLP or the OpCo in an aggregate amount not to exceed the ARKO Petroleum Offering Paydown Amount, so long as (i) the Payment Conditions are satisfied in connection therewith, (ii) the terms and conditions of such Indebtedness are fair and reasonable and no less favorable to such Borrower than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate, (iii) such Indebtedness is payable solely to the extent that prior to and after giving effect to such payment, the Payment Conditions are satisfied and (iv) such Indebtedness is subject to a subordination agreement (or subordination terms) in form and substance reasonably acceptable to Agent.

7.9. Nature of Business. Each Borrower will not, and will not permit any of its Subsidiaries to, substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted, or ancillary businesses thereto.

7.10. Transactions with Affiliates. Each Borrower will not, and will not permit any of its Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any Affiliate except (a) transactions with a value of less than $2,000,000, (b) on fair and reasonable terms no less favorable to such Borrower or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate, (c) customary fees to, and indemnifications of, non-officer directors (or equivalent persons) (other than employees of APC or its Affiliates which are not Borrowers) of the Borrowers and their respective Subsidiaries, (d)(i) the payment of compensation and indemnification arrangements and benefit plans for officers and employees of the Borrowers and their respective Subsidiaries in the Ordinary Course of Business; provided, that, all such amounts payable to officers and employees that are also officers and employees of APC or its Controlled Affiliates shall be reasonable and customary and (ii) reasonable severance agreements or payment of severance to applicable employees, directors (or equivalent persons) and officers either approved by the Borrowers’ governing bodies or otherwise entered into or made in the Ordinary Course of Business, (e) transactions solely among Borrowers, transactions expressly permitted by Sections 7.1, 7.4 and 7.8 among Parent and its Subsidiaries and not involving any other Affiliate of Parent, and Restricted Payments permitted by Section 7.7, (f) transactions necessary to exercise the Cure Right, (g) transactions solely among Subsidiaries that are not Borrowers, (h) transactions identified on Schedule 7.10, (i) transactions expressly permitted by Sections 7.4, 7.7 and 7.8 among Borrowers and Guarantors, Borrowers, Arko 21, and ARKO Corp., or Borrowers and the MLP, in connection with the 2021 Note Purchase Obligations, (j) tax sharing arrangements, provided that the amount of payments by Borrowers under such tax sharing arrangements with respect to any fiscal year does not exceed the amount of Tax Distributions permitted to be made by the Borrowers with respect to such fiscal year, (k) sublease arrangements whereby a Borrower subleases real property to or from an Affiliate which are “back-to “back” with the allocation of rent to such site under the underlying lease, and (l) transactions under the Intercompany Agreements (it being understood that the payment of any management fees or other Restricted Payments by a Borrower must be separately permitted under Section 7.7).

7.11. [Reserved].

7.12. Subsidiaries.

(a) Notwithstanding anything to the contrary contained in any other provision of this Agreement, each Borrower will not, and will not permit any of its Subsidiaries to, form or acquire any Subsidiary (other than a subsidiary formed in connection with a merger or acquisition, including a Permitted Acquisition, so long as (i) such subsidiary is merged out of existence pursuant to and upon the consummation of such transaction or (ii) such subsidiary executes a joinder and otherwise complies with this Section 7.12 upon the consummation of such transaction) unless such Subsidiary (i) is not a Foreign Subsidiary, (ii) such Subsidiary either (as determined by Agent), (A) expressly joins in this Agreement as a Borrower and becomes jointly and severally liable for the Obligations and provides such other documentation as Agent may reasonably require or (B) executes and delivers a Guaranty and Guarantor Security Agreement and provides such other documentation as Agent may reasonably require and (iii) Agent shall have received all documents, including, without limitation, legal opinions, joinders, resolutions, certificates, and appraisals it may reasonably require in connection therewith.

(b) Each Borrower will not, and will not permit any of its Subsidiaries to, enter into any partnership, joint venture or similar arrangement.

7.13. Fiscal Year and Accounting Changes. Each Borrower will not, and will not permit any of its Subsidiaries to, without the consent of Agent in its Permitted Discretion, change its fiscal year from December 31 or make any change (a) in accounting treatment and reporting practices except as required by GAAP or (b) in tax reporting treatment except as required by law.

7.14. Pledge of Credit. Each Borrower will not, and will not permit any of its Subsidiaries to, now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than such Borrower’s business of the type conducted on the date of this Agreement.

7.15. Modification of Certain Agreements. Each Borrower will not, and will not permit any of its Subsidiaries to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in (a) any Articles of Incorporation or By-Laws, Certificate of Formation or Operating Agreement, in each case, other than any amendment, supplement, waiver or modification or forbearance that could not reasonably be expected to be materially adverse to the interests of the Agent and Lenders (except with the consent of the Required Lenders) or if required by law and (b) any document, agreement or instrument evidencing or governing any Indebtedness that has been subordinated to the Obligations in right of payment or secured by any Liens that have been subordinated in priority to the Liens of Agent unless such amendment, supplement, waiver or other modification is permitted under the terms of the subordination or intercreditor agreement applicable thereto.

7.16. Compliance with ERISA. Each Borrower will not, and will not permit any of its Subsidiaries to, (a) (x) maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d) and similar Plans which replace such Plans on an annual basis, (b) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction,” as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (c) incur, or permit any Plan to incur, any “accumulated funding deficiency,” as that term is defined in Section 302 of ERISA or Section 412 of the Code, (d) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Borrower or any member of the Controlled Group or the imposition of a lien on the property of any Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (e) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (f) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (g) fail promptly to notify Agent of the occurrence of any Termination Event, (h) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (i) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan, or (j) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(d) to cease to be true and correct.

7.17. Payment of Junior Indebtedness. Each Borrower will not, and will not permit any of its Subsidiaries to, make any scheduled payments or voluntary prepayments of all or any portion of any Junior Indebtedness other than (a) in accordance with the applicable subordination or intercreditor agreement governing such Junior Indebtedness; (b) refinancings, replacements, substitutions, exchanges and renewals of any such Indebtedness to the extent such refinancing, replacement, exchange or renewed Indebtedness is permitted by Section 7.8 hereof and the applicable subordination or intercreditor agreement governing such Junior Indebtedness and any fees and expenses in connection therewith; (c) by making payments of intercompany Indebtedness permitted under Section 7.8 hereof, subject to the Intercompany Subordination Agreement; (d) [reserved]; (e) with respect to Indebtedness permitted in Section 7.8(l) hereof, in accordance with the terms set forth in such Section 7.8(l) hereof; (f) GPM Empire may make payments for or exchanges of Indebtedness in the form of Equity Interests of GPM Empire (or its direct or indirect parent company) (other than Disqualified Equity Interests); (g) other payments in an aggregate amount not to exceed $2,000,000; provided that any unused portion of this clause (g) may be reallocated to Investments in Section 7.4(u) hereof, (h) by utilizing the Available Amounts Basket; provided in the case of payments or prepayments made under this clause (h), that such payment or prepayment may only be made so long as (x) no Event of Default then exists or would result therefrom and (y) prior to and after giving effect to any such Restricted Payment, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than twenty-five percent (25%) of the Maximum Revolving Advance Amount, (i) with respect to Indebtedness permitted in Section 7.8(q)(ii) hereof, in accordance with the terms set forth in such Section 7.8(q)(ii) hereof, (j) with respect to Indebtedness permitted in Section 7.8(z) hereof, in accordance with the terms set forth in such Section 7.8(z) hereof and (k) additional payments in respect of Junior Indebtedness, so long as the Payment Conditions are satisfied in connection therewith. For the avoidance of doubt, no Borrower shall (directly or indirectly) (x) voluntarily redeem (or cause to be redeemed) all or any portion of the 2021 Note Purchase Obligations or (y) make any scheduled payment in respect of the 2021 Note Purchase Obligations unless (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) prior to and after giving effect to any such scheduled payment, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than twenty percent (20%) of the Maximum Revolving Advance Amount.

7.18. [Reserved].

7.19. [Reserved].

7.20. Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws. Each Borrower will not do any of the following, nor permit its directors and officers, and any employee, agent, or affiliate acting on behalf of such Borrower in connection with this Agreement, nor permit such Borrower’s Subsidiaries, to: (a) become a Sanctioned Person; (b) directly or indirectly provide, use, or make available the proceeds of any Advance hereunder (i) to fund any activities or business of, with, or for the benefit of any Person that, at the time of such funding or facilitation, is a Sanctioned Person, (ii) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (iii) in any manner that could result in a violation by any Person of any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law (including the Agent, Issuer, any Lender, underwriter, advisor, investor, or otherwise) or (iv) in violation of any applicable Law, including, without limitation, any applicable Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (c) repay any Advance with Blocked Property or funds derived from any unlawful activity; or (d) permit any Collateral to become Blocked Property.

7.21. Material Amendments.

(a) Each Borrower will not, and will not permit any of its Subsidiaries, to enter into any material amendment, waiver or modification of (a) any Material Contract that is adverse to the interests of Agent and Lenders or (b) any of the 2021 Note Purchase Documents (i) that is adverse to the interests of Agent and Lenders and (ii) without delivering a copy of such amendment, modification or supplement to Agent.

(b) The Borrowers will not amend, modify or supplement the MLP Capital One Documents in any way that would have an adverse effect on the Obligations or the Liens granted under this Agreement or, without the consent of the Agent, expand the types of collateral under the MLP Capital One GPME Security and Undertaking Agreement.

7.22. Credit Card Arrangements. Each Borrower will not enter into new agreements with credit card processors processing Credit Card Receivables which constitute Eligible Credit Card Receivables hereunder other than the ones expressly contemplated herein or in Section 4.15(d)(ii) hereof unless the Borrowing Agent shall have delivered to the Agent appropriate Credit Card Notifications consistent with the provisions of Section 4.15(d)(ii) hereof and otherwise reasonably satisfactory to the Agent.

7.23. Non-DACA Deposit Accounts. Each Borrower will not maintain at any time a Depository Account with any bank (other than PNC) without a deposit account control agreement unless (a)(i) the Borrowers have attempted in good faith, pursuant to evidence reasonably satisfactory to Agent, to obtain such deposit account control agreement; (ii) such bank refuses to execute a deposit account control agreement or will not execute a deposit account control agreement on terms acceptable to Agent, as demonstrated to Agent by Borrowers pursuant to evidence reasonably satisfactory to Agent and (iii) there is not an alternate bank within five (5) miles of the Borrowers’ stores which deposit into such bank (such other Depository Accounts permitted hereunder are referred to as the “Other Deposit Accounts” and, as of the Closing Date, are identified on Schedule 7.23 hereof) or (b) such Depository Account only contains (i) proceeds of Excluded Collateral or (ii) funds for payroll, flexible spending accounts, or Plans.

7.24. [Reserved].

7.25. Restrictive Agreements, etc. Each Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement (other than an Other Document) prohibiting:

(a) the creation or assumption of any Lien upon the Collateral, whether now owned or hereafter acquired in favor of Agent;

(b) the ability of such Person to amend or otherwise modify any Other Document; or

(c) the ability of such Person to make any payments, directly or indirectly, to the Borrowers, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, other than as set forth in the 2021 Note Purchase Documents to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement or are market terms at the time of issuance.

The foregoing prohibitions shall not apply to customary restrictions of the type described in clause (a) above (which do not prohibit the Borrowers from complying with or performing the terms of this Agreement and the Other Documents) which are contained in any agreement, (i) (A) governing any secured Indebtedness permitted by Section 7.8 hereof if such restrictions or conditions apply only to the property securing such Indebtedness or (B) governing any Indebtedness permitted by Section 7.8(a) and (v) hereof to the extent such prohibition or limitation is customary in agreements governing Indebtedness of such type and in any event so long as such agreement is not more restrictive, taken as a whole, than the Other Documents, (ii) for the creation or assumption of any Lien on the sublet or assignment of any leasehold interest of any Borrower or any of their respective Subsidiaries entered into in the Ordinary Course of Business, (iii) for the assignment of any contract entered into by any Borrower or any of their respective Subsidiaries in the Ordinary Course of Business, (iv) for the transfer of any asset pending the close of the sale of such asset pursuant to a Disposition permitted under this Agreement, (v) customary restrictions in leases, subleases, licenses and sublicenses, (vi) [reserved], (vii) with respect to Investments in joint ventures not constituting Subsidiaries, customary provisions restricting the pledge or transfer of Equity Interests issued by such joint ventures set forth in the applicable joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture, (viii) applicable requirements of law, (ix) any agreement in effect at the time such Subsidiary becomes a Subsidiary, so long as such agreement was not entered into in connection with or in contemplation of such person become a Subsidiary and which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of such Subsidiary, (x) customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the Ordinary Course of Business that restrict the transfer of ownership interests in such partnership, limited liability company, or similar person, and (xi) restrictions on cash or other deposits or net worth imposed by suppliers, customers, or landlords under contracts entered into in the Ordinary Course of Business; provided, that the foregoing shall not apply to contracts which impose limitations on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder if such limitations apply only to the assets or property of such Foreign Subsidiary.

7.26. Hedges. Each Borrower will not, and will not permit any of its Subsidiaries to, enter into:

(a) any Interest Rate Hedge or Foreign Currency Hedge, except Interest Rate Hedges and Foreign Currency Hedges entered into in the Ordinary Course of Business and not for speculative purposes; or

(b) any commodity swaps, options or futures contracts or any similar transactions except fuel hedge agreements entered into in the Ordinary Course of Business and not for speculative purposes in an aggregate amount not to exceed $5,000,000 at any time (the “Fuel Hedge Threshold”) that (i) are for the purpose of selling, purchasing or hedging against fluctuations in the price of fuel (all grades, including diesel) to which the Borrowers have actual or reasonably expected exposure, and (ii) do not create, permit or suffer to exist any Lien on the Collateral other than Permitted Encumbrances. For the avoidance of doubt, for purpose of this Section 7.26(b), the aggregate amount in respect of any one or more fuel hedge agreements shall mean, (x) for any date on or after the date such fuel hedge agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (y) for any date prior to the date referenced in clause (x), the mark-to-market value(s) for such fuel hedge agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such fuel hedge agreements. Notwithstanding the foregoing, to the extent the aggregate amount of fuel hedges as calculated in this Section 7.26(b) exceeds the Fuel Hedge Threshold at any time, the Agent shall implement a Reserve against the Formula Amount and the Maximum Revolving Advance Amount in an amount equal to such excess (it being understood that such Reserve shall increase or decrease in an amount that corresponds to any increase or decrease in such excess) and the Borrowers shall be deemed to be in compliance solely with respect to this Section 7.26(b) as a result thereof.

7.27. Sale and Lease-Back Transactions. No Borrower will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Lease-Back Transaction”) (x) without the prior written consent of Agent; provided, that solely with respect to Sale and Lease-Back Transactions in connection with, or with funds to be utilized for, Permitted Acquisitions, such consent shall not be unreasonably withheld or delayed; and provided further that no consent shall be required for any Borrower to acquire property it is currently leasing and within 120 days thereafter sell the property to a separate unrelated third party so long as the net present value of such transaction (taking into account any net cash received by the Borrowers and the difference in rental rates) is positive, and provided further that any transaction pursuant to which a third party acquires real property and associated fixtures as part of a Permitted Acquisition shall not be considered a Sale and Lease-Back Transaction if (A) no Borrower ever takes title to such real property and associated fixtures or (B) if a Borrower takes title to such real property and associated fixtures, but transfers it to a third party within 180 days thereafter, or (y) any Sale and Lease-Back Transaction so long as the aggregate fair market value of the assets sold subject to all Sale and Lease-Back Transactions under this Section 7.27 shall not exceed $75,000,000.

7.28. Real Property.

(a) No Borrower or its Subsidiaries shall permit any of its material real property to be mortgaged except for Other Real Estate Priority Collateral.

(b) [reserved].

VIII. CONDITIONS PRECEDENT.

8.1. Conditions to Initial Advances. The agreement of Lenders to consummate the Transactions on the Closing Date and make the initial Advances requested to be made on the Closing Date, if any, is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a) This Agreement, the Notes and the Other Documents. Agent shall have received this Agreement, the Notes and the Other Documents duly executed and delivered by an authorized officer of each Borrower;

(b) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(c) Consummation of the MLP Amendment. The second amendment to the MLP Capital One Credit Agreement, in form and substance reasonably acceptable to the Agent, shall have been consummated on or prior to the Closing Date.

(d) Intercreditor Agreement. Agent shall have received the executed MLP Intercreditor Agreement in form and substance satisfactory to Agent;

(e) Financial Condition Certificate. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(e).

(f) Closing Certificate. Agent shall have received a closing certificate signed by an Authorized Officer of each Borrower dated as of the Closing Date, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, (ii) Borrowers are on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;

(g) Borrowing Base. Agent shall have received evidence from Borrowers that the aggregate amount of Eligible Receivables, Eligible Cardlock Receivables, Eligible Dealer Receivables, Eligible Credit Card Receivables and Eligible Fuel Inventory is sufficient in value and amount to support Advances in the amount requested by Borrowers on the Closing Date;

(h) Proceedings of Borrowers. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Managers and/or members, as applicable, of each Borrower authorizing (i) the execution, delivery and performance of this Agreement, the Note and any related agreements and (ii) the granting by each Borrower of the security interests in and liens upon the Collateral in each case certified by an

Authorized Officer of each Borrower as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(i) APC Offering. The APC Offering shall have occurred;

(j) Incumbency Certificates of Borrowers. Agent shall have received a certificate of an Authorized Officer of each Borrower, dated the Closing Date, as to the incumbency and signature of the officers of each Borrower executing this Agreement, the Other Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Authorized Officer;

(k) Certificates. Agent shall have received a copy of the Articles or Certificate of Incorporation or Formation, as applicable, of each Borrower, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation or formation, as applicable, together with copies of the By-Laws and/or Operating Agreement, as applicable, of each Borrower and all agreements of each Borrower’s shareholders and/or members, as applicable, certified as accurate and complete by an Authorized Officer of each Borrower;

(l) Good Standing Certificates. Agent shall have received good standing certificates for each Borrower dated not more than 30 days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each Borrower’s jurisdiction of incorporation and/or formation, as applicable, and each jurisdiction where the conduct of each Borrower’s business activities or the ownership of its properties necessitates qualification;

(m) Legal Opinion. Agent shall have received the executed legal opinion of Maury Bricks, Esquire, in form and substance satisfactory to Agent, which shall cover such matters incident to the transactions contemplated by this Agreement, the Note, the Other Documents and related agreements as Agent may reasonably require and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(n) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Borrower or against the officers or directors of any Borrower (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(o) Reserved;

(p) Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof;

(q) Pro Forma Financial Statements. Agent shall have received a copy of the Pro Forma Financial Statements which shall be satisfactory in all respects to Lenders;

(r) Insurance. Agent shall have received in form and substance satisfactory to Agent, a certificate evidencing Borrowers’ casualty insurance policies, together with a form of the lender loss payable endorsements on Agent’s standard form of loss payee endorsement naming Agent as loss payee, and a certificate evidencing Borrowers’ liability insurance policies, together with a form of endorsements naming Agent as an additional insured;

(s) Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

(t) No Adverse Material Change. (i) since December 31, 2024, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(u) Reserved;

(v) Undrawn Availability. After giving effect to the initial Advances hereunder, Borrowers shall have Undrawn Availability of at least thirty percent (30%) of the Maximum Revolving Advance Amount;

(w) Compliance with Laws. Agent shall be reasonably satisfied that each Borrower is in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Anti-Money Laundering Laws;

(x) Consummation of the GPM Investments Amendment. The GPM Investments Amendment, in form and substance reasonably acceptable to the Agent, shall have been consummated on or prior to the Closing Date; and

(y) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.

8.2. Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance, if any), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a) Representations and Warranties. Each of the representations and warranties made by any Borrower in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all respects (except to the extent such representation and/or warranty is already qualified by materiality, in which case, such representation and/or warranty shall be true and correct in all respects) on and as of such date as if made on and as of such date;

(b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date and, in the case of the initial Advance, after giving effect to the consummation of the Transactions; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c) Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX. INFORMATION AS TO BORROWERS.

Each Borrower shall, or (except with respect to Section 9.11) shall cause Borrowing Agent on its behalf to, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1. Disclosure of Material Matters. Promptly upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral with a value in excess of $2,500,000, including any Borrower’s reclamation or repossession of, or the return to any Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2. Schedules. Deliver to Agent (a) (x) in the event that any time during any month the outstanding principal amount of the Revolving Advances is greater than $0, as requested by Agent, on or before the twenty-fifth (25th) day of the following month as and for the prior month and (y) in all other cases (subject to clause (b) below), as requested by Agent, on or before the twenty-fifth (25th) day of the first month following the end of each fiscal quarter as and for the prior fiscal quarter: (i) accounts receivable agings inclusive of reconciliations to the general ledger, (ii) accounts payable schedules inclusive of reconciliations to the general ledger, (iii) Inventory reports and (iv) a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior month or prior quarter, as applicable, and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement) and (b) notwithstanding the foregoing clause (a), commencing two (2) weeks after the commencement of an Additional Reporting Period, and continuing while such Additional Reporting Period is in effect, on or before Tuesday of each week as and for the prior week, (i) at Agent’s request, (A) accounts receivable agings inclusive of reconciliations to the general ledger, (B) accounts payable schedules inclusive of reconciliations to the general ledger; (C) Inventory reports; and (ii) a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior week and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement). In addition, each Borrower will deliver to Agent at such intervals as Agent may require: (A) confirmatory assignment schedules; (B) copies of Customer’s invoices; (C) evidence of shipment or delivery; and (D) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent and executed by each Borrower and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

9.3. Environmental Reports. Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, with a certificate signed by an Authorized Officer of Borrowing Agent stating, to the best of his knowledge, that each Borrower is in material compliance with all federal, state and local Environmental Laws. To the extent any Borrower is not in material compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Borrower will implement in order to achieve full compliance.

9.4. Litigation. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Borrower or any Guarantor, whether or not the claim is covered by insurance, which in any such case materially affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.

9.5. Material Occurrences. Promptly notify Agent in writing upon the occurrence of: (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Borrower as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Borrower to a tax imposed by Section 4971 of the Code; (d) each and every default by any Borrower which might result in the acceleration of the maturity of any indebtedness related to the Insurance Notes and any Indebtedness with an outstanding principal balance in excess of $2,500,000, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; (e) any default or event of default under the 2021 Note Purchase Documents; (f) any default or event of default under the MLP Capital One Loan Documents; or (g) any other development in the business or affairs of any Borrower or any Guarantor, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrowers propose to take with respect thereto.

9.6. Government Receivables. Notify Agent (a) immediately if any of its Receivables (other than those owing in connection with fuel tax rebates or sales of fuel in the Ordinary Course of Business including at private cardlock locations) or (b) concurrently with the delivery of the reporting referred to in Section 9.2 and in supplemental schedules delivered in connection with the closing of any Permitted Acquisition if such Permitted Acquisition includes Receivables of the type referenced in this Section 9.6, if any of its Receivables owing in connection with sales of fuel in the Ordinary Course of Business, including at third-party cardlock locations, in each case, arise out of contracts between any Borrower and the United States or any department, agency or instrumentality of the United States, and quarterly in connection with the inclusion of such Receivable in the Formula Amount, if any of its Receivables owing in connection with sales of fuel in the Ordinary Course of Business, including at third-party cardlock locations, in each case, arise out of contracts between any Borrower and the state (including any locality) or any department, agency or instrumentality of the state (or any locality).

9.7. Annual Financial Statements. Furnish Agent and Lenders within one hundred twenty (120) days after the end of each fiscal year of Borrowers, audited financial statements of APC, including Borrowers, reflecting results of operations from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as of the end of such fiscal year, which shall also include certain unaudited financial statements of Borrowers on a consolidating basis (which consolidating balance sheets, income statements and cash flow statements shall include separate presentations of GPM Empire and its subsidiaries and GPM RE) all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrowers and satisfactory to Agent (the “Accountants”). Unless such audited financial statements include a statement that Borrowers are in compliance with this Agreement, Borrowers shall cause the Accountants to prepare a statement in a separate report certifying that (i) they have caused this Agreement to be reviewed, (ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 6.5, 7.4, 7.7 and 7.8 hereof. In addition, the report shall be accompanied by a Compliance Certificate prepared by Borrowers.

9.8. Quarterly Financial Statements. Furnish Agent and Lenders within sixty (60) days after the end of each fiscal quarter, unaudited financial statements of APC, including Borrowers, reflecting results of operations from the beginning of the fiscal year to the end of such quarter, and for such quarter which shall include unaudited balance sheets, statements of income and cash flows of Borrowers on a consolidating basis (which unaudited consolidating financials shall include separate presentations of GPM Empire and its subsidiaries, and GPM RE) and stockholders’ equity (only on a consolidated basis), prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to Borrowers’ business and subject to the financials delivered for the quarter ending December 31 being preliminary in nature. The reports shall be accompanied by a Compliance Certificate.

9.9. Monthly Financial Statements. During any Additional Reporting Period, furnish Agent and Lenders within forty-five (45) days after the end of each month (other than (i) the month of January, which shall be delivered by no later than April 15 of each fiscal year of Borrowers and (ii) the months of March, June, September and December, which shall be delivered in accordance with Section 9.8 hereof), unaudited financial statements of APC, including Borrowers, reflecting results of operations from the beginning of the fiscal year to the end of such month, and for such month which shall include unaudited balance sheets, statements of income and cash flows of Borrowers on a consolidating basis (which consolidating financials shall include separate presentations of GPM Empire and its subsidiaries and GPM RE) and stockholders’ equity (only on a consolidated basis), prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to Borrowers’ business. The reports shall be accompanied by a Compliance Certificate.

9.10. Other Reports. Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with (a) copies of such financial statements, reports and returns as each Borrower shall send to its stockholders and/or members, as applicable and (b) copies of all notices, reports, financial statements and other materials sent pursuant to the 2021 Note Purchase Documents.

9.11. Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Note have been complied with by Borrowers including, (a) without the necessity of any request by Agent, at least thirty (30) days prior notice of a change in any Borrower’s principal executive office, (b) upon request by Agent, a summary of any Borrower’s opening of any new office or place of business or any Borrower’s closing of any existing office or place of business and (c) without the necessity of any request by Agent, promptly upon any Borrower’s learning thereof, notice of any labor dispute to which any Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Borrower is a party or by which any Borrower is bound.

9.12. Projected Operating Budget. Furnish Agent and Lenders, no later than sixty (60) days following the end of the prior fiscal year, a month by month and annual projected operating budget and cash flow of Borrowers on a Combined Basis for such fiscal year (including an income statement for each month and a balance sheet as of the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the Chief Financial Officer, Treasurer, Controller, Vice President of Financial Reporting or Vice President of Finance of each Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

9.13. Variances From Operating Budget. Furnish Agent, concurrently with the delivery of the financial statements referred to in Section 9.7 and 9.8, a written report summarizing all material variances from budgets submitted by Borrowers pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.

9.14. Notice of Suits, Adverse Events. Furnish Agent with prompt written notice of (a) any lapse or other termination of any material Consent issued to any Borrower by any Governmental Body or any other Person that is material to the operation of any Borrower’s business, (b) any refusal by any Governmental Body or any other Person to renew or extend any such material Consent, (c) copies of any periodic or special reports filed by any Borrower with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower, or if copies thereof are requested by Lender, and

(d) copies of any material notices and other material communications from any Governmental Body or Person which specifically relate to any Borrower.

9.15. ERISA Notices and Requests. Furnish Agent with immediate written notice in the event that (a) any Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (b) any Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (c) a funding waiver request has been filed with respect to any Plan together with all communications received by any Borrower or any member of the Controlled Group with respect to such request, (d) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or any member of the Controlled Group was not previously contributing shall occur, (e) any Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (f) any Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (g) any Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (h) any Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; or (i) any Borrower or any member of the Controlled Group knows that (i) a Multiemployer Plan has been terminated, (ii) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

9.16. Additional Documents. Execute and deliver to Agent as promptly as practicable, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

9.17. Environmental Assessment Reports. Deliver to Agent promptly upon receipt copies of all semi-annual reports prepared by Borrowers’ environmental consultants (including, without limitation, the Environmental Consultant) regarding an environmental assessment (including, liabilities and status of remediation of existing conditions) with respect to Borrowers’ Real Property; provided, that upon Agent’s request, Borrowers shall deliver to Agent promptly upon receipt any and all material reports, audits and reviews prepared by a third party requested by Agent.

9.18. Updates to Certain Schedules. Deliver to Agent promptly as shall be required to maintain the related representations and warranties as true and correct, updates to Schedules 4.5 (Inventory Locations; Place of Business, Chief Executive Office, Real Property), 4.15(h) (Deposit

and Investment Accounts), 5.28 (Commercial Tort Claims), 5.29 (Letter-of-Credit Rights) and 5.31 (Credit Card Processors) to this Agreement; provided, that absent the occurrence and continuance of any Event of Default, the Borrowers shall only be required to provide such updates on a quarterly basis in connection with delivery of a Compliance Certificate with respect to the applicable quarter. Any such updated Schedules delivered by the Borrowers to Agent in accordance with this Section 9.18 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Agent and attached to and made part of this Agreement. Promptly provide to Agent notice of any new senior officer or manager of any Loan Party and such documentation with respect thereto, including incumbency certificates, as Agent may request to conduct its applicable due diligence with respect to such Person.

X. EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1. Nonpayment. Failure by any Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document;

10.2. Breach of Representation. Any representation or warranty made or deemed made by any Borrower or any Guarantor in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

10.3. Financial Information. Failure by any Borrower to (a) furnish financial information when due or promptly (within no later than five (5) days) when requested in accordance with the terms of this Agreement, or (b) permit the inspection of its books or records in accordance with the terms of this Agreement;

10.4. Judicial Actions. Issuance of a notice of Lien, levy, assessment, injunction or attachment against any Borrower’s Inventory or Receivables with an aggregate value in excess of $2,500,000 or against a material portion of any Borrower’s other property;

10.5. Noncompliance. Except as otherwise provided for in Sections 10.1, 10.3 and 10.5(b), (a) failure or neglect of any Borrower or any Guarantor or any Person to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between any Borrower or any Guarantor or such Person, and Agent or any Lender, or (b) failure or neglect of any Borrower to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.6, 4.7, 4.9, 6.1, 6.3, 6.4, 9.4 or 9.6 hereof which is not cured within twenty (20) days from the occurrence of such failure or neglect;

10.6. Judgments. Any judgment or judgments are rendered against any Borrower for an aggregate amount in excess of $2,500,000 or against all Borrowers for an aggregate amount in excess of $2,500,000 and (a) enforcement proceedings shall have been commenced by a creditor upon such judgment, (b) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (c) any such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance);

10.7. Bankruptcy. Any Borrower or any Guarantor shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) make a general assignment for the benefit of creditors, (c) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (d) be adjudicated a bankrupt or insolvent, (e) file a petition seeking to take advantage of any other law providing for the relief of debtors, (f) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (g) take any action for the purpose of effecting any of the foregoing;

10.8. Inability to Pay. Any Borrower shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.9. Affiliate Bankruptcy. Any Subsidiary of any Borrower or any Guarantor, shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (c) make a general assignment for the benefit of creditors, (d) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (h) take any action for the purpose of effecting any of the foregoing;

10.10. Material Adverse Effect. The occurrence of any Material Adverse Effect;

10.11. Lien Priority. Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (subject to Permitted Encumbrances that have priority as a matter of Applicable Law to the extent such Liens only attach to Collateral other than Receivables or Inventory);

10.12. Reserved.

10.13. Cross Default. A default of the obligations of any Borrower under any other agreement to which it is a party shall occur which causes a Material Adverse Effect which default is not cured within any applicable grace period;

10.14. Breach of Guaranty. Termination or breach of any Guaranty executed and delivered to Agent in connection with the Obligations of any Borrower, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty;

10.15. Change of Ownership. Any Change of Ownership shall occur;

10.16. Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Borrower or any Guarantor, or any Borrower or any Guarantor shall so claim in writing to Agent or any Lender;

10.17. Licenses. (a) Any Governmental Body shall (i) revoke, terminate, suspend or adversely modify any license, permit, patent trademark or tradename of any Borrower, and such revocation, termination or suspension could reasonably be expected to result in a Material Adverse Effect or (ii) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such revocation, termination or suspension could reasonably be expected to result in a Material Adverse Effect and such proceedings shall not be dismissed or discharged within sixty (60) days, or (iii) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of any Borrower’s business taken as a whole and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; or (b) any agreement which is necessary or material to the operation of any Borrower’s business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;

10.18. Seizures. Any portion of the Collateral with an aggregate value in excess of $2,500,000 shall be seized or taken by a Governmental Body, or any Borrower or the title and rights of any Borrower which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit or other proceeding which might, in the opinion of Agent, upon final determination, result in material impairment or loss of the security provided by this Agreement or the Other Documents;

10.19. Operations. (a) Ten percent (10%) or more of the locations directly operated or supplied by the Borrowers are interrupted at any time for more than five (5) consecutive days or (b) any of the locations directly operated or supplied by the Borrowers are interrupted at any time for more than five (5) consecutive days and such interruption could reasonably be expected to cause a Material Adverse Effect, unless Borrowers shall (i) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that their per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption and (ii) receive such proceeds in the amount described in clause (i) preceding not later than thirty (30) days following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (i) and (ii) of this section, an Event of Default shall be deemed to have occurred if Borrowers shall be receiving the proceeds of business interruption insurance for a period of thirty (30) consecutive days; provided that this Section 10.19 is not intended to refer to locations that are closed fully or partially for planned remodeling or to be razed and rebuilt;

10.20. Pension Plans. An event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect;

10.21. Breach of Supply Agreements. Termination of, or breach under, any of the Supply Agreements, Supplier Notes or similar agreements that remain uncured beyond any applicable cure or grace period to the extent such termination or breach would have a Material Adverse Effect;

10.22. Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws. If (a) any representation or warranty contained in (i) Section 5.37 or 5.38 hereof or (ii) any corresponding section of any Guaranty is or becomes false or misleading at any time, (b) any Borrower shall fail to comply with its obligations under Section 6.14 hereof, or (c) any Guarantor shall fail to comply with its obligations under any section of any Guaranty containing provisions comparable to those set forth in Section 6.14 hereof;

10.23. 2021 Note Purchase Obligations. An “event of default” shall occur under any of the 2021 Note Purchase Documents; provided, however, any Event of Default under this Agreement arising solely as a result of a cross-default to an event of default under the 2021 Note Purchase Documents shall be deemed cured and waived if and to the extent such corresponding event of default has been cured or waived under the 2021 Note Purchase Documents;

10.24. [Reserved];

10.25. Breach of GPME Supply Agreement. Termination without replacement of, or breach under, any of the GPME Supply Agreement or any replacement agreements or supplemental agreements related to fuel supply from GPME (or the MLP or the OpCo) to GPM or a Subsidiary of GPM that remain uncured beyond any applicable cure or grace period;

10.26. Enforcement of the GPME Supplier Guaranty. Enforcement of the GPME Supplier Guaranty in accordance with the terms of such guaranty; or

10.27. MLP Capital One Loans. An “event of default” shall occur under any of the MLP Capital One Loan Documents or any party to the MLP Intercreditor Agreement shall attempt to terminate or challenge the validity of the MLP Intercreditor Agreement; provided, however, any Event of Default under this Agreement arising solely as a result of a cross-default to an event of default under the MLP Capital One Loan Documents shall be deemed cured and waived if and to the extent such corresponding event of default has been cured or waived under the MLP Capital One Loan Documents.

XI. LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1. Rights and Remedies.

(a) Upon the occurrence of: (i) an Event of Default pursuant to Section 10.7, all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter, at the option of Required Lenders, all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances; and (iii) a filing of a petition against any Borrower in any involuntary case under any state or federal bankruptcy laws, all Obligations shall be immediately due and payable and the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over such Borrower. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of any Borrower’s premises or other premises without legal process and without incurring liability to any Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrowers to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrowers reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Borrower. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Borrower’s (i) trademarks, trade styles, trade names, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (ii) Equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Borrowers shall remain liable to Agent and Lenders therefor.

(b) To the extent that Applicable Law imposes duties on the Agent to exercise remedies in a commercially reasonable manner, each Borrower acknowledges and agrees that it is not commercially unreasonable for the Agent: (i) to fail to incur expenses reasonably deemed significant by the Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Borrower, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Agent against risks of loss, collection or disposition of Collateral or to provide to the Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral. Each Borrower acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by the Agent would not be commercially unreasonable in the Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Borrower or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2. Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

11.3. Setoff. Subject to Section 14.12, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Borrower’s property held by Agent and such Lender to reduce the Obligations.

11.4. Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5. Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agent in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to the Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued interest on account of the Swing Loans;

FIFTH, to the payment of the outstanding principal amount of the Obligations consisting of Swing Loans;

SIXTH, to the payment of all of the Obligations consisting of accrued fees and interest (other than interest in respect of Swing Loans paid pursuant to clause “FOURTH” above);

SEVENTH, to the payment of the outstanding principal amount of the Obligations (other than principal in respect of Swing Loans paid pursuant to clause “FIFTH” above) including Cash Management Liabilities and Hedge Liabilities (to the extent reserves for such Cash Management Liabilities and Hedge Liabilities have been established by Agent) and the payment or cash collateralization of any outstanding Letters of Credit);

EIGHTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “SEVENTH” above; and

NINTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances, Cash Management Liabilities and Hedge Liabilities held by such Lender bears to the aggregate then outstanding Advances, Cash Management Liabilities and Hedge Liabilities) of amounts available to be applied pursuant to clauses “SIXTH,” “SEVENTH,” “EIGHTH” and “NINTH” above; (iii) to the extent that any amounts available for distribution pursuant to clause “SEVENTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (A) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SEVENTH” and “EIGHTH above in the manner provided in this Section 11.5; and (iv) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Borrowers that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5.

XII. WAIVERS AND JUDICIAL PROCEEDINGS.

12.1. Waiver of Notice. Each Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2. Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3. Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII. EFFECTIVE DATE AND TERMINATION.

13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until the earliest of (a) February 13, 2031, (b) the date that is six (6) months prior to the maturity date under the 2021 Note Purchase Documents or any Permitted Refinancing thereof, provided, that in no event shall the termination date under this clause (b) extend past May 15, 2029 unless Agent has received the Deferred Closing Fee (as defined in the Fee Letter), and (c) the date that is six (6) months prior to the maturity date under the MLP Capital One Documents, as the same may be amended and extended from time to time (the “Term”), unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations.

13.2. Termination. The termination of the Agreement shall not affect any Borrower’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Borrower have been indefeasibly paid and performed in full after the termination of this Agreement or each Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, each Borrower waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.

XIV. REGARDING AGENT.

14.1. Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in the Fee Letter), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2. Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Borrower. The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3. Lack of Reliance on Agent and Resignation. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower and each Guarantor. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition of any Borrower, or the existence of any Event of Default or any Default.

Agent may resign on sixty (60) days’ written notice to each of Lenders and Borrowing Agent and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowers.

Any such successor Agent shall succeed to the rights, powers and duties of Agent, and shall in particular succeed to all of Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Other Document, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Agent to new Agent and/or for the perfection of any Liens in the Collateral as held by new Agent or it is otherwise not then possible for new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After Agent’s resignation as Agent, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event resigning Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).

14.4. Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.5. Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.6. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.7. Indemnification. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.8. Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.9. Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.12 and 9.13 or Borrowing Base Certificates from any Borrower pursuant to the terms of this Agreement which any Borrower is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.10. Borrowers’ Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.11. No Reliance on Agent’s Customer Identification Program. To the extent the Advances or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended, modified, supplemented or replaced, the “CIP Regulations”), or any other Anti‑ Money Laundering Law, including any programs involving any of the following items relating to or in connection with any of the Borrowers, their Affiliates or their agents, the Other Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such Anti- Money Laundering Laws.

14.12. Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or any deposit accounts of any Borrower now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

14.13. Erroneous Payments.

(a) If the Agent notifies a Lender, Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, Issuer or Secured Party (any such Lender, Issuer, Secured Party or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and such Lender, Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice from the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, Issuer or Secured Party hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in an amount different than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such, prepayment or repayment (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender, Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) In the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 14.13(b).

(c) Each Lender, Issuer or Secured Party hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuer or Secured Party under any Other Document, or otherwise payable or distributable by the Agent to such Lender, Issuer or Secured Party from any source, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (a), from any Lender or Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender or Issuer at any time, (i) such Lender or Issuer shall be deemed to have assigned its loans (but not its commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the loans (but not commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an assignment and assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuer shall deliver any Notes evidencing such loans to the Borrower or the Agent, (ii) the Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender or Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuer shall cease to be a Lender or Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable commitments which shall survive as to such assigning Lender or assigning Issuer and (iv) the Agent may reflect in the Register its ownership interest in the loans subject to the Erroneous Payment Deficiency Assignment. The Agent may, in its discretion, sell any loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuer shall be reduced by the net proceeds of the sale of such loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender or Issuer (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the commitments of any Lender or Issuer and such commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Agent has sold a loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuer or Secured Party under the Other Documents with respect to such Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any Guarantor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower or any Guarantor for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations under this Section 14.13 shall survive the resignation or replacement of the Agent, the termination of all of the commitments and/or repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Other Document.

14.14. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person become a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any Guarantor, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general separate accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Borrower or Guarantor, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Other Document or any other documents related hereto or thereto).

XV. BORROWING AGENCY.

15.1. Borrowing Agency Provisions.

(a) Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither Agent nor any Lender shall incur liability to Borrowers as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c) All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted to Agent or any Lender to any Borrower, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Borrower, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

15.2. Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

XVI. MISCELLANEOUS.

16.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applied to contracts to be performed wholly within the Commonwealth of Pennsylvania. Any judicial proceeding brought by or against any Borrower with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the Commonwealth of Pennsylvania, United States of America, and, by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at the Agent’s option, by service upon Borrowing Agent which each Borrower irrevocably appoints as such Borrower’s Agent for the purpose of accepting service within the Commonwealth of Pennsylvania. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Borrower in the courts of any other jurisdiction. Each Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Borrower waives the right to remove any judicial proceeding brought against such Borrower in any state court to any federal court. Any judicial proceeding by any Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in Philadelphia County, the Commonwealth of Pennsylvania.

16.2. Entire Understanding.

(a) This Agreement and the documents executed concurrently herewith contain the entire understanding between each Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Borrower’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrowers may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrowers, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrowers thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:

(i) increase the Revolving Commitment Percentage or the maximum dollar amount of the Revolving Commitment Amount of any Lender without the consent of such Lender directly affected thereby;

(ii) whether or not any Advances are outstanding, extend the Term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 or of default rates of Letter of Credit fees under Section 3.2 (unless imposed by Agent));

(iii) except in connection with any increase pursuant to Section 2.25 hereof, increase the Maximum Revolving Advance Amount without the consent of all Lenders;

(iv) alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2(b) without the consent of all Lenders;

(v) alter, amend or modify the provisions of Section 11.5 without the consent of all Lenders;

(vi) release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $1,000,000 without the consent of all Lenders;

(vii) change the rights and duties of Agent without the consent of all Lenders;

(viii) subject to clauses (e) and (f) below, permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred and ten percent (110%) of the Formula Amount without the consent of all Lenders; or

(ix) increase the Advance Rates above the Advance Rates in effect on the Closing Date without the consent of all Lenders.

(c) Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrowers, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d) In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such Lender fails to respond or reply to Agent in writing within five (5) days of delivery of such request, such Lender shall be deemed to have consented to the matter that was the subject of the request. In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Advances to Agent or to another Lender or to any other Person designated by the Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event Agent elects to require any Lender to assign its interest to Agent or to the Designated Lender, Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Agent or the Designated Lender, as appropriate, and Agent.

(e) Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, Agent may at its discretion and without the consent of any Lender, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount by up to ten percent (10%) of the Formula Amount for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”). If Agent is willing in its sole and absolute discretion to permit such Out-of-Formula Loans, the Lenders holding the Revolving Commitments shall be obligated to fund such Out-of-Formula Loans in accordance with their respective Revolving Commitment Percentages, and such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that, if Agent does permit Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a) nor shall any Lender be obligated to fund Revolving Advances in excess of its Revolving Commitment Amount. For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be any of “Eligible Receivables,” “Eligible Inventory,” “Eligible Cardlock Receivables,” “Eligible Credit Card Receivables,” “Eligible Dealer Receivables,” or “Eligible Fuel Inventory,” as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than ten percent (10%), Agent shall use its efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence. To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 16.2(e), Agent may elect in its discretion to fund such Out-of-Formula Loans and any such Out-of-Formula Loans so funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

(f) In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, the Agent is hereby authorized by Borrowers and the Lenders, at any time in the Agent’s sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, to make Revolving Advances to Borrowers on behalf of the Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement (the “Protective Advances”); provided, that the Protective Advances made hereunder shall not exceed one hundred ten percent (110%) of the Formula Amount in the aggregate and provided further that at any time after giving effect to any such Protective Advances, the outstanding Revolving Advances and Maximum Undrawn Amount of all outstanding Letters of Credit do not exceed the Maximum Revolving Advance Amount. The Lenders holding the Revolving Commitments shall be obligated to fund such Protective Advances and effect a settlement with Agent therefore upon demand of Agent in accordance with their respective Revolving Commitment Percentages. To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 16.2(f), any such Protective Advances funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

16.3. Successors and Assigns; Participations; New Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b) Each Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to any Person (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Each Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

(c) Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to one or more Persons and one or more Persons may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Revolving Commitment Percentages as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d) Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Borrower hereby consents to the addition of such Purchasing CLO. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e) Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f) Each Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Borrower which has been delivered to such Lender by or on behalf of such Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Borrower.

(g) Notwithstanding anything to the contrary set forth in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

16.4. Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5. Indemnity and Release.

(a) Each Borrower shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to this Agreement or the Other Documents, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the indemnitees described above in this Section 16.5(a) by any Person under any Environmental Laws or similar laws by reason of any Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances. Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Agent and Lenders, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Agent, Lenders or Borrowers on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrowers will pay (or will promptly reimburse Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the indemnitees described above in this Section 16.5(a) harmless from and against all liability in connection therewith. In addition, to the extent Agent makes any payment on account of any recording taxes pursuant to this Section 16.5(a), the amount of such payment by Agent may be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

(b) As consideration for the extension of credit and the making of Advances by Agent and Lenders as set forth herein, each Borrower, for themselves and for each of their successors, assigns, affiliates, predecessors, employees, agents, heirs and executors, as applicable, by signing below, hereby releases and discharges Agent and Lenders, and all directors, officers, employees, attorneys and agents of Agent and Lenders, from any and all claims, demands, actions or causes of action of every kind or nature whatsoever, whether known or unknown, arising out of or in any way relating to the Existing Loan Documents. The release in this paragraph shall survive any termination of this Agreement. If any Borrower asserts or commences any claim, counter-claim, demand, obligation, liability or cause of action in violation of the foregoing, then the Borrowers agree to pay in addition to such other damages as Agent or any Lender may sustain as a result of such violation, all attorneys’ fees and expenses incurred by Agent or any such Lender as a result of such violation.

16.6. Notice. Any notice or request hereunder may be given to Borrowing Agent or any Borrower or to Agent or any Lender at their respective addresses set forth on Schedule 16.6 hereof or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Schedule 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, an electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) [reserved];

(e) In the case of electronic transmission, when actually received;

(f) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Borrower shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

16.7. Survival. The obligations of Borrowers under Sections 2.2(g), 3.7, 3.8, 3.9, 4.19(h), and 16.5 and the obligations of Lenders under Section 14.7, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

16.8. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9. Expenses. All costs and expenses including reasonable attorneys’ fees and (including the allocated costs of in house counsel) disbursements incurred by Agent on its behalf or on behalf of Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral or enforcement of this Agreement or any of the Other Documents, or (b) in connection with the entering into, modification, amendment and administration of this Agreement or any of the Other Documents or any consents or waivers hereunder or thereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Agent’s or any Lender’s rights hereunder or under any of the Other Documents and under all related agreements, documents and instruments, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with any Borrower or any Guarantor or (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement or any of the Other Documents and all related agreements, documents and instruments, may be charged to Borrowers’ Account and shall be part of the Obligations.

16.10. Injunctive Relief. Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11. Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Borrower or any Guarantor (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12. Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by electronic transmission shall be deemed to be an original signature hereto.

16.14. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15. Confidentiality; Sharing Information. Agent, each Lender and each Transferee shall hold all non-public information relating to any Borrower or any Subsidiary thereof or their respective businesses obtained by Agent, such Lender or such Transferee in connection with this Agreement or the GPM Investments Loan Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Borrower hereby authorizes each Lender to share any information delivered to such Lender by such Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

16.16. Publicity. Each Borrower and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Borrowers, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate; provided, that, Agent obtains Borrowing Agent’s prior written approval of the contents of such announcement.

16.17. Certifications From Banks and Participants; USA PATRIOT Act.

(a) Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b) The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an "account" with such financial institution. Consequently, any Lender may from time to time request, and Borrower shall provide to such Lender, Borrower's name, address, tax identification number and/or such other identifying information as shall be necessary for such Lender to comply with the USA PATRIOT Act and any other Anti- Money Laundering Law.

16.18. [Reserved].

16.19. Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary contained in this Agreement, any Other Document, or any other agreement, arrangement or understanding among Agent, Lenders and the Borrowers, Agent, each Lender and each Borrower acknowledges that any liability of any EEA Financial Institution arising under this Agreement or any Other Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any Other Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution.

[Signatures to Appear on Following Pages]

Each of the parties has signed this Agreement effective as of the day and year first above written.

BORROWERS: GPM EMPIRE, LLC

By: /s/ C. Galagher Jeff
Name: C. Galagher Jeff
Title: Chief Financial Officer

By:/s/ Maury Bricks ________________________
Name: Maury Bricks
Title: General Counsel

GPM RE LP

By: /s/ C. Galagher Jeff
Name: C. Galagher Jeff
Title: Chief Financial Officer

By:/s/ Maury Bricks ________________________
Name: Maury Bricks
Title: General Counsel

GPM TRANSPORTATION COMPANY, LLC

By: /s/ C. Galagher Jeff
Name: C. Galagher Jeff
Title: Chief Financial Officer

By:/s/ Maury Bricks ________________________
Name: Maury Bricks
Title: General Counsel

Signature Page to Amended and Restated Revolving Credit and Security Agreement

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 999998.05411/129697882v.1" "" 074658.00148/155572180v.10

PNC BANK, NATIONAL ASSOCIATION,
as Agent and Lender

By:/s/ James P. Sierakowski
Name: James P. Sierakowski
Title: Senior Vice President

Signature Page to Amended and Restated Revolving Credit and Security Agreement

DOCPROPERTY DOCXDOCID DMS=IManage Format=<<CLT>>.<<MTR>>/<<NUM>>v.<<VER>>074658.00148/155572180v.10